As filed with the Securities and Exchange Commission on September 21, 2010

Registration No. 333-168852

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REVA Medical, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	3842	33-0810505
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert B. Stockman
Chief Executive Officer
5751 Copley Drive, Suite B
San Diego, CA 92111
(858) 966-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael S. Kagnoff, Esq.
Jeffrey C. Thacker, Esq.
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
Tel: (858) 677-1400
Fax: (858) 677-1401

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee

CHESS Depositary Interests	$ 80,000,000	$5,704 (2)
Common Stock, $0.0001 par value per share	—	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	$4,492 previously paid.

(3)	Pursuant to Rule 457(i), no additional filing fee is payable with respect to the shares of common stock issuable upon conversion of the CHESS Depositary Interests because no additional consideration will be received in connection with the conversion.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement relates to the initial public offering of CHESS Depositary Interests, or CDIs. We will apply for the CDIs to be listed and admitted to trading on the Australian Securities Exchange, or ASX, which is expected to be the principal trading market for our CDIs following our initial public offering within seven days of a prospectus being lodged with the Australian Securities and Investments Commission, or ASIC. We are offering CDIs on a best-efforts, minimum/maximum basis, and any offering outside of the United States to non-U.S. residents will be conducted by a placement agent. CDIs are units of beneficial ownership in our shares of common stock held by CHESS Depositary Nominees Pty Limited, or CDN, a wholly owned subsidiary of ASX Limited. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to our shares of common stock on a 10-for-1 basis, including the right to attend stockholders’ meetings. The CDIs are also convertible at the option of the holders into our shares of our common stock on a 10-for-1 basis, such that for every ten CDIs converted, a holder will receive one share of common stock. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders. Appendix A to the prospectus sets forth additional information required to be included for investors in Australia and for admission to the official list of ASX.

Inteq Limited has agreed to act as our placement agent in connection with the offering of our CDIs outside of the United States to non-U.S. residents. Inteq Limited is not a registered broker-dealer in the United States nor a member of the National Association of Securities Dealers and is participating as a placement agent only with regard to securities sold outside of the United States, to non-U.S. investors. Inteq Limited is not soliciting offers to buy CDIs in the United States. The placement agent is not purchasing the CDIs offered by us, and is not required to sell any specific number of dollar amount of CDIs, but will assist us in this offering on a best efforts basis with sales outside of the United States to non-U.S. residents.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 21, 2010

REVA MEDICAL, INC. Minimum Offering: CDIs Representing Common Shares Maximum Offering: CDIs Representing Common Shares A$ per CDI, orA$ per Share

This is the initial public offering of REVA Medical, Inc., and no public market currently exists for our securities. We are offering a minimum of      and a maximum of     CHESS Depositary Interests, or CDIs. Each CDI represents one-tenth of a share of our common stock. We will apply for the CDIs to be listed on the Australian Securities Exchange, which is expected to be the principal trading market for our CDIs following our initial public offering within seven days of a prospectus being lodged with the Australian Securities and Investments Commission, or ASIC.

We anticipate that the initial offering price will be A$      per CDI. The proposed trading symbol for our CDIs on the Australian Securities Exchange is “RVA.” Our shares of common stock will not be traded on any securities exchange following this offering.

This investment involves risk.  See “Risk Factors” beginning on page 9.

		Minimum	Maximum
	Per CDI	Offering	Offering

Public offering price	A$	A$	A$
Placement agent fees	A$	A$	A$
Proceeds, before expenses, to REVA Medical, Inc.	A$	A$	A$

Inteq Limited has agreed to act as our placement agent in connection with the offering of our CDIs outside of the United States to non-U.S. residents. The placement agent is not purchasing the CDIs offered by us, and is not required to sell any specific number or dollar amount of CDIs, but will assist us in this offering on a best efforts basis. We have agreed to pay the placement agent a cash fee equal to A$           and to reimburse the placement agent for its reasonable expenses. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately A$          . The minimum offering amount to be raised is A$70,000,000. The offering will terminate upon the expiration date which will be the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) two months from the date of lodging a prospectus with ASIC. Until we sell at least           CDIs, we are required to hold all funds received from purchasers in trust in a separate bank account. If we do not sell at least          CDIs by the expiration date, all funds will be promptly returned from the trust account to purchasers without interest or deduction. Notwithstanding the foregoing, if quotation of the CDIs on ASX is not granted within two months following lodging of a prospectus with ASIC, all funds will be returned to investors without interest or deduction as soon as reasonably practicable. If we complete this offering, net proceeds will be delivered to our company on the closing date, and CDIs will be issued to investors in the offering. See “Plan of Distribution” beginning on page 109 of this prospectus for more information on this offering and our arrangements with the placement agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010

NOTICE TO UNITED STATES RESIDENTS

WE HAVE NOT APPLIED TO REGISTER OUR CDIs OR COMMON STOCK UNDER THE LAW OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES OTHER THAN UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, NOR DO WE INTEND TO MAKE SUCH AN APPLICATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR ARE WE OR THE PLACEMENT AGENT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

UNTIL OUR CDIs OR COMMON STOCK ARE LISTED FOR TRADING ON A U.S. NATIONAL SECURITIES EXCHANGE, TRADING IN, OR THE OFFER AND RESALE OF, OUR CDIs AND/OR COMMON STOCK WILL BE SUBJECT TO THE SECURITIES LAWS OF THE VARIOUS STATES OF THE UNITED STATES IN ADDITION TO THE FEDERAL SECURITIES LAWS. THESE STATE SECURITIES LAWS COVER ALL SECONDARY TRADING OF OUR CDIs AND COMMON STOCK THAT COULD ENTER A U.S. PURCHASER’S HOME STATE. AS A RESULT, INVESTORS IN OUR CDIs MAY NOT RESELL THEIR CDIs OR COMMON STOCK IN THE UNITED STATES WITHOUT SATISFYING THE APPLICABLE STATE SECURITIES LAW OR QUALIFYING FOR AN EXEMPTION THEREFROM, INCLUDING THE EXEMPTIONS PROVIDED UNDER THE U.S. NATIONAL SECURITIES MARKETS IMPROVEMENT ACT OF 1996.

NOTICE TO AUSTRALIAN RESIDENTS

A PERSON WHOSE ADDRESS IS IN AUSTRALIA CAN ONLY APPLY FOR SECURITIES IN REVA MEDICAL, INC. UNDER A DISCLOSURE DOCUMENT THAT COMPLIES WITH THE REQUIREMENTS OF THE AUSTRALIAN CORPORATIONS ACT 2001 (Cth) AND THAT HAS BEEN LODGED WITH THE AUSTRALIAN SECURITIES AND INVESTMENTS COMMISSION.

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are we or the placement agent seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside of the United States or Australia to permit a public offering of CDIs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in any jurisdiction outside of the United States or Australia are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

This prospectus contains market data and industry forecasts that were obtained from industry publications, third-party market research and publicly available information. These publications generally state that the information contained therein has been obtained from sources believed to be reliable, but we have not independently verified the accuracy and completeness of such information.

Some numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that preceded them.

ReZolvetm is our trademark. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations.

iv

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus and the financial statements included elsewhere in this prospectus.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” and “REVA Medical” refer to REVA Medical, Inc. on a consolidated basis.

Our Company

We are a development stage medical device company focused on the development and eventual commercialization of our proprietary, bioresorbable stent products. Stents are minimally invasive, implantable medical devices used by interventional cardiologists for the treatment of coronary artery disease. Stents help stabilize diseased arteries by propping them open and restoring blood flow. Our stent products have not yet been approved by regulatory authorities and will require extensive clinical testing and regulatory approval before they can be sold and generate any revenue. As a result, our efforts to generate revenue from our stent products will take several years even if our clinical results are favorable. Our stent products are designed to provide the same benefits as traditional metal stents, including inhibiting restenosis, or the renarrowing of the previously treated artery, with the additional benefit of being dissolved by the body over time after treatment of the artery. Our lead product, the ReZolveTM stent, combines our proprietary stent design, known as the “slide & lock” mechanism, with a proprietary polymer that is metabolized and cleared from the body over time. We believe that, due to a number of risks associated with commercially available metal stents, bioresorbable stents will be the next major advance in coronary stent technology, and if approved for commercialization by the relevant regulatory authorities, we believe the ReZolvetm stent will enable us to compete effectively in the stent market which was approximately $5.3 billion worldwide in 2009.

Over the last ten years, we have continued to advance our ReZolvetm technology in both its design and polymer composition and have undertaken significant laboratory and preclinical testing which have shown that our technology and the ReZolvetm stent are safe and effective across various animal models. We have funded much of our research and development to date with investments from health care venture capital funds, along with investments from global medical device manufacturers, Medtronic, Inc. and Boston Scientific Corporation, or BSC. We are in the process of finalizing the design of our ReZolvetm stent, and we intend to initiate a pilot human clinical trial in the first quarter of 2011.

We believe the ReZolveTM stent will enable physicians to provide a therapeutic solution for the majority of coronary artery disease patients who are currently treated with bare-metal and drug-eluting metal stents. The ReZolveTM stent is designed to offer full x-ray visibility, clinically relevant sizing, and a controlled and safe resorption rate. In addition, by early encapsulation of the stent in the artery tissue coupled with the loss of stent structure over time, the ReZolveTM stent may reduce the incidence of late forming blood clots, or thrombosis, a rare but serious problem associated with drug-eluting metal stents currently on the market. The loss of stent strength and structure allowed by our stent technology as it progresses through the resorption process enables the artery to move naturally, which vessels are not able to do with permanent metal stents. We believe that if the ReZolveTM stent is approved by regulatory authorities, the technology has the potential to provide patients with better therapeutic outcomes and physicians with more effective and efficient clinical tools.

Market Opportunity

Cardiovascular disease, or CVD, is a term used to describe all diseases and conditions that relate to the heart and blood vessels. Coronary arteries, which supply blood to heart muscle, are susceptible to the build up of atherosclerosis, which can block or inhibit blood flow, a condition known as coronary artery disease. If the coronary arteries become too narrow, cardiac tissue may become starved of nutrients and oxygen, and the result is severe chest pain, known as angina. As vessel narrowing becomes more severe, death of cardiac muscle downstream from the blockage can occur due to the lack of oxygen. The sudden death of cardiac muscle can result in a life threatening condition that is commonly known as a heart attack, or myocardial infarction. In developed countries, coronary artery disease is the leading cause of death in both males and females. The World Health Organization, or WHO, has reported that since 1990, more people have died from coronary artery disease than from any other cause. Risk factors for coronary artery disease include family history, old age, male gender, smoking, hypertension, high cholesterol, diabetes and obesity.

When lifestyle changes and medications fail to prevent the development of coronary artery disease, open heart surgery or less invasive interventional therapies are usually required to restore blood flow to heart muscle to maintain adequate functioning of the heart. The treatment options have evolved from coronary artery bypass surgery to less invasive treatments, such as balloon angioplasty and coronary stenting which prop open diseased arteries. Coronary stents were developed to address the issues of abrupt vessel closure and high rates of restenosis following angioplasty. Coronary stenting options currently include bare-metal stents, composed of flexible metal wire mesh tubes, and drug-eluting stents, which are metal stents that combine a thin polymer coating and therapeutic drug to minimize the build up of scar tissue during the wound healing process. While drug-eluting stents have succeeded in lowering the rates of restenosis, they do not address the potential for late-stent thrombosis, or blood clots that can develop in the artery, often years later. To address this issue, researchers have been developing bioresorbable stents that support the artery during the healing process, and dissolve or resorb over time in the body, restoring the natural movement and function of the artery without a permanent implant in place. To date, no bioresorbable stents have been approved for sale in Europe or the United States. In 2009, total annual revenues from coronary stent sales were approximately $5.3 billion, of which drug-eluting stents accounted for approximately $4.4 billion of this market.

Limitations of Current Technology

Limitations of Currently Marketed Stents

The use of coronary stenting with balloon angioplasty for the treatment of coronary artery disease has become common practice as an effective method of preventing coronary blockages. In spite of recent improvements in patient outcomes, however, the use of bare metal and drug-eluting stents, which remain permanently embedded within the coronary artery wall, potentially put the patient at risk for a number of clinical complications. These complications may include:

•	Adverse long-term reactions, including the potential for restenosis;

•	Risk of thrombosis and the resulting use of long-term antiplatelet drug therapy, particularly due to the introduction of drug-eluting stents; and

•	Complications to future medical interventions, including retreatment of coronary artery lesions with a subsequent stent, or restenting, treatment of lesions that are located downstream to the original stent, and future surgical interventions, including bypass.

Limitations for the Development of Bioresorbable Stents

Bioresorbable stents have been in development for many years. Companies engaged in the development of bioresorbable stents have encountered a number of technical challenges that have caused their product candidates to fail to satisfy regulatory and market requirements, including:

•	Poor stent design and polymer selection;

•	Need for required changes to clinical practice;

•	Accelerated resorption rate creating the potential for early degradation without allowing sufficient time for the artery to heal;

•	Lack of biocompatibility; and

•	Incompatibility with imaging techniques.

Although a number of other companies have and are currently working to develop bioresorbable stents, no bioresorbable stents have been approved for sale in the United States or Europe to date. Abbott Laboratories is developing its Bioresorbable Vascular Solution, or BVS. Abbott Laboratories has released information about two clinical trials with its BVS stent. Biotronik, a private, European company, is developing their second generation Dreams magnesium-based resorbable stent. Biotronik has announced clinical trials of this device commenced in July 2010. We do not have sufficient information to determine whether Abbott Laboratories or Biotronik will receive regulatory approval for their products, or whether their products will address the technical and marketing requirements listed above.

Our Solution

We have designed our ReZolvetm stent to overcome many of the limitations associated with currently marketed metal and drug-eluting stents, while allowing the artery to remodel and regain normal physiological function. We are currently working to prove out our design features, and although we do not have human clinical data to support our assertions, we have performed extensive bench and preclinical animal testing that provides data and results that indicate our stent will include the following benefits:

•	Restoration of the Vessel Function and Decreased Risk of Adverse Effect. The possibility of adverse long-term reactions is reduced due to the ability of our stent to be resorbed into the body over time. As our ReZolvetm stent dissolves, and the lesion has healed, a normal functioning vessel remains without the restrictions of a metal structure.

•	Minimization of Thrombosis Risk and Reduction of Long-Term Drug Therapy. The potential for late-stent thrombosis is reduced because the stent becomes fully encapsulated into the artery where it safely dissolves over time. We believe this will reduce the incidence of blood clots, potentially decreasing the need for prolonged anti-platelet drug therapy.

•	Enhanced Applications for Future Medical Treatment. We believe as our ReZolvetm stent dissolves, potential complications to subsequent medical treatments are reduced. A patient can likely undergo restenting, receive treatment more easily for lesions which are located downstream in the artery and undergo surgical procedures that would not be possible with existing stents currently in place.

We believe that due to risks associated with the commercially available bare metal and drug-eluting stents, bioresorbable stents will be the next major advance in coronary stent development. Our ReZolvetm stent is designed with the following features:

•	Proprietary Stent Design and Strong and Resilient Polymer. Our “slide & lock” design is amenable to the use of plastic materials. The stent can be expanded with minimal deformation of the base polymer; therefore, the strength of the material is maintained. In addition, the polymer we use is less prone to breaking, and we believe the strength of the stent is comparable to a metal stent during the critical 90-day healing period following stent placement.

•	No Change to Clinical Practice. Our stent with its sheath can be deployed using a standard balloon catheter and does not require any change to current clinical practices regarding the storage, handling or delivery of the stent.

•	Controlled Resorption Rate. The polymer we use is designed to degrade into the body in a predictable and safe manner.

•	Biocompatible and Safe. Our development work to date and human clinical trial data at 34 months post-stenting with an earlier version of our polymer have not shown any indications of adverse biological reactions while the stent is degrading.

•	Compatible with Imaging Techniques. Our product is visible under x-ray, thereby allowing physicians the ability to see the stent during placement and at early patient evaluations. It is also compatible with magnetic resonance imaging, or MRIs, which may become more widely used in the diagnosis and treatment of coronary artery disease.

The disadvantage of our ReZolvetm stent is that, initially, our ReZolvetm stent is not designed to address smaller diameter vessel applications or highly calcified, or hard and complex, lesions. As a result, the ReZolvetm stent will not initially be able to address the needs of all patients requiring a coronary stent.

Our Strategy

Our goal is to become a world leader in the development and commercialization of bioresorbable stent products. To achieve this goal, we are pursuing the following business strategies:

•	demonstrate clinical safety and efficacy and gain regulatory approval of our ReZolveTM stent;

•	commercialize and drive adoption of our ReZolveTM stent following receipt of required regulatory approvals;

•	build awareness and support among leading physicians;

•	leverage our core technology platform into other medical indications;

•	explore out-licensing opportunities for our polymer technology;

•	expand and strengthen our intellectual property position; and

•	provide the highest quality products for our customers and patients.

Selected Risk Factors

Investing in our CDIs or common stock involves substantial risk. Before participating in this offering, you should carefully consider all of the information in this prospectus, including risks discussed in “Risk Factors” beginning on page 9. Some of our most significant risks include:

•	We have a history of net losses and we may never achieve or maintain profitability.

•	We currently do not have, and may never have, any products available for sale and our efforts to obtain product approvals and commercialize our products may not succeed or may result in delays for many reasons.

•	We will depend heavily on the success of our lead product candidate, our ReZolvetm stent, which is still in development and may never achieve market acceptance. Any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.

•	In order to commence human clinical trials we will need to obtain regulatory and other approvals. If we are unable to achieve or are delayed in achieving such approvals, this could have a significant effect on our timeline and ability to commercialize our technology.

•	We cannot predict the outcome of the human clinical trials. If the ReZolvetm stent does not meet our required clinical specifications or causes adverse or unexpected events, then we may need to further modify the technology. There is no guarantee that we will be able to address any issues arising from the clinical trials which could seriously impair our future prospects.

•	If we are unable to obtain, maintain and enforce intellectual property protection covering our products, others may be able to make, use, or sell products substantially the same as ours, which could adversely affect our ability to compete in the market.

•	Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.

Office Location

The address of our principal place of business is 5751 Copley Drive, Suite B, San Diego, CA 92111. Our office phone number is (858) 966-3000.

The Offering

Securities we are offering	Minimum: CDIs, representing shares of common stock Maximum: CDIs, representing shares of common stock

Common stock outstanding immediately after the offering	Minimum: shares of common stock (including shares of common stock represented by CDIs) Maximum: shares of common stock (including shares represented by CDIs)

Offering price	The initial public offering price is A$ per CDI, or the equivalent of A$ per share of common stock

Use of proceeds	We intend to use the net proceeds from this offering for research and development activities, clinical trials, building our commercialization infrastructure, and working capital and general corporate purposes. See “Use of Proceeds.”

Proposed Australian Securities Exchange Symbol for the CDIs	RVA

The CDIs	Each CDI represents one-tenth of a share of common stock. Legal title to the shares of common stock is held by CHESS Depositary Nominees Pty Limited, or CDN, a wholly owned subsidiary of ASX Limited. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to our shares of common stock on a 10-for-1 basis, including the right to attend stockholders’ meetings.

The CDIs are also convertible at the option of the holders into shares of our common stock on a 10-for-1 basis, such that for every ten CDIs converted, a holder will receive one share of common stock. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders.

You may convert your CDIs to shares of common stock and your shares of common stock to CDI’s as set forth under “Description of Capital Stock — CHESS Depositary Interests or CDIs.”

Closing of Offering	The offering will terminate upon the expiration date which will be the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) two months from the date of lodging of a prospectus with ASIC. Until we sell at least CDIs, we are required to hold all funds received from purchasers in trust in a separate bank account. If we do not sell at least CDIs by the expiration date, all funds will be promptly returned from the trust account to purchasers without interest or deduction. Notwithstanding the foregoing, if quotation of the CDIs on ASX is not granted within two months following lodging of a prospectus with ASIC, all funds will be returned to investors without interest or deduction as soon as reasonably practicable. If we complete this offering, net proceeds will be delivered to our company on the closing date, and CDIs will be issued to investors in the offering.

The number of shares of our common stock to be outstanding immediately after this offering is based on 24,726,859 shares of common stock outstanding on June 30, 2010, plus the           shares to be sold by us in the form of CDIs in this offering, and includes:

•	2,613,459 shares of common stock outstanding as of June 30, 2010;

•	the conversion of all outstanding shares of our non-voting common stock into 128,484 shares of common stock, which will become effective immediately prior to and contingent upon the closing of this offering;

•	the issuance of 746,383 shares of our preferred stock as accrued but undeclared cumulative dividends to our preferred stockholders, which will become effective immediately prior to and contingent upon the closing of this offering;

•	the conversion of all outstanding shares of our preferred stock into 15,676,079 shares of common stock (including the conversion of the preferred stock which will be issued as cumulative dividends and accounting for anti-dilution adjustments), which will become effective immediately prior to and contingent upon the closing of this offering;

•	780,687 shares of our common stock issuable upon the exercise of preferred stock and common stock warrants outstanding as of June 30, 2010, which we expect the warrant holders to elect to exercise through a “cashless exercise” provision of the warrants, contingent and effective upon the closing of this offering, based on the initial public offering price of $ per share. If not exercised through a “cashless exercise,” these warrants would have been exercisable for 1,739,576 shares of common stock, at a weighted average exercise price of $6.39 per share; and

•	5,528,150 shares of our common stock issuable upon the conversion of convertible promissory notes outstanding as of June 30, 2010, at a weighted average conversion price of $5.08 per share, which we expect the noteholders to elect to convert, contingent and effective upon the closing of this offering.

The number of shares of our common stock outstanding immediately after this offering is based on 24,726,859 shares outstanding on June 30, 2010, plus the           shares to be sold by us in the form of CDIs in this offering, and excludes:

•	1,560,500 shares of common stock issuable upon exercise of options outstanding as of June 30, 2010, at a weighted average exercise price of $1.18 per common share; and

•	1,850,000 shares of common stock which will be available for future grant or issuance under our 2010 Equity Incentive Plan, or our 2010 Plan, which will become effective upon the closing of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2011.

Unless otherwise indicated, all information in this prospectus assumes:

•	our reincorporation from the State of California to the State of Delaware, as a result of which, the rights of our stockholders will be governed by the Delaware General Corporation Law, or DGCL;

•	no options, warrants or shares of common stock were issued after June 30, 2010, and no outstanding options or warrants were exercised after June 30, 2010;

•	the conversion, upon the closing of this offering, of all of the outstanding shares of preferred stock and non-voting common stock into shares of common stock;

•	the conversion of all outstanding notes based on outstanding principal and accrued interest as of June 30, 2010;

•	the adoption of our 2010 Plan, which will become effective upon the closing of this offering; and

•	the amendment and restatement of our certificate of incorporation and bylaws, which will become effective at the closing of this offering.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to United States dollars and to “A$” are to Australian dollars.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents our summary financial data. We have derived our statements of operations data for the years ended December 31, 2007, 2008, and 2009 from our audited financial statements appearing elsewhere in this prospectus. Our financial information as of June 30, 2010, and for the six months ended June 30, 2009 and 2010, is derived from our unaudited financial statements appearing elsewhere in this prospectus. Our audited financial information is prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our unaudited financial statements have been prepared on the same basis as our audited financial statements and include adjustments, consisting of normal recurring adjustments necessary for the fair presentation of our financial position and results of operations for these periods. Results for the six months ended June 30, 2010 are not necessarily indicative of the results of operations that may be expected for the full year. Our summary consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(In thousands, except share and per share data)

Statements of Operations Data:
Operating Expense:
Research and development	$8,536	$11,378	$10,272	$5,312	$3,840
General and administrative	2,247	2,205	2,241	1,067	1,009

Loss from operations	(10,783)	(13,583)	(12,513)	(6,379)	(4,849)
Other Income (Expense):
Interest income	94	124	26	24	2
Interest expense(1)	(2,745)	(1,874)	(1,579)	(776)	(796)
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	(47)	2,617	215	115	(755)
Other income (expense)	2	2	7	(12)	35

Net Loss:	(13,479)	(12,714)	(13,844)	(7,028)	(6,363)
Cumulative dividends and deemed dividends on Series H convertible preferred stock	(63)	(1,074)	(2,358)	(1,103)	(5,724)

Net Loss Attributable to Common Stockholders	$(13,542)	$(13,788)	$(16,202)	$(8,131)	$(12,087)

Net Loss Per Share(2):
Net loss per share, basic and diluted	$(5.02)	$(5.06)	$(5.91)	$(2.97)	$(4.41)

Shares used to compute net loss per share, basic and diluted	2,695,245	2,727,191	2,739,229	2,739,229	2,741,053

Pro Forma Net Loss Per Share (unaudited)(2):
Net loss per share, basic and diluted			$(0.61)		$(0.42)

Shares used to compute net loss per share, basic and diluted			20,519,347		21,783,663

(1)	Includes amounts pertaining to related parties of $2,619, $1,794, $1,532, $753, and $775 for the years ended December 31, 2007, 2008, and 2009 and the six months ended June 30, 2009 and 2010, respectively.

(2)	See Note 3 to our consolidated financial statements for an explanation of the method used to compute the historical and pro forma net loss per share and the number of shares used in the computation of the per share amounts.

The following table presents a summary of our consolidated balance sheet as of June 30, 2010:

•	On an actual basis;

•	On a pro forma basis to give effect to: (1) the issuance of 746,383 shares of our preferred stock as accrued but undeclared cumulative dividends; (2) the conversion of all outstanding shares of our preferred stock (including conversion of preferred shares which will be issued as accrued but undeclared cumulative dividends and accounting for anti-dilution adjustments) into 15,676,079 shares of common stock and the conversion of all outstanding shares of non-voting common stock into an aggregate of 128,484 shares of our common stock, which will occur immediately prior to, but contingent upon, the closing of this offering; (3) the issuance of 780,687 shares of common stock upon the exercise of preferred stock and common stock warrants outstanding at June 30, 2010, which we expect the warrant holders to elect to exercise through a “cashless exercise” provision of the warrants, contingent and effective upon the closing of this offering; (4) the issuance of 5,528,150 shares of our common stock upon the conversion of all outstanding principal and accrued interest on notes payable, which we expect the noteholders to elect to convert, contingent and effective upon the closing of this offering; (5) the reclassification of the preferred stock warrant liability to additional paid-in capital upon the exercise of all outstanding preferred stock warrants; (6) the reclassification of the repayment premium on long-term notes payable to additional paid-in capital upon conversion of the related notes payable which eliminates the repayment premium obligation; and (7) the filing of an amended and restated certificate of incorporation to authorize 100,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock; and

•	On a pro forma as adjusted basis to additionally give effect to the sale of the shares of our common stock we are offering in this offering at an assumed initial public offering price of $ per share, after deducting estimated placement agent fees and estimated offering costs to be paid by us.

	As of June 30, 2010
		Pro	Pro Forma
	Actual	Forma	As Adjusted
	(In thousands)
	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$10,179	$10,179	$
Working capital	8,518	8,518
Total assets	11,782	11,782
Long-term notes payable	19,454	-
Accrued interest on long-term notes payable	7,557	-
Repayment premium on long-term notes payable	11,100	-
Preferred stock warrant liability	1,535	-
Total liabilities	41,407	1,761
Convertible preferred stock	77,077	-
Deficit accumulated during the development stage	(111,758)	(111,758)
Total stockholders’ equity (deficit)	(106,702)	10,021

RISK FACTORS

Investing in our CDIs or common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information set forth in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. If any of the events or developments described below occurs, our business, financial condition or results of operations could be negatively affected. In that case, the market price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have a history of net losses and we may never achieve or maintain profitability.

We are a development stage medical device company with a limited history of operations. We have incurred net losses since our inception, including net losses of approximately $12.7 million and $13.8 million for the fiscal years ended December 31, 2008 and 2009, respectively. As of June 30, 2010, our accumulated deficit was approximately $111.8 million. Currently, we have no products approved for sale in any jurisdiction. We expect to continue to incur significant operating losses for the foreseeable future as we incur costs associated with:

•	designing and conducting the human pilot studies and human clinical trials required to obtain regulatory approval for our ReZolvetm stent;

•	seeking regulatory approvals in the European Union, or EU, Australia and the United States for our ReZolvetm stent;

•	further product research and development efforts;

•	growing, maintaining and protecting our intellectual property;

•	expanding our manufacturing, sales and marketing capabilities;

•	broadening our infrastructure and systems in order to meet the needs of our operations; and

•	complying with the requirements related to being a public company in the United States and a company listed on ASX.

We cannot predict the extent of our future operating losses and accumulated deficit, and we may never generate sufficient revenues to achieve or sustain profitability. To become and remain profitable, we must succeed in developing, obtaining required regulatory approvals and commercializing products with significant market potential. This will require us to succeed in a range of challenging activities, including all of the activities listed above. We may never succeed in these activities, and we may never obtain regulatory approvals in the markets in which we expect to operate or otherwise generate revenues sufficient to achieve profitability. If we do achieve profitability, we may not be able to sustain it.

Our ability to generate revenue depends upon the successful clinical development, regulatory approval and commercialization of our ReZolvetm stent.

Our ReZolvetm stent and any other products that we develop in the future will require extensive clinical testing, regulatory approval and significant marketing efforts before they can be sold and generate any revenue. Our efforts to generate revenue may not succeed for a number of reasons including:

•	we may experience delays in the development program for our ReZolvetm stent, including the initiation and successful completion of our planned human pilot and clinical trials;

•	our ReZolvetm stent may not demonstrate safety and efficacy in our clinical trials;

•	we may not be able to obtain regulatory approvals for our ReZolvetm stent in the markets in which we expect to operate, or the approved indications for our ReZolvetm stent may be narrower than we currently anticipate;

•	our ReZolvetm stent may not be accepted in the marketplace by physicians and patients;

•	physicians may not receive adequate coverage and reimbursement for procedures using our ReZolvetm stent;

•	new product introductions by our competitors or any rapid technological change may make our technology and product candidates, including the ReZolvetm stent, obsolete;

•	we may not be able to manufacture our ReZolvetm stent in commercial quantities or at an acceptable cost;

•	we are wholly dependent on the efforts undertaken by suppliers of critical components for our ReZolvetm stent, including the stent polymer and the process of lasing the stent components, and we may be significantly impacted by any regulatory delays or barriers that our suppliers may encounter; and

•	we may be sued for infringement of intellectual property rights and could be prevented from manufacturing or selling the ReZolvetm stent or our future product candidates.

We cannot market the ReZolvetm stent in the EU until we receive a CE Mark or in the United States until we receive a Premarket Approval, or PMA. We cannot guarantee that we will receive regulatory approval for our ReZolvetm stent on a timely basis, or at all. Our operating plan is based in part on our expectations regarding the timing for receipt of the required regulatory approvals for our ReZolvetm stent. If we experience significant delays in the regulatory approval process, we may be unable to reduce our expenditures in a timely manner to compensate for such delays and we may not have adequate financial or other resources to complete the regulatory approval process. Accordingly, a significant delay in the regulatory approval process for our ReZolvetm stent would have a material adverse effect on our business and financial condition. In addition, we may be required to raise additional financing to fund our operations through various means, including equity or debt financing, which could be dilutive to existing stockholders or require us to relinquish important rights to our technology or products.

We will depend heavily on the success of our lead product candidate, our ReZolvetm stent. Any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.

Assuming we can obtain the required regulatory approvals, we expect to derive substantially all of our revenues from sales of our first product candidate, the ReZolvetm stent. Accordingly, our ability to generate revenues in the future is reliant on our ability to market and sell this device. The degree of market acceptance for our ReZolvetm stent will depend on a number of factors, including:

•	the perceived advantages and disadvantages of the ReZolvetm stent over existing products and competitive treatments and technologies;

•	the safety and efficacy of the ReZolvetm stent and prevalence and severity of any adverse events or side effects especially as it relates to survival, quality of life and bleeding;

•	the ease of use of the ReZolvetm stent compared to existing products and competitive treatments and technologies;

•	our ability to provide additional clinical data regarding the potential long-term benefits provided by the ReZolvetm stent;

•	the strength of our sales and marketing initiatives; and

•	the price of the ReZolvetm stent and the third-party coverage and reimbursement for procedures using our ReZolvetm stent.

If the ReZolvetm stent does not achieve an adequate level of acceptance by physicians, patients and health care payors, we may not generate or maintain positive gross margins and we may not become profitable or be able to sustain profitability. Even if the ReZolvetm stent does achieve market acceptance, we may not be able to sustain it or otherwise achieve it to a degree which would support the ongoing viability of our operations.

Physicians may not widely adopt our ReZolvetm stent unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of our ReZolvetm stent provides a safe and effective alternative to other existing treatments for coronary artery disease.

We believe that physicians will not widely adopt our ReZolvetm stent unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of our ReZolvetm stent provides a safe and effective alternative to other existing treatments for coronary artery disease. We cannot provide any assurance that the data collected from our current and planned clinical trials will be sufficient to demonstrate that the ReZolvetm stent is an attractive alternative to other stent procedures. If we fail to demonstrate safety and efficacy that is at least comparable to other stents that have received regulatory approval and that are available on the market, our ability to successfully market the ReZolvetm stent will be significantly limited. Even if the data collected from clinical studies or clinical experience indicate positive results, each physician’s actual experience with the ReZolvetm stent will vary. We also believe that published peer-reviewed journal articles and recommendations and support by influential physicians regarding the ReZolvetm stent will be important for market acceptance and adoption, and we cannot assure you that we will receive these recommendations and support, or that supportive articles will be published.

We compete against companies that have longer operating histories, more established or approved products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

Competition in the medical device industry is intense. Our products will compete against products offered by substantial, global, public companies, such as Johnson & Johnson, Medtronic, Inc., Abbott Laboratories and Boston Scientific Corporation, as well as several private companies, such as Biotronik SE & Co. KG. The four global medical device competitors have significantly greater technical, regulatory, financial, manufacturing and human resources than we do and have established reputations and approved metal stent products and/or significantly greater name recognition, as well as distribution channels and sales and marketing capabilities that are significantly larger and more established than ours. For example, Johnson & Johnson, Medtronic, Abbott Laboratories and Boston Scientific Corporation constituted over 95% of the global $5.3 billion of stent sales in 2009.

Additional competitors, including those with a bioresorbable stent technology, may enter the market, and we are likely to compete with companies offering new technologies in the future. We also face competition from other medical therapies which may focus on our target market as well as competition from manufacturers of pharmaceutical and other devices that have not yet been developed. Competition from these companies could adversely affect our business.

Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products. Factors affecting our competitive position include:

•	name and brand recognition;

•	relationships with physicians and patients;

•	the availability of other products and procedures, including bundled product offerings;

•	product performance and design;

•	product safety and the availability of supporting clinical data;

•	sales, marketing and distribution capabilities;

•	success and timing of new product development and introductions; and

•	intellectual property protection.

The industry in which we operate has also undergone, and is expected to continue to undergo, rapid and significant technological change, and we expect competition to intensify as technical advances are made. Our competitors may develop and commercialize stents or other medical device or pharmaceutical products that are safer or more effective, have fewer side effects or are less expensive than any products that we may develop. For example, we are aware of companies that are developing various other less-invasive technologies for treating cardiovascular disease, which could limit the market potential for our stents. We also compete with our competitors in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. For all the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

Product liability claims could damage our reputation or adversely affect our business.

The design, manufacture and sale of human medical devices, particularly implantable life-sustaining medical devices, carries an inherent risk of product liability claims and other damage claims. Such liability claims may be expensive to defend and may result in large judgments against us. A product liability or other damages claim, product recall or product misuse, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We maintain clinical trial insurance and limited product liability insurance. We cannot be certain that such insurance will be sufficient to cover all claims that may be made against us. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase such insurance on acceptable terms or at reasonable costs. A successful claim brought against us in excess, or outside, of our insurance coverage could seriously harm our financial condition and results of operations. Such claims against us, regardless of their merit, could result in significant awards against us that could materially adversely harm our business, financial condition, results of operations and prospects. A product liability or other damages claim, product recall or product misuse involving any type of coronary stent, but especially involving one of ours, could also materially and adversely damage our reputation and affect our ability to attract and retain customers, irrespective of whether or not the claim or recall was meritorious.

We have limited capabilities and manufacturing personnel, and if our manufacturing facilities are unable to provide an adequate supply of our ReZolvetm stent to support our clinical trials, our regulatory approval timeline may be delayed.

We currently manufacture our ReZolvetm stent at our facilities in San Diego, California. If there was a disruption to our existing manufacturing facility or the surrounding area, for example, due to a natural disaster, we would have no other means of manufacturing our ReZolvetm stent until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities. If we are unable to produce sufficient quantities of our ReZolvetm stent for use in our current and planned clinical trials, or if our manufacturing process yields substandard product, our regulatory approval process may be delayed.

Further, assuming we get approval for our ReZolvetm stent, we currently have limited resources and facilities and no prior history of commercially manufacturing products. In addition, we will need to obtain the necessary regulatory approvals to manufacture our ReZolvetm stent for commercialization. In order to produce commercial quantities of the ReZolvetm stent, we will need to increase substantially the production processes and efficiency of our manufacturing operations. There are significant technical and regulatory challenges to increasing manufacturing capacity and efficiency, and developing commercial-scale manufacturing facilities will require the investment of additional funds and hiring and retaining additional management and technical personnel who have the necessary manufacturing experience. We may not successfully complete any required increase in a timely or economically viable manner or at all. In addition, we may not be able to receive the necessary regulatory approvals for our manufacturing facilities on a timely basis or at all. If we are unable to manufacture a sufficient or consistent supply of the ReZolvetm stent or any other product we are developing, or if we cannot do so efficiently, our revenues, business and financial prospects would be adversely affected.

We rely on specialized suppliers for certain components and processes in the manufacture of our ReZolvetm stent.

We rely on suppliers for several critical components used in our ReZolvetm stent, including the stent polymer and the process of lasing our stent components. We also outsource the sterilization of the finished product. Our reliance on third-party suppliers subjects us to risks that could harm our business, including:

•	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	our suppliers have no contractual obligation to supply, and we are not obligated to purchase from them, any components used in our ReZolvetm stent which may result in supply interruptions;

•	our polymer is complex and must be manufactured to extremely tight tolerances and specifications with the result that our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of the ReZolvetm stent or cause our components not to be delivered on time or at all or to be delivered outside of specifications;

•	the availability of second-source suppliers may be extremely limited or their implementation as a supplier may be lengthy due to the tight tolerances and specifications which we require for the ReZolvetm stent; and

•	switching suppliers or changes to our service providers may require product redesign and submission to the regulatory authorities to whom we are seeking approval for our ReZolvetm stent.

Additionally, we may experience problems or delays in our own manufacturing and assembly process. Our current product development plan is predicated on maintaining strong relationships and supply with several external parties to manufacture components of our ReZolvetm stent. If we are unsuccessful in this regard or are unable to secure or maintain agreements with these manufacturers on favorable terms or at all, our ability to obtain regulatory approval for our products will be harmed.

If we are unable to retain or hire key personnel, we may not be able to sustain or grow our business.

Our ability to operate successfully and manage our potential future growth depends significantly upon our ability to attract, retain and motivate highly skilled and qualified research, technical, clinical, regulatory, sales, marketing, managerial and financial personnel. We compete for talent with numerous companies, as well as universities and non-profit research organizations. Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. Except with respect to our agreement with Robert B. Stockman, our Chief Executive Officer, we have not entered into any employment agreements with our executive officers, nor do we maintain key man life insurance on the lives of any of the members of our senior management. Although we have a stock option plan pursuant to which we provide our executive officers with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.

We have limited sales, marketing and distribution experience. We may also rely on distribution partners for the sale of our product. Any delay or problems associated with our distribution partners or our own sales network could have a serious impact on our sales and our financial performance.

Our current strategy is to select a distribution partner to assist in the sale of our product in jurisdictions where it is approved for commercial sale. We have entered a Distribution Option Agreement with Boston Scientific Corporation, which requires us to negotiate the terms of a distribution agreement with Boston Scientific Corporation upon the attainment of certain clinical milestones. There is no guarantee that we will be able to agree on terms for the distribution agreement. In the event we are unable to agree on terms for the distribution agreement, we are prohibited from entering into a distribution agreement with another distributor on more favorable terms to the distributor than the terms offered to Boston Scientific Corporation.

In the event that we decide to develop our own sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources. In developing these sales, marketing and distribution functions ourselves, we will face a number of risks, including:

•	the inability to attract and build a significant, successful or qualified marketing or sales force;

•	the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial; and

•	the significant legal and regulatory risks in medical device marketing and sales, and any failure to comply with all legal and regulatory requirements for sales, marketing and distribution which could result in enforcement action by the U.S. Food and Drug Administration, or the FDA, or other authorities and could jeopardize our ability to market the product or could subject us to substantial liability.

If we do not consummate an initial public offering prior to December 7, 2010, or we consummate an initial public offering prior to December 7, 2010 but do not receive net proceeds of at least $50,000,000, we could be subject to a potential acquisition by Boston Scientific Corporation.

In connection with a financing of our company, we entered into an Agreement and Plan of Merger, or the Merger Agreement, with Boston Scientific Corporation, or BSC, and a wholly owned subsidiary of BSC, on October 13, 2004, pursuant to which we granted BSC an exclusive option to purchase all of our outstanding capital stock. The Merger Agreement contained customary covenants, including among other things, covenants regarding the conduct of our business during the option period. On December 7, 2007, the parties amended the Merger Agreement to suspend these covenants, subject to certain limited exceptions. The suspension period terminates on December 7, 2010. The amendment also provides that the Merger Agreement terminates automatically, if prior to December 7, 2010, we close an initial public offering under a registration statement filed with the SEC covering the sale of securities resulting in aggregate net cash proceeds to the company of at least $50,000,000. If we do not consummate an initial public offering prior to December 7, 2010, or we consummate an initial public offering prior to December 7, 2010 but do not receive net proceeds of at least $50,000,000, we could be subject to a potential acquisition by BSC pursuant to the terms of the Merger Agreement.

Based on our current operating plan, we may be subject to the risks associated with operating in multiple foreign markets.

Our operations are primarily located in the United States. In addition to seeking a PMA in the United States, we currently intend to seek regulatory approvals for our ReZolvetm stent in the EU and Australia. If we expand into these and additional foreign markets outside the United States, we will be subject to new business risks, including:

•	failure to fulfill foreign regulatory requirements on a timely basis or at all to market the ReZolvetm stent or other future products;

•	availability of, and changes in, reimbursement within prevailing foreign health care payment systems;

•	adapting to the differing laws and regulations, business and clinical practices, and patient preferences in foreign countries;

•	difficulties in managing foreign relationships and operations, including any relationships that we establish with foreign partners, distributors or sales or marketing agents;

•	limited protection for intellectual property rights in some countries;

•	difficulty in collecting accounts receivable and longer collection periods;

•	costs of enforcing contractual obligations in foreign jurisdictions;

•	recessions in relevant foreign countries;

•	political instability and unexpected changes in diplomatic and trade relationships;

•	currency exchange rate fluctuations; and

•	potentially adverse tax consequences.

If we are successful in introducing our ReZolvetm stent or future products into foreign markets, we will be affected by these additional business risks, which may adversely impact our business, financial condition and results of operations. In addition, expansion into additional foreign markets imposes additional burdens on our executive and administrative personnel, research and sales departments and general managerial resources. Our efforts to introduce our current or future products into foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investment required for expansion into foreign markets could exceed the results of operations generated from this expansion.

Risk Factors Related to Regulation

In order to commence human clinical trials we will need to obtain regulatory and other approvals. If we are unable to achieve or are delayed in achieving such approvals, this could have a significant effect on our timeline and ability to commercialize our technology.

To date, we have performed a series of preclinical trials in animals which will be used to support an application to commence the pilot human clinical trial and the pivotal CE Mark human clinical trial. There is no guarantee that we will obtain the necessary regulatory approvals to commence human clinical trials, and there is no guarantee that additional work and preclinical testing will not be required by the regulatory bodies before they allow us to commence human clinical trials. Before we can commence our human clinical trials, we require approvals from:

•	the relevant Investigational Review Boards in each of our chosen clinical trial centers; and

•	the relevant regulatory bodies, including the Therapeutic Goods Administration, or TGA, in Australia, the EU Notified Body in the EU and the FDA in the United States.

In the United States, prior to conducting human clinical trials, we will need to obtain approval of an Investigational Device Exemption application from the FDA. Before we can sell our products in the United States, premarket approval, or PMA, is required from the FDA, which is a lengthy and uncertain process. The procedure for submitting an application for PMA is lengthy, expensive and typically requires extensive preclinical and clinical trial data as well as considerable technical data. Submitted data will need to be obtained in accordance with FDA Quality Systems Regulations.

We are planning to use the clinical trial data obtained in Australia and the European Union in order to facilitate a more expedient U.S. approval process. There is a risk that the FDA may not allow those results to be used in the PMA application which would result in a delay and increase in costs of U.S. approvals.

We cannot predict the outcome of the human clinical trials. If the ReZolvetm stent does not meet our required clinical specifications or causes adverse or unexpected events, then we may need to further modify the design or technology used in the ReZolvetm stent. There is no guarantee that we will be able to address any issues arising from the clinical trials which could be catastrophic for our future prospects.

The outcome of human clinical trials cannot be predicted, even when preclinical results are favorable. If our ReZolvetm stent causes adverse issues in human clinical trials, such as restenosis, stroke, thrombosis, and/or death, then it is likely the human clinical trial will need to be halted. In such case, we may need to modify our technology to address these issues while also meeting the market requirements for stent products. Our clinical trials may also be suspended or terminated at any time by EU regulatory authorities, the U.S. Data Safety and Monitoring Board or by us including during the closing stages of enrollment of the trial and the subsequent patient follow-up period lasting up to 12 months in the event that, for example, there should be a series of adverse clinical events such as heart attack or stroke. There is no guarantee that if there are adverse results arising in the human clinical trials that the issues will be able to be successfully addressed and overcome. If we are unable to address these issues, we will not be able to commercialize our technology, and it will likely have a nominal value.

We performed a small first human clinical trial in 2007 with 25 patients in Brazil and Germany on an early version of our stent. We achieved deployment success, demonstrating the stent’s ability to dialate and hold the lesion as anticipated and consistent with the results of our preclinical data. However, at approximately four months, we saw adverse device performance resulting in a higher than anticipated number of patients requiring retreatment with another stent. These issues were primarily associated with the brittle nature of the polymer that resulted in fractured supporting elements of the stent. We addressed these issues by modifying the design and the composition of the polymer used in our ReZolvetm stent. These modification activities have been our primary focus for the past two and one-half years, during which time we used cash for operating activities of nearly $30 million, to the exclusion of other development activities and opportunities.

The completion of our clinical trial program could also be substantially delayed or prevented by several factors, including:

•	delays in receiving the necessary regulatory approvals to commence the CE Mark Trial;

•	slower than expected rates of patient recruitment and enrollment, including as a result of our competitors undertaking similar clinical trials or having functionally comparable products that have received approval for sale;

•	failure of patients to complete the clinical trial;

•	patients preferring to use approved devices or other experimental treatments or devices rather than our ReZolvetm stent;

•	unforeseen safety issues;

•	perceived lack of product efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product is effective;

•	governmental and regulatory delays or changes in regulatory requirements, policies or guidelines;

•	varying interpretation of data by regulatory agencies; and

•	perceived lack of product efficacy during clinical trials;

The process of obtaining marketing approval or clearance from regulatory authorities for our ReZolvetm stent, or any future products or enhancements or modifications to any products, could:

•	take a significant period of time;

•	require the expenditure of substantial resources;

•	involve rigorous preclinical and clinical testing;

•	require changes to our products; and

•	result in limitations on the indicated uses of the products.

There can be no assurance that we will receive the required approvals from the regulatory authorities or, if we do receive the required approvals, that we will receive them on a timely basis or that we will otherwise be able to satisfy the conditions of such approval, if any. The failure to receive product approval clearance by the regulatory authorities will have a material adverse effect on our business, financial condition or results of operations.

We do not have long-term data regarding the safety and efficacy of our ReZolvetm stent. Any long-term data that is generated may not be consistent with our limited short-term data, which could affect the regulatory approval of our products or the rate at which our products are adopted.

An important factor in our clinical trials, upon which the safety and efficacy of our ReZolvetm stent may be measured, is the rate of restenosis, or the renarrowing of the treated artery over time, and the rate of reintervention, or retreatment following the procedures using our ReZolvetm stent. We believe that physicians and regulators will compare the rates of long-term restenosis and reintervention for our ReZolvetm stent against other bioresorbable, drug-eluting or bare-metal stent procedures and other alternative procedures.

If, in our planned pivotal clinical trial, we fail to demonstrate restenosis and reintervention rates, as well as other clinical trial end-points and performance, comparable to other stents that have been approved by the FDA, our ability to successfully market our ReZolvetm stent may be significantly limited. If the long-term rates of restenosis and reintervention do not meet regulators’ or physicians’ expectations, our ReZolvetm stent may not receive regulatory approval or, if approved, may not become widely adopted and physicians may recommend that patients receive alternative treatments. Another important factor upon which the safety and efficacy of our ReZolvetm stent will be measured is the incidence of late-stent thrombosis following procedures using our ReZolvetm stent. We cannot assure you that our long-term data, once obtained, will prove a lower incidence of late-stent thrombosis as compared to drug-eluting stents. If the results obtained from our clinical trials indicate that our products are not as safe or effective as other treatment options or as effective as current short-term data would suggest, our products may not be approved, adoption of our products may suffer and our business would be harmed.

We plan to operate in multiple regulatory environments that require costly and time consuming approvals.

We will need to obtain regulatory approval in each jurisdiction in which we intend to commercialize our ReZolvetm stent. The required regulatory requirements will vary from country to country. In addition, the laws and regulations regarding the manufacture and sale of our products will be subject to future changes, as are administrative interpretations and policies of regulatory agencies. If we fail to comply with applicable laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, which in each case would harm our business.

Our planned manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we fail to achieve regulatory approval for these manufacturing facilities, our business and our results of operations would be harmed.

Completion of our clinical trials and commercialization of our products require access to, or the development of, manufacturing facilities that meet applicable regulatory standards to manufacture a sufficient supply of our products. Approvals are required to achieve CE Marking in Europe, and similar approvals must be obtained from the FDA for facilities that manufacture our products for U.S. commercial purposes. Suppliers of components, and products used to manufacture, our products must also comply with applicable regulatory requirements, which often require significant time, money, resources and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages.

If we or our suppliers fail to comply with the regulatory requirements for our manufacturing operations, our commercialization efforts could be delayed, which would harm our business and our results of operations.

We may not meet regulatory quality standards applicable to our manufacturing and quality processes, which could have an adverse effect on our business, financial condition or results of operations.

Even after products have received marketing approval or clearance, product approvals and clearances by the regulatory bodies can be withdrawn due to failure to comply with regulatory standards or the occurrence of problems following initial approval. As a device manufacturer, we will be required to demonstrate and maintain compliance with a variety of regulatory requirements, including the FDA’s Quality System Regulation, or QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. The FDA enforces the QSR through periodic unannounced site inspections.

In addition, the U.S. federal medical device reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. If we fail to comply with the QSR or to take satisfactory corrective action in response to an adverse QSR inspection, this could result in enforcement actions, including a public warning letter, a shutdown of or restrictions on our manufacturing operations, delays in approving or clearing a product, refusal to permit the import or export of our products, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to materially suffer.

In the European Union, we are required to maintain certain ISO certifications in order to sell our products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. We have received a Certificate of Registration certifying that our Quality Management System complies with the requirements of ISO 13485:2003. If in the future we fail to continue to comply with ISO regulations, the FDA or European Union regulatory authorities may withdraw clearance to market, require a product recall or take other enforcement action.

Our operations involve hazardous materials, and we must comply with environmental laws and regulations, which can be expensive.

Our research and development activities involve the controlled use of hazardous chemicals. Our operations also produce hazardous waste products. We are subject to a variety of federal, state and local regulations relating to the use, handling, storage and disposal of these materials. We generally contract with third parties for the disposal of such substances. We cannot eliminate the risk of accidental contamination or injury from these materials. We may be required to incur substantial costs to comply with current or future environmental and safety regulations. If an accident or contamination occurred, we would likely incur significant costs associated with civil penalties or criminal fines. Current or future environmental regulation may impair our research, development or production efforts.

If we fail to obtain and maintain adequate level of reimbursement for our products by third-party payors, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third-party payors affect the market for our products. Reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance. Payors may attempt to limit coverage and the level of reimbursement of new therapeutic products. Government and other third-party payors also continually attempt to contain or reduce the costs of health care by challenging prices charged for health care products and services.

To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. In addition, the efficacy, safety, performance and cost-effectiveness of our products in comparison to any competing products may determine the availability and level of reimbursement for our products.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for our products currently under development and limit our ability to sell our products on a profitable basis. We cannot predict how pending or future legislative and regulatory proposals would influence the manner in which medical devices, including ours, are purchased or covered and reimbursed. For example, the American Recovery and Reinvestment Act of 2009 includes funding to study the comparative effectiveness of health care treatments and strategies. This funding will be used, among other things, to conduct, support or synthesize research that compares and evaluates the risks and benefits, clinical outcomes, effectiveness and appropriateness of medical products. Although Congress has indicated that this funding is intended to improve the quality of health care, it remains unclear how the research will impact coverage, reimbursement or other third-party payor policies.

If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and our future revenues would be materially adversely affected.

Health care reform legislation could adversely affect our future revenue and financial condition.

In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for health care services in the United States. These initiatives have ranged from proposals to fundamentally change federal and state health care reimbursement programs, including providing comprehensive health care coverage to the public under governmental funded programs, to minor modifications to existing programs. Recently, President Obama and members of Congress have passed and continue to propose significant reforms to the U.S. health care system. Both the U.S. Senate and House of Representatives have conducted hearings about U.S. health care reform and a number of bills have been proposed in Congress.

In addition, recent legislation and many of these proposed bills include funding to assess the comparative effectiveness of medical devices. It is unclear what impact the comparative effectiveness analysis would have on our products or our financial results. The ultimate content or timing of any future health care reform legislation, and its impact on medical device companies such as us, is impossible to predict. If significant reforms are made to the health care system in the United States, or in other jurisdictions, those reforms may have a material adverse effect on our financial condition and results of operations.

In March 2010, Congress enacted comprehensive health care reform legislation known as the Patient Protection and Affordable Care Act of 2010, or the PPACA. While the PPACA involves expanding coverage to more individuals, it includes new regulatory mandates and other measures designed to constrain medical costs. The PPACA also imposes significant new taxes on medical device manufacturers that are expected to cost the medical device industry up to $20 billion over the next decade. There are also stringent new reporting requirements of financial relationships between device manufacturers and physicians and teaching hospitals. Complying with PPACA could significantly increase our costs and adversely affect our business and financial condition.

Our operations will also be impacted by the federal Patient Protection and Affordable Care Act of 2010, as modified by the Health Care and Education Reconciliation Act of 2010, which we refer to as the Health Care Act. The Health Care Act imposes a 2.3 percent excise tax on sales of medical devices by manufacturers. We expect our stent products to fall within the scope of this tax. There is no exemption for small companies, and we expect to begin paying the tax in 2013. The Health Care Act also requires manufacturers to report to the Department of Health and Human Services detailed information about financial arrangements with physicians and teaching hospitals. These reporting provisions preempt state laws that require reporting of the same information, but not those that require reports of different or additional information. Failure to comply subjects the manufacturer to significant civil monetary penalties. We expect compliance with the Health Care Act to impose significant administrative and financial burdens on us.

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.

Our commercial, research, and other financial relationships with health care providers and institutions are subject to various federal and state laws intended to prevent health care fraud and abuse. The federal anti-kickback statute prohibits the knowing offer, receipt or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payors. Violations of the anti-kickback laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.

The federal False Claims Act, or FCA, imposes liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal health care program. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. If our marketing or other arrangements were determined to violate anti-kickback or related laws, including the FCA, then our revenues could be adversely affected, which would likely have a material adverse effect on our business, financial conditions and results of operations.

State and federal authorities have aggressively targeted medical device companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, and have often become subject to consent decrees severely restricting the manner in which they conduct their business. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions which would materially negatively affect our business.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws in the United States protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Related to Intellectual Property

We rely on certain licenses for patents and other technology related to our products. The termination of these agreements could delay or prevent us from being able to commercialize our products.

We depend on licenses to certain patents and other technology used in our ReZolvetm stent and stent components. For example, we rely on certain licensed patents from Rutgers University for the polymer we use in our ReZolvetm stent. In order to maintain our rights under the Rutgers License Agreement, we must satisfy certain development and commercialization obligations. If we fail to satisfy these obligations, and licenses to these patents were provided to one or more of our competitors, our ability to compete may be diminished. Furthermore, if we fail to comply with our material obligations under this license agreement, the license may be terminated and we could lose license rights that are important to our business. In addition, the license agreement expires on the expiration of last to expire patents under this agreement which is approximately 2030, and there is no guarantee we will be able to renew the license agreement on commercially reasonable terms.

In addition, we expect that we will need to license other technology or patents to commercialize future products. These licenses may not be available to us on commercially reasonable terms, or at all, which could adversely affect our results of operations and growth prospects.

If we are unable to obtain, maintain and enforce intellectual property protection covering our products, others may be able to make, use, or sell products substantially the same as ours, which could adversely affect our ability to compete in the market.

Our commercial success is dependent in part on obtaining, maintaining and enforcing intellectual property rights, including patents, covering our ReZolvetm stent and future product candidates. If we are unable to obtain, maintain and enforce intellectual property protection covering our products, others may be able to make, use or sell products that are substantially the same as ours without incurring the sizeable development and licensing costs that we have incurred, which would adversely affect our ability to compete in the market. Currently, our patent portfolio is comprised, on a worldwide basis, of close to 250 issued U.S. and foreign patents which we own directly or for which we are the exclusive licensee and that expire as late as 2028. Pending patent applications could further extend our patent portfolio life. However, patents may not be issued based on any pending or future patent applications owned by or licensed to us and, moreover, issued patents owned or licensed to us now or in the future may be found by a court to be invalid or otherwise unenforceable. Also, even if our patents are determined by a court to be valid and enforceable, they may not be sufficiently broad to prevent others from marketing products similar to ours or designing around our patents, despite our patent rights, nor do they provide us with freedom to operate unimpeded by the patent rights of others.

We have also licensed certain intellectual property from third parties related to our products, and we rely on them to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property. We cannot be certain that such activities by third parties have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. In addition, we cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents.

The patent positions of medical device companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in patents in these fields has emerged to date in the United States or in many foreign jurisdictions. Both the U.S. Supreme Court and the Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the U.S. are interpreted. In addition, Congress is currently considering legislation that would change provisions of the patent law. We cannot predict future changes in the interpretation of patent laws or changes to patent laws which might be enacted into law. Those changes may materially affect our patents, our ability to obtain patents or the patents and applications of our collaborators and licensors. The patent situation in the medical device and disease diagnostic fields outside the United States is even more uncertain.

We have a number of foreign patents and applications. However, the laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as laws in the United States, and many companies have encountered significant difficulties in obtaining, protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties or we are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

We also rely on trade-secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. We have limited control over the protection of trade secrets used by our licensors, collaborators and suppliers. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. We rely, in part, on non-disclosure and confidentiality agreements with our employees, consultants and other parties to protect our trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow our competitors to learn our trade secrets and use the information in competition against us.

Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.

Intellectual property rights, including in particular patent rights, play a critical role in the stent and stent delivery systems in the medical device industry, and therefore in our business. We face significant risks relating to patents, both as to our own patent position as well as to patents held by third parties. If any third-party intellectual property claim against us is successful, we could be prevented from commercializing our ReZolvetm stent or other products.

There are numerous U.S. and foreign issued patents and pending patent applications owned by third parties with patent claims in areas that are the focus of our product development efforts. We are aware of patents owned by third parties, to which we do not have licenses, that relate to, among other things:

•	stent structures and materials;

•	catheters used to deliver stents; and

•	stent manufacturing and coating processes.

Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that pose a material risk to us.

We expect that we could be increasingly subject to third-party infringement claims as our revenues increase, the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our current or future products or technologies may infringe. For example, we are aware of certain patents and patent applications owned by third parties that cover different aspects of stent designs, polymer composition and related technologies. Any of these third parties might make a claim of infringement against us.

All of the major companies in the stent and related markets, including Boston Scientific Corporation, Abbott Laboratories, Johnson & Johnson and Medtronic, Inc., have been involved in patent litigation relating to stents since at least 1997. The stent and related markets have experienced rapid technological change and obsolescence in the past, and our competitors have strong incentives to stop or delay the introduction of new products and technologies. We may pose a competitive threat to many of the companies in the stent and related markets. Accordingly, many of these companies will have a strong incentive to take steps, through patent litigation or otherwise, to prevent us from commercializing our products.

Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays, prohibit us from manufacturing, marketing or selling our current or future products, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenues may decrease substantially and we could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently prevent us or our customers from making, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities. Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our reputation, business, financial condition or results of operations.

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would harm our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in the medical device industry are generally uncertain. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our CDIs and Common Stock

The market price of our CDIs and common stock may be volatile and fluctuate significantly, which could result in substantial losses for investors purchasing CDIs in this offering.

Prior to this offering, there has been no public market for our CDIs or our common stock. The offering price for the CDIs sold in this offering will be determined based upon discussions with the placement agent and current market conditions. In addition, our CDIs will only be listed on the Australian Securities Exchange, and our common stock will not be listed for trading on any securities exchanges in Australia or the United States. An active and liquid trading market for our CDIs (or our common stock) may not develop. As a result, the market price of our CDIs may be volatile and fluctuate significantly from the initial public offering price, and you may not be able to sell your CDIs at or above the initial public offering price. Among the factors that may cause the market price of our CDIs to fluctuate are the risks described in this “Risk Factors” section and other factors, including:

•	announcements regarding the regulatory status of our ReZolvetm stent and future product candidates;

•	any reported adverse effects in our human clinical trials for our ReZolvetm stent;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements of contracts, acquisitions or strategic alliances by us or our competitors;

•	changes in the estimates of the future size and growth rate of our markets;

•	changes in market valuations or earnings of our competitors;

•	changes in legislation or regulatory policies, practices or actions;

•	the commencement or outcome of litigation involving our company, our general industry or both;

•	recruitment or departure of one or more members our executive management team;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	actual or expected sales of our CDIs or common stock by existing holders;

•	the trading volume of our CDIs; and

•	changes in general economic, industry and market conditions.

The stock markets in general, and the markets for medical technology companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market and industry factors may materially harm the market price of our CDIs. Litigation has often been brought against companies whose securities have experienced volatility in market price. Class-action litigation, even if unsuccessful, could be costly to defend and divert management’s attention and resources, which could further materially harm our financial condition and results of operations.

Investors may experience difficulties in selling our CDIs due to the relatively limited liquidity of shares traded on the Australian Securities Exchange.

Admission to the Australian Securities Exchange should not be taken as implying that there will be a liquid market for our CDIs, particularly as, on admission, we will have a limited number of stockholders. Some ASX listed companies do not develop active trading markets and therefore an active trading market for our CDIs may not develop or be sustained after this offering. It will likely be more difficult for an investor to realize his or her investment on the Australian Securities Exchange than it would be to realize an investment in a company whose shares or other securities are quoted on the New York Stock Exchange or the NASDAQ Stock Market.

There is no guarantee that we will maintain our listing on the Australian Securities Exchange, or qualify for listing on a securities exchange in the United States.

We cannot assure investors that we will always retain a listing on the Australian Securities Exchange. If we fail to retain such a listing, certain investors may decide to sell their securities, which could have an adverse impact on the share price. In addition, our common stock will not be listed for trading on any U.S. national securities exchanges at the time of the initial public offering. There is no assurance that we can qualify in the future for listing any of our securities on the New York Stock Exchange or the NASDAQ Stock Market.

We do not presently intend to facilitate secondary trading of our CDIs or common stock in the United States because we are not taking any of the steps necessary to register our CDIs or common stock with the securities division of any state within the United States or seek an exemption for such secondary trading.

We have not applied to register our CDIs or common stock under the laws of any state or other jurisdiction of the United States other than under the U.S. Securities Act of 1933, as amended, nor do we intend to make such an application. Until our CDIs and/or common stock are listed for trading on a U.S. national securities exchange, trading in, or the offer and sale of, our CDIs or common stock will be subject to the securities laws of the various states and jurisdictions of the United States in addition to U.S. federal securities law. These state securities laws cover both the primary offering of our CDIs in this offering and all secondary trading that could enter a U.S. purchaser’s home state. As a result, investors may not resell their CDIs or common stock in the United States without satisfying the applicable state securities law or qualifying for an exemption therefrom, including the exemptions provided under the U.S. National Securities Markets Improvement Act of 1996. These restrictions and potential costs could be significant burdens to our stockholders seeking to effect resales of our CDIs or common stock within the United States.

Some of our existing stockholders can exert control over us and may not make decisions that are in the best interests of all stockholders.

As of June 30, 2010, officers, directors, and stockholders holding more than five percent of our outstanding shares collectively controlled approximately 79.9% of our outstanding common stock based on their respective beneficial ownership on a pro forma basis taking into account the conversion of all of our preferred stock, non-voting common stock and notes into shares of common stock and the exercise of our outstanding warrants. Immediately after this offering, assuming our officers and directors and these existing stockholders do not purchase any shares of common stock in this offering, these stockholders will beneficially own approximately     % of our common stock assuming a minimum offering and     % assuming a maximum offering. As a result, these stockholders, if they act together, would be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may harm the market price of our shares by delaying or preventing a change in control, even if a change is in the best interests of our other stockholders. In addition, the interests of this concentration of ownership may not always coincide with the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Future sales of our common stock may depress our share price.

Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our CDIs to decline. All of the CDIs offered under this prospectus will be tradable without restriction or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933, and may be resold in the United States if the holder satisfies the applicable state securities laws or qualifies for an exemption therefrom. The remaining           shares of common stock outstanding upon the closing of this offering may be sold under the federal securities laws in reliance upon Rule 144 or 701 of the Securities Act and under state securities laws upon the holder’s satisfaction of state securities laws or an exemption therefrom, unless the holder of these shares is subject to the lock-up agreements, or other contractual arrangements. The holders of an aggregate of 21,567,135 shares of our outstanding common stock, including shares of common stock issuable upon exercise of outstanding warrants and conversion of outstanding notes, will have certain rights to cause us to file a registration statement on their behalf and to include their shares in registration statements that we may file on behalf of other stockholders. Sales by our current stockholders of a substantial number of shares after this offering, or the expectation that such sales may occur, could significantly reduce the market price of our common stock. Certain of our officers, directors and stockholders have agreed, subject to certain limited exceptions, not to transfer, agree to transfer, encumber or agree to encumber a certain number of specified shares for periods ranging from 180 days after the date of this prospectus to one year after the date of this prospectus. Upon consummation of the offering, an aggregate of           shares of our common stock will be subject to lock-up agreements.

As soon as practicable following completion of this offering, we also intend to file a registration statement covering common stock issued or reserved for such issuance under our stock incentive plans. In addition, our 2010 Plan provides for annual increases in the number of shares available for issuance under the plan. Once we register these shares, they can be freely sold under the federal securities laws and may be tradeable under state securities laws upon the holder’s satisfaction of such laws or an exemption therefrom, subject to vesting provisions, restrictions under the lock-up agreements, or other contractual arrangements, described above. We may also sell additional common stock in subsequent public offerings, which may adversely affect the market price for our CDIs and common stock. See “Shares Eligible for Future Sale” for more information.

We have broad discretion in the use of the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our securities may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

Our capital requirements will depend on many factors, including achievement of regulatory approval of our products and the growth of revenue, the amount of expenditures on intellectual property and technologies, the number of clinical trials which we conduct and the extent of new product development. To the extent that our existing capital is insufficient to meet these requirements and cover any losses, we will need to raise additional funds through financings or borrowings and our commercialization efforts would be delayed or reduced or may cease entirely. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our existing security holders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our existing security holders. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital.

We do not currently intend to pay dividends on our CDIs or common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our CDIs.

We currently intend to invest our future earnings, if any, to fund the development and growth of our business. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, future prospects, contractual arrangements, restrictions imposed by applicable law, any limitations on payments of dividends present in any debt agreements we may enter into and other factors our board of directors may deem relevant. If we do not pay dividends, your ability to achieve a return on your investment in our company will depend on any future appreciation in the market price of our CDIs. There is no guarantee that our CDIs will appreciate in value or even maintain the price at which our holders have purchased their CDIs.

If you purchase CDIs in this offering, you will incur immediate and substantial dilution in the book value of the common stock underlying the CDIs.

If you purchase CDIs in this offering, the value of the common stock underlying your CDIs based on our actual book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our earlier investors paid substantially less than the initial public offering price when they purchased their shares. Investors purchasing CDIs in this offering will, therefore, incur immediate dilution of $      in net tangible book value per CDI, based on an assumed initial public offering price of A$      per CDI. Investors will incur additional dilution upon the exercise of outstanding stock options and outstanding warrants. In addition, if we raise funds by issuing additional securities, the newly issued shares will further dilute your percentage ownership of our company.

We will incur exchange rate risks relating to listing on the Australian Securities Exchange.

A majority of the proceeds of this offering will be received in Australian Dollars, while our functional currency is U.S. Dollars. We are not hedging against exchange rate fluctuations, and consequently we will be at the risk of any adverse movement in the U.S. Dollar-Australian Dollar exchange rate between the pricing of this offering and the closing of this offering.

Our shares of common stock in the form of CDIs will be listed on the Australian Securities Exchange and priced in Australian Dollars. However, our reporting currency is U.S. Dollars. As a result, movements in foreign exchange rates may cause the price of our securities to fluctuate for reasons unrelated to our financial condition or performance and may result in a discrepancy between our actual results of operations and investors’ expectations of returns on our securities expressed in Australian Dollars.

We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States as well as listing requirements on the Australian Securities Exchange, which may adversely affect our operating results, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could cause investors to lose confidence in our operating results and in the accuracy of our financial reports and could have a material adverse effect on our business and on the price of our common stock.

As a public company in the United States with equity securities listed on the Australian Securities Exchange, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Our first report on compliance with Section 404 is expected to be in connection with our financial statements for the year ending December 31, 2011. The controls and other procedures are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or SEC, is disclosed accurately and is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are in the early stages of conforming our internal control procedures to the requirements of Section 404 and we may not be able to complete our evaluation, testing and any required remediation needed to comply with Section 404 in a timely fashion. Our independent registered public accounting firm was not engaged to perform an audit of our internal control over financial reporting. Our independent registered public accounting firm’s audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, no such opinion was expressed. Even if we develop effective controls, these new controls may become inadequate because of changes in conditions or the degree of compliance with these policies or procedures may deteriorate. Even after we develop these new procedures, additional weaknesses in our internal control over financial reporting may be discovered. In order to fully comply with Section 404, we will need to retain additional employees to supplement our current finance staff, and we may not be able to do so in a timely manner, or at all. In addition, in the process of evaluating our internal control over financial reporting we expect that certain of our internal control practices will need to be updated to comply with the requirements of Section 404 and the regulations promulgated thereunder, and we may not be able to do so on a timely basis, or at all. In the event that we are not able to demonstrate compliance with Section 404 in a timely manner, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities such as the SEC and investors may lose confidence in our operating results and the price of our CDIs could decline. Furthermore, if we or our auditors are unable to certify that our internal control over financial reporting is effective and in compliance with Section 404, we may be subject to sanctions or investigations by regulatory authorities such as the SEC and we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our business and on the price of our CDIs and our ability to access the capital markets.

Furthermore, as a U.S. public company with equity securities listed on the Australian Securities Exchange, we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC, may increase legal and financial compliance costs and make some activities more time consuming. Our shares of our common stock will be publicly traded on the Australian Securities Exchange, or the ASX, in the form of CDIs. As a result, we must comply with the ASX Listing Rules. We have policies and procedures that we believe are designed to provide reasonable assurance of our compliance with the ASX Listing Rules. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent non-compliance, we could be subject to liability, fines and lawsuits. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

Provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon the completion of this offering could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your CDIs. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our board of directors. These provisions also could limit the price that investors might be willing to pay in the future for our CDIs, thereby depressing the market price of our CDIs. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions:

•	allow the authorized number of directors to be changed only by resolution of our board of directors;

•	provide that our stockholders may only remove our directors for cause;

•	establish a classified board of directors, such that not all members of the board of directors may be elected at one time;

•	authorize our board of directors to issue without stockholder approval up to 100,000,000 shares of common stock, that, if issued, would dilute our ownership and could operate as a “poison pill” to dilute the ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	authorize our board of directors to issue without stockholder approval up to 5,000,000 shares of preferred stock, the rights of which will be determined at the discretion of the board of directors that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting or by unanimous written consent;

•	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

•	limit who may call stockholder meetings; and

•	require the approval of the holders of 80% of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements concerning our business, operations and financial performance and condition as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not of historical facts may be deemed to be forward looking statements. You can identify these statements by words such as “aim,” “anticipate,” “assume,” “believe,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends. These forward looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Factors that may cause such differences include, but are not limited to, the risks described under “Risk Factors,” including:

•	our history of net losses and our expectation of significant operating losses for the foreseeable future;

•	inability to obtain regulatory clearance or approval for any of our products;

•	increases in our projected expenditures on research and development and administrative activities;

•	failure of our ReZolvetm stent to meet our required clinical specifications;

•	failure of our products to gain market acceptance domestically or internationally;

•	less than anticipated growth in the market for bioresorbable stents generally;

•	changes in the regulatory environment which may adversely impact the commercialization of our products and result in significant additional capital expenditures;

•	inability to attract or retain skilled personnel for our product development and commercialization efforts;

•	inability to protect our intellectual property and operate our business without infringing upon the intellectual rights of others, which could result in litigation and significant expenditures; and

•	refusal of third-party payors to reimburse our customers for use of products.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on the forward looking statements. These forward looking statements speak only as of the date of this prospectus. Unless required by law, we do not intend to publicly update or revise any forward looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information About Us.”

USE OF PROCEEDS

We expect to receive approximately A$      million of net proceeds if the minimum offering is sold and A$     million if the maximum offering is sold at an assumed initial public offering price of A$      per CDI, after deducting the placement agent’s fees and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed public offering price of A$      per CDI would increase or decrease the minimum net proceeds of this offering by approximately A$      million and the maximum net proceeds of this offering by approximately A$      million, assuming the number of CDIs we offer, as set forth on the cover page of this prospectus, remains the same.

If the minimum offering is sold, of the net proceeds from this offering, we expect to use approximately:

•	A$35.0 million for research and development activities, including the continuing development of our ReZolvetm stent;

•	A$10.0 million for clinical trials;

•	A$3.0 million for building commercial infrastructure, including manufacturing capacity expansion; and

•	the balance for working capital and other general corporate purposes.

If the maximum offering is sold, of the net proceeds from this offering, we expect to use approximately:

•	A$44.0 million for research and development activities, including the continuing development of our ReZolvetm stent;

•	A$12.0 million for clinical trials;

•	A$4.0 million for building commercial infrastructure, including manufacturing capacity expansion; and

•	the balance for working capital and other general corporate purposes.

The foregoing expected use of the net proceeds of this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual expenditures may vary significantly and will depend upon numerous factors, including the timing and success of our development efforts and clinical trials. We plan to commence clinical trials in the United States after we receive acceptable data from the European clinical trials. Due to the regulatory requirements in the United States that require a study with a large number of patients, we anticipate needing additional funding in order to carry out the U.S. clinical trials.

Pending the use of net proceeds, we intend to invest the offering proceeds in short-term, interest-bearing obligations, investment grade instruments, certificates of deposit, or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	On an actual basis;

•	On a pro forma basis to give effect to: (1) the issuance of 746,383 shares of our preferred stock as accrued but undeclared cumulative dividends; (2) the conversion of all outstanding shares of our preferred stock (including conversion of preferred shares which will be issued as accrued but undeclared cumulative dividends and accounting for anti-dilution adjustments) into 15,676,079 shares of common stock and the conversion of all outstanding shares of non-voting common stock into an aggregate of 128,484 shares of our common stock, which will occur immediately prior to, but contingent upon, the closing of this offering; (3) the issuance of 780,687 shares of common stock upon the exercise of preferred stock and common stock warrants outstanding at June 30, 2010, which we expect the warrant holders to elect to exercise through a “cashless exercise” provision of the warrants, contingent and effective upon the closing of this offering; (4) the issuance of 5,528,150 shares of our common stock upon the conversion of all outstanding principal and accrued interest on notes payable, which we expect the noteholders to elect to convert, contingent and effective upon the closing of this offering; (5) the reclassification of the preferred stock warrant liability to additional paid-in capital upon the exercise of all outstanding preferred stock warrants; (6) the reclassification of the repayment premium on long-term notes payable to additional paid-in capital upon conversion of the related notes payable which eliminates the repayment premium obligation; and (7) the filing of an amended and restated certificate of incorporation to authorize 100,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock; and

•	On a pro forma as adjusted basis to additionally give effect to the sale of the minimum and maximum offering at an assumed initial public offering price of $ per share, after deducting estimated placement agent fees and estimated offering costs to be paid by us.

You should read the information in this table together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

Minimum Offering

	June 30, 2010
		Pro	Pro Forma
	Actual	Forma	as Adjusted
	(In thousands, except share and per share data)
	(Unaudited)

Long-term notes payable	$19,454	$-	$
Accrued interest on long-term notes payable	7,557	-
Repayment premium on long-term notes payable	11,100	-
Preferred stock warrant liability	1,535	-
Convertible preferred stock, $0.0001 par value: 20,676,918 shares authorized, 14,739,732 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	77,077	-
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value: no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	-	-
Common stock, $0.0001 par value: 30,000,000 shares authorized, 2,613,459 shares issued and outstanding, actual; 100,000,000 shares authorized, 24,726,859 shares issued and outstanding, pro forma; 100,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	-	2
Non-voting common stock, $0.0001 par value: 130,000 shares authorized, 128,484 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	-	-
Additional paid-in capital	5,058	121,779
Accumulated other comprehensive loss	(2)	(2)
Deficit accumulated during the development stage	(111,758)	(111,758)	(108,088)

Total Stockholders’ Equity (Deficit)	(106,702)	10,021

Total Capitalization	$10,021	$10,021	$

Maximum Offering

	June 30, 2010
		Pro	Pro Forma
	Actual	Forma	as Adjusted
	(In thousands, except share and per share data)
	(Unaudited)

Long-term notes payable	$19,454	$-	$
Accrued interest on long-term notes payable	7,557	-
Repayment premium on long-term notes payable	11,100	-
Preferred stock warrant liability	1,535	-
Convertible preferred stock, $0.0001 par value: 20,676,918 shares authorized, 14,739,732 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	77,077	-
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value: no shares authorized, issued or outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	-	-
Common stock, $0.0001 par value: 30,000,000 shares authorized, 2,613,459 shares issued and outstanding, actual; 100,000,000 shares authorized, 24,726,859 shares issued and outstanding, pro forma; 100,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	-	2
Non-voting common stock, $0.0001 par value: 130,000 shares authorized, 128,484 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	-	-
Additional paid-in capital	5,058	121,779
Accumulated other comprehensive loss	(2)	(2)
Deficit accumulated during the development stage	(111,758)	(111,758)	(108,088)

Total Stockholders’ Equity (Deficit)	(106,702)	10,021

Total Capitalization	$10,021	$10,021	$

The number of shares of our common stock to be outstanding after this offering is based on 24,726,859 shares of common stock outstanding as of June 30, 2010, and excludes:

•	1,560,000 shares of common stock issuable upon the exercise of outstanding options under our 2001 Stock Option/Stock Issuance Plan as of June 30, 2010 having a weighted average exercise price of $1.18 per share; and

•	1,850,000 shares of common stock which will be available for future grant or issuance under our 2010 Equity Incentive Plan, or our 2010 Plan, which will become effective upon the closing of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2011.

DILUTION

If you invest in our CDIs, your interest in our net tangible book value will be diluted to the extent of the difference between the initial public offering price and the net tangible book value per CDI immediately after the completion of this offering. Dilution results from the fact that the initial public offering price is substantially in excess of the book value per CDI attributable to the existing stockholders for the presently outstanding stock. Each CDI is equivalent to one-tenth of a share of our common stock.

Our pro forma net tangible book value as of June 30, 2010 was approximately $10.0 million or $0.41 per share, or approximately $0.04 per CDI. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less our total liabilities by the pro forma number of shares of common stock totaling 24,726,859 shares, after giving effect to: (1) the issuance of 746,383 shares of our preferred stock as accrued but undeclared cumulative dividends; (2) the conversion of all outstanding shares of our preferred stock (including conversion of preferred shares which will be issued as accrued but undeclared cumulative dividends and accounting for anti-dilution adjustments) into 15,676,079 shares of common stock and the conversion of all outstanding shares of non-voting common stock into an aggregate of 128,484 shares of our common stock, which will occur immediately prior to, but contingent upon, the closing of this offering; (3) the issuance of 780,687 shares of common stock upon the exercise of preferred stock and common stock warrants outstanding at June 30, 2010, which we expect the warrant holders to elect to exercise through a “cashless exercise” provision of the warrants, contingent and effective upon the closing of this offering; (4) the issuance of 5,528,150 shares of our common stock upon the conversion of all outstanding principal and accrued interest on notes payable, which we expect the noteholders to elect to convert, contingent and effective upon the closing of this offering; (5) the reclassification of the preferred stock warrant liability to additional paid-in capital upon the exercise of all outstanding preferred stock warrants; and (6) the reclassification of the repayment premium on long-term notes payable to additional paid-in capital upon conversion of the related notes payable which eliminates the repayment premium obligation. Pro forma net tangible book value per CDI is computed by dividing the pro forma net tangible book value per share by ten.

After giving effect to the sale of           CDIs if the minimum offering is sold at an assumed initial public offering price of $      per CDI, and after deducting the placement agent’s fees and our estimated offering expenses totaling approximately $      million payable by us, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been approximately $      million, or $      per CDI. This amount represents an immediate increase in pro forma net tangible book value of $     per CDI and an immediate dilution of $     per CDI to new investors.

After giving effect to the sale of           CDIs if the maximum offering is sold at an assumed initial public offering price of $      per CDI, and after deducting the placement agent’s fees and our estimated offering expenses totaling approximately $      million payable by us, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been approximately $      million, or $      per CDI. This amount represents an immediate increase in pro forma net tangible book value of $      per CDI and an immediate dilution of $      per CDI to new investors.

The following table illustrates this calculation on a per share basis:

	Minimum	Maximum
	Offering	Offering

Assumed initial public offering price per CDI	$	$
Pro forma net tangible book value per CDI as of June 30, 2010	$	$
Pro forma increase per CDI attributable to the offering	$	$
Pro forma as adjusted net tangible book value per CDI after this offering	$	$
Dilution per CDI to new investors	$	$

The following table summarizes, on a pro forma as adjusted basis, as of June 30, 2010, after giving effect to the sale of the minimum and maximum offering and the pro forma adjustments referred to above, the total number of shares of our common stock (in the form of common stock or CDIs) purchased from us and the total consideration and average price per share and per CDI paid by existing stockholders and by new investors at the assumed initial offering price of $      per CDI:

Average Price
	Shares Purchased		Total Consideration		Per	Per
Minimum Offering	Number	Percent	Amount	Percent	Share	CDI

Existing stockholders			$		$	$
New investors

Total			$		$	$

Average Price
	Shares Purchased		Total Consideration		Per	Per
Maximum Offering	Number	Percent	Amount	Percent	Share	CDI

Existing stockholders			$		$	$
New investors

Total			$		$	$

The tables and calculations above are based upon shares outstanding as of June 30, 2010 and exclude:

•	1,560,500 shares of common stock issuable upon exercise of options outstanding as of June 30, 2010, at a weighted average exercise price of $1.18 per common share; and

•	1,850,000 shares of common stock which will be available for future grant or issuance under our 2010 Plan, which will become effective upon the closing of this offering, and the annual increases in the number of shares authorized under this plan beginning January 1, 2011.

If all of our outstanding options as of June 30, 2010 were exercised, the pro forma as adjusted net tangible book value per CDI if the minimum offering is sold would be $      per CDI, representing an increase to existing holders of $      per CDI, and there will be an immediate dilution of $      per CDI to new investors.

If all of our outstanding options as of June 30, 2010 were exercised, the pro forma as adjusted net tangible book value per CDI if the maximum offering is sold would be $      per CDI, representing an increase to existing holders of $      per CDI, and there will be an immediate dilution of $      per CDI to new investors.

A $1.00 increase or decrease in the assumed initial public offering price of $      per CDI would increase or decrease total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $      million, $      million and $      , respectively, assuming the minimum number of CDIs offered by us, after deducting estimated placement agent fees and estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed initial public offering price of $      per CDI would increase or decrease total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $      million, $      million and $      , respectively, assuming the maximum number of CDIs offered by us, after deducting estimated placement agent fees and estimated offering expenses payable by us.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected consolidated financial data. We have derived our statements of operations data for the years ended December 31, 2005 and 2006 and our balance sheet data as of December 31, 2005, 2006 and 2007 from our audited financial statements which are not included in this prospectus. We have derived our statements of operations data for the years ended December 31, 2007, 2008 and 2009 and our balance sheet data as of December 31, 2008 and 2009 from our audited financial statements appearing elsewhere in this prospectus. Our financial information as of June 30, 2010, and for the six months ended June 30, 2009 and 2010, is derived from our unaudited financial statements appearing elsewhere in this prospectus. Our audited financial information is prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our unaudited financial statements have been prepared on the same basis as our audited financial statements and include adjustments, consisting of normal recurring adjustments necessary for the fair presentation of our financial position and results of operations for these periods. Results for the six months ended June 30, 2010 are not necessarily indicative of the results of operations that may be expected for the full year. Our selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Statements of Operations Data:
Operating Expense:
Research and development	$7,127	$6,605	$8,536	$11,378	$10,272	$5,312	$3,840
General and administrative	1,367	1,520	2,247	2,205	2,241	1,067	1,009

Loss from operations	(8,494)	(8,125)	(10,783)	(13,583)	(12,513)	(6,379)	(4,849)
Other Income (Expense):
Interest income	106	194	94	124	26	24	2
Interest expense(1)	(601)	(1,474)	(2,745)	(1,874)	(1,579)	(776)	(796)
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	-	-	(47)	2,617	215	115	(755)
Other income (expense)	(21)	23	2	2	7	(12)	35

Net Loss	(9,010)	(9,382)	(13,479)	(12,714)	(13,844)	(7,028)	(6,363)
Cumulative dividends and deemed dividends on Series H convertible preferred stock	-	-	(63)	(1,074)	(2,358)	(1,103)	(5,724)

Net Loss Attributable to Common Stockholders	$(9,010)	$(9,382)	$(13,542)	$(13,788)	$(16,202)	$(8,131)	$(12,087)

Net Loss Per Share(2):
Net loss per share, basic and diluted	$(3.51)	$(3.56)	$(5.02)	$(5.06)	$(5.91)	$(2.97)	$(4.41)

Shares used to compute net loss per share, basic and diluted	2,569,893	2,637,843	2,695,245	2,727,191	2,739,229	2,739,229	2,741,053

Pro Forma Net Loss Per Share (unaudited)(2):
Net loss per share, basic and diluted					$(0.61)		$(0.42)

Shares used to compute net loss per share, basic and diluted					20,519,347		21,783,663

(1)	Includes amounts pertaining to related parties of $580, $1,456, $2,619, $1,794, $1,532, $753, and $775 for the years ended December 31, 2005, 2006, 2007, 2008, and 2009 and the six months ended June 30, 2009 and 2010, respectively.

(2)	See Note 3 to our consolidated financial statements for an explanation of the method used to compute the historical and pro forma net loss per share and the number of shares used in the computation of the per share amounts.

	As of December 31,					As of June 30,
	2005	2006	2007	2008	2009	2010
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$3,169	$2,585	$8,648	$8,036	$7,233	$10,179
Working capital	5,357	2,708	7,244	13,621	6,085	8,518
Total assets	7,159	4,310	9,436	16,524	8,442	11,782
Notes payable(1)	15,550	20,550	19,822	19,883	20,304	19,454
Accrued interest on notes payable(2)	1,065	2,539	4,375	5,813	6,971	7,557
Repayment premium on notes payable(3)	11,100	11,100	11,100	11,100	11,100	11,100
Preferred stock warrant liability	-	-	800	995	780	1,535
Total liabilities	28,585	34,987	41,654	39,867	40,402	41,407
Convertible preferred stock	28,982	28,982	39,994	61,913	69,071	77,077
Deficit accumulated during the development stage	(51,312)	(60,694)	(74,172)	(86,887)	(101,033)	(111,758)
Total stockholders’ deficit	(50,408)	(59,659)	(72,212)	(85,256)	(101,031)	(106,702)

(1)	Includes $15,275, $20,275, $19,547, $19,636, $20,029 and $19,218, as of December 31, 2005, 2006, 2007, 2008, 2009 and June 30, 2010, respectively, held by related parties.

(2)	Includes $1,026, $2,482, $4,298, $5,718, $6,857, and $7,434 due to related parties as of December 31, 2005, 2006, 2007, 2008, 2009, and June 30, 2010, respectively.

(3)	Includes $10,550 due to related parties as of each date presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes thereto that appear elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated by these forward looking statements as a result of many factors, including those discussed under “Risk Factors” elsewhere in this prospectus. See also “Special Note Regarding Forward Looking Statements” included elsewhere in this prospectus.

Overview

We are a development stage medical device company working toward commercialization of our proprietary technologies to provide minimally invasive medical devices for treatment of conditions in the human body. Since the inception of our company in 1998, our efforts have been concentrated on the development of a stent for use in coronary applications. We currently are in the later stages of developing a bioresorbable drug-eluting coronary stent that we have named the ReZolvetm stent. In a clinical use, this stent is implanted by an interventional cardiologist during a minimally invasive surgery to a coronary artery location with a delivery catheter system. The stent combines our proprietary stent design, known as the “slide & lock” mechanism, with a proprietary polymer that is metabolized and cleared from the body over time, leaving the body free of a permanently implanted device. We have invested significant time and funds in the development of the ReZolvetm stent and have performed significant scientific research, engineering development, and testing of the stent in laboratory and preclinical studies. We believe the results of this testing have shown the technology to be safe and effective and that it is suitable for final development and human clinical studies.

We believe that due to the risks and limitations associated with commercially available metal stents, bioresorbable stents will be the next major advance in coronary stent technology. Because we have designed our stent to provide the same benefits as traditional metal stents, but with the additional benefit of eliminating the need for a permanently implanted device, we believe that if we are able to complete development and clinical testing of the stent, if we are able to successfully implement manufacturing processes and procedures, and if it is approved for sale by the relevant regulatory authorities, our stent will enable us to compete effectively in the worldwide stent market. Worldwide revenues from coronary stent sales approximated $5.3 billion in 2009.

Our development of the ReZolvetm stent has progressed to the point where we have tested and selected the polymer formulation, tested and selected the anti-restenotic drug and coating process, iterated and are in the process of finalizing the design, and identified and implemented preliminary methods to produce the stent. As part of this process, in 2007 we enrolled patients in a small clinical study that proved the viability of our technology while confirming the areas needing further development and we have been advancing the product design and features since. We intend to initiate a pilot human clinical trial of the stent to commence in the first quarter of 2011. Assuming acceptable results from this pilot clinical trial, we will initiate a larger scale human clinical trial that will provide the data needed to apply for CE Mark approval in Europe. If and when we receive CE Mark approval, we plan to sell our stent in Europe. In order to produce quantities of the stent large enough to accommodate the clinical trials and commercial needs, when that time arrives, we will need to scale-up our manufacturing processes and expand our capabilities to allow for such things as additional stent dimensions. We have begun preliminary development of the methods and processes for the manufacturing scale-up and we plan to work on the dimensional and other aspects in 2011.

During our development of the ReZolvetm stent, we have invented, co-invented, and in-licensed a portfolio of proprietary technologies. Our design-related technologies have been invented by our employees and consultants and our materials-related technologies have been either invented by our employees or in-licensed from, or co-invented with, Rutgers, The State University of New Jersey. We consider our patent portfolio to be significant and have invested considerable time and funds to develop and maintain it. Our goal is to perform feasibility tests on additional technologies in our patent portfolio at the same time we are finalizing our ReZolvetm stent and, if feasibility is proven, determine a course of development for potential products and, thus, provide a follow-on product pipeline.

During our development efforts, we have also pursued, tested, and abandoned development programs that we determined would not lead to feasible products or for which a product could not be developed in a timeframe that would allow for reasonable commercialization. The largest of these abandoned programs centered on development of a thin metal stent technology for use in small blood vessels. Although abandoned in 2002 after approximately $13 million had been invested and used, this technology became the basis for the “slide & lock” mechanism we are currently using. Additionally, the company in-licensed a potential anti-restenotic drug in 2001 with the intent to develop it for use as a stand-alone drug or as a complement to our stent product. Although the drug’s development was abandoned in 2004 after we had invested approximately $6 million, the knowledge we gained from that program was used in our development of the drug coating for the ReZolvetm stent. We also formed a wholly owned subsidiary in Germany in 2007 to facilitate our clinical trials and our planned commercialization of products; we have not used this subsidiary yet for any operating activities.

We have performed all of our research and development activities from one location in San Diego, California. As of June 30, 2010, we had 39 employees, a majority of which are degreed professionals and four of whom are PhDs. We leverage our internal expertise with contract research and preclinical laboratories, outside polymer and catheter manufacturing, and other outside services as needed. We have two clean rooms and multiple engineering and chemistry labs at our facility, in addition to our corporate and administrative office. We are ISO certified to the medical device standard 13485:2003 and intend to maintain the certification to support our commercialization plans.

We have not yet developed a product to a saleable stage and we have not, therefore, generated any product or other revenues. Our development efforts have been funded with a variety of capital received from angel investors, venture capitalists, strategic partners, hedge funds, and individuals. We have received approximately $69 million in equity and $29 million in debt proceeds since our inception, all of which are currently outstanding. As of June 30, 2010, we had approximately $10 million in cash available for operations. We have incurred substantial losses since our inception. As of June 30, 2010, we had accumulated a deficit of approximately $112 million. We expect our losses to continue for the next several years as we continue our development work and, if these efforts are successful and we are able to obtain approval to sell our products, we expect to commence commercial sales thereafter.

Our company was founded in California in June 1998 and named MD3, Inc. We changed our name to REVA Medical, Inc. in March 2002. Prior to the consummation of this offering, we will reincorporate from the State of California to the State of Delaware. After the reincorporation, the rights of our stockholders will be governed by the Delaware General Corporation Law.

Key Components of our Results of Operations

Since we are still in a pre-revenue stage and our activities are focused on further developing and testing our bioresorbable coronary stent with the goal of commercially selling it, as well as performing minimal research and tests to determine the feasibility of other product possibilities, our operating results primarily consist of research and development expenses, general and administrative expenses, and other expenses that are primarily the carrying costs of the debt and equity securities we have issued to fund our development efforts.

Research and Development Expenses: Our research and development expenses arise from a combination of internal and external costs. Our internal costs primarily consist of employee salaries and benefits, facility and other overhead expenses, and engineering and other supplies that we use in our labs for prototyping, testing, and producing our stents and other product possibilities. Our external costs primarily consist of contract research, engineering consulting, polymer production costs, catheter system and restenotic drug purchases, preclinical and clinical study expenses, and license fees paid for the technology underlying our polymer materials. All research and development costs are expensed when incurred. Through June 30, 2010, we have incurred approximately $71.3 million in research and development expenses since our inception, which represents approximately 80% of our operating expenses. We anticipate that we will continue our research and development activities at their current levels, but that we will have a significant increase in our clinical trial costs once we begin our pilot clinical trial in the first quarter of 2011 and, if successful, our larger follow-on clinical trial that will provide the data for our CE Mark application.

General and Administrative Expenses: Our general and administrative expenses consist primarily of salaries and benefits for our executive officers and administrative staff, corporate office and other overhead expenses, legal expenses including patent filing and maintenance costs, audit and tax fees, and travel expenses. Although our patent portfolio is one of our most valuable assets, we record legal costs related to patent development, filing, and maintenance as expenses when the costs are incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined. Through June 30, 2010, we have incurred approximately $17.9 million in general and administrative expenses since our inception, which represents approximately 20% of our operating expenses. We anticipate that we will continue to invest in patents at similar levels as we have in the past. We also anticipate that we will need to expand our corporate infrastructure, including the addition of personnel and reporting systems, to support the needs of being a public company and to prepare for commercial sales of our products, which will increase our general and administrative expenses significantly.

Other Expense and Income: A majority of our non-operating expenses consist of interest expense arising from notes payable. The notes have been issued to, and are currently held by, individuals and investment funds that have also provided equity capital to us. Although the notes were issued between 2003 and 2006, the terms of the notes and the amendments we have executed to extend their maturities have allowed us to accrue and record the interest due on them, but defer payment of both the principal balance and the interest. Currently, interest is accruing at rates between 4.25 percent and 6.75 percent annually and the notes mature December 31, 2011 or later. A portion of the notes payable, in the amount of $5.5 million, are required to be repaid at three times their principal balance, if they are repaid. Through June 30, 2010, we have recorded approximately $8.9 million of interest and $11.1 million in repayment premiums on our notes payable. We expect all the notes, and the accumulated accrued interest, to be converted into common stock upon the initial public offering set forth in this prospectus and do not expect that we will make any cash payments of principal or interest, nor will we pay any portion of the repayment premium. In conjunction with issuing our notes payable, we issued warrants to purchase preferred stock. These warrants have not been exercised through June 30, 2010. We recorded non-cash interest expenses for the initial value of the warrants and have recorded gains and losses for subsequent changes in fair value. Through June 30, 2010, a total of 1,535,000 in net expense has been recorded for these warrants. We expect the warrants will be exercised upon this initial public offering and we will not, therefore, have further expense or income related to them.

Since our inception, when we have had excess cash on hand we have invested in short-term high-quality marketable securities such as certificates of deposit and U.S. Treasury Bills. Earnings from these investments are recorded as interest income; through June 30, 2010, we have recorded a total of approximately $862,000 in such interest income.

Holders of our Series H convertible preferred stock are entitled to receive cumulative dividends at the rate of six percent per year, compounded quarterly when and if declared by our board of directors or upon conversion of the Series H stock into common stock. Although no dividends have been declared, we have recorded the cumulative value of $4.9 million for these dividends through June 30, 2010 by increasing the carrying value of the Series H convertible preferred stock and reducing additional paid-in capital, or in the instances where we have no remaining additional paid-in capital, by increasing our deficit accumulated during the development stage. We reflect the cumulative dividends in our statement of operations when presenting the net loss attributable to common stockholders. We expect the Series H preferred stock to be converted into common stock upon this initial public offering and, therefore, we do not expect to have further cumulative dividends afterwards.

Critical Accounting Policies and Significant Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates, assumptions, and judgments that affect the reported amounts of assets, liabilities, preferred stock, stockholders’ equity, expenses, and the presentation and disclosures related to those items. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis; changes in our estimates and assumptions are reasonably likely to occur from period to period. Additionally, actual results could differ significantly from the estimates we make. To the extent there are material changes in our estimates or material differences between our estimates and our actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

While our significant accounting policies are described in more detail in Note 3 to our consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies involve a greater degree of judgment and complexity than our other accounting policies and, therefore, are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Research and Development Costs: We expense research and development costs as incurred. These costs primarily consist of employee salaries and benefits, facility and overhead expenses, engineering and lab supplies, contract research, engineering consulting, polymer production costs, catheter system and restenotic drug purchases, preclinical and clinical study expenses, and technology license fees. Our preclinical and clinical expenses are incurred on a contract basis and generally span a period from a few months to longer than a year. We record costs incurred under these contracts as the work occurs and make payments according to contractual terms. Until a contract is completed, we estimate the amount of work performed and accrue for estimated costs that have been incurred but not paid. As actual costs become known, we adjust our accruals. We expect our clinical expense accruals to increase as we enroll patients in our pilot trial, which we expect to initiate during the first quarter of 2011, and, if successful, our follow-on larger clinical trial. We expect to make estimates as to the work performed throughout the term of these trials, which is expected to be five years. As a public company, we will be required to make these estimates in shorter time frames and with less actual data than we have in the past, which may cause our estimates to be less accurate and may result in material changes in our accruals, which could also materially affect our results of operations within any fiscal period. To date, there have been no material changes in our research and development expense estimates.

Notes Payable: We record our notes payable at their face values, accrue interest on the notes at their stated interest rates, and amortize or accrete any related discounts or premiums over the original term of a note using the effective interest method. When we amend a note, such as extending its maturity date, we perform an analysis based on applicable accounting guidelines to determine if the amendment results in an accounting impact. We first consider whether the amendment would qualify as a troubled debt restructuring. If the amendment is not considered a troubled debt restructuring, we consider whether the amendment should be accounted for as an extinguishment or a modification of debt. If the amendment is determined to be an extinguishment of a note, we remove the carrying value of the note, recording a gain or loss to non-operating expense in our statement of operations, and record the note at its fair value as determined using the amended terms. We then amortize or accrete the difference between the fair value and the face value of the note over the amended term of the note using the effective interest method. If the note has an embedded conversion feature and the amendment is determined to be a modification of the note, as defined by accounting standards, then any increase in the fair value of the conversion feature resulting from the amendment is accounted for as a reduction in the carrying amount of the note (as an additional discount or reduction in premium) with a corresponding increase in additional paid-in capital. All amounts amortized or accreted over the term of a note are recorded as interest expense or interest income in our statement of operations. We expect all of our notes, along with their accrued interest, to be converted into common stock upon completion of the offering set forth in this prospectus and do not expect that we will make any cash payments related to the notes prior to their conversions.

Preferred Stock Warrant Liability: Periodically, we issue warrants to purchase preferred stock in conjunction with issuing notes payable. When we issue a warrant to purchase preferred stock, we record the fair value of the warrant as a liability, as required by accounting standards, with the related expense amortized to interest in our statement of operations over the term of the note payable. The warrant liability is adjusted to its current fair value at each reporting date until the earlier of its exercise or the end of its contractual life. Our warrants have lives ranging from five to ten years. To determine the fair value of the warrant liability, we utilize the Black-Scholes option-pricing model, which requires use of subjective assumptions. The assumptions used represent our best estimates, but these estimates involve inherent uncertainties. We use an estimate of the value of the underlying preferred stock, a life equal to the warrant’s contractual life, risk-free interest rates that correspond to the warrant’s remaining life, and an estimate of volatility based on the market trading prices of comparative peer companies. As a result of our use of estimates, if factors change and we use different assumptions, the amount of our warrant liability could be materially different in the future. We expect all of our warrants to be exercised upon completion of the offering set forth in this prospectus, at which time the warrant liability will be reclassified to stockholders’ equity and there will be no continuing liabilities related to warrants.

Common Stock Warrants: We have issued warrants to purchase common stock only in conjunction with issuances of convertible preferred stock; these warrants have five-year lives. When we issue a warrant to purchase common stock, we record the fair value of the warrant on the date of issuance as a component of stockholders’ equity and reduce the recorded proceeds of the related preferred stock by an equal amount. To determine the fair value of a common warrant, we utilize the same approach as we use to value warrants issued to purchase preferred stock. We expect all of our warrants to purchase common stock to be exercised upon completion of the offering set forth in this prospectus.

Income Taxes: We are currently subject to taxation in U.S. and California jurisdictions, but because we have not yet reached the stage of generating revenue and we have accumulated significant tax losses, we have not been required to pay income taxes. To account for the tax effects of our accumulated losses and other tax-related items, we use the asset and liability method, as defined by accounting standards, and we adopted the guidance related to accounting for uncertainties in income taxes as of January 1, 2009. Under this guidance, we determine our deferred tax assets and liabilities based on the estimated future tax consequences of current temporary differences between the financial statement carrying amounts of the assets and liabilities and their respective tax bases, using tax rates that we expect to be in effect when the temporary difference will be realized. After we have quantified our deferred tax assets and liabilities, we evaluate their ability to be realized. If a deferred tax asset or liability is determined to have less than a 50% likelihood of being upheld upon an examination by taxing authorities, or if we are unable to make such a determination, we do not recognize the tax asset or liability. We also establish a valuation allowance for a deferred tax asset or liability when we determine that it is likely to not be realized. In determining our tax accounting, we use estimates and make assumptions that we believe are reasonable; however, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities and actual tax outcomes could vary significantly from our estimates. Additionally, as a result of our using estimates, if factors change and we use different estimates, the amounts we have determined related to our tax positions could be materially different in the future.

As of December 31, 2009, we had aggregate federal and California state net operating loss carryforwards of approximately $80.3 million and $78.5 million, respectively, which may be available to offset future taxable income for income tax purposes; the federal carryforwards begin to expire in 2018 and the California carryforwards begin to expire in 2010. At December 31, 2009, we also had federal and California research tax credit carryforwards of approximately $3.1 million and $2.7 million, respectively; the federal carryforwards begin to expire in 2019 and the California carryforwards have no expiration. In accordance with provisions of Internal Revenue Code Sections 382 and 383, our net operating loss and research tax credit carryforwards may not be fully usable to offset future taxable income because of cumulative changes in the ownership of our company. We have not completed an analysis to see if our carryforwards would be limited; until we complete this analysis we have removed the deferred tax assets for net operating losses and the research credits from our deferred tax asset schedule. Additionally, the deferred tax asset related to our notes payable repayment premium of $11.1 million has been removed from the deferred tax asset schedule because of the uncertainty related to its realizability. We do not expect these tax estimates and positions to change by December 31, 2010. In each period since our inception, we have recorded a valuations allowance for the full amount of our scheduled net deferred tax asset, as the realization of the deferred tax asset is uncertain and, as a result, we have not recorded any federal or California income tax benefit in our statement of operations. Upon the successful completion of the offering set forth in this prospectus, we anticipate we will be subject to certain Australian tax regulations in addition to those in U.S. jurisdictions.

Stock-Based Compensation: We have granted stock options to employees and consultants for the purchase of common stock. These options generally have a ten-year life during which the option holder can exercise at any time, they generally vest over a five-year service period at the rate of 20% per year, and their exercise price equals the fair market value of our common stock on the date they are granted. Prior to 2006, we accounted for the options granted to employees in accordance with accounting standards that required us to record compensation expense only if an option’s exercise price was lower than the fair market price of our common stock on the date of grant or if we changed any terms to the option after it was granted. Since January 1, 2006, when we adopted the required accounting standard on a modified prospective basis, we have been recording compensation expense for options granted to employees. Since inception, we have accounted for options granted to consultants in accordance with accounting guidance that requires us to record compensation expense.

For options granted to employees, we determine the amount of compensation expense by estimating the fair value of each option on its date of grant and then we amortize that fair value on a straight-line basis over the period the employee provides service, which generally is the five-year expected life, and record the expense in our statement of operations as either research and development expense or general and administrative expense based on the employee’s work classification. We estimate the fair value by using the Black-Scholes option pricing model, which is more fully described above. For the model inputs, we use the estimated value of the underlying common stock, a risk-free interest rate that corresponds to the vesting period of the option, an expected life of the option equal to 6.5 years, and an estimate of volatility based on the market trading prices of comparative peer companies. Additionally, we reduce the amount of recorded compensation expense to allow for potential forfeitures of the options; the forfeiture rate is based on our actual historical forfeitures and has ranged from approximately 2.5 percent to 5.3 percent. For options granted to consultants, we estimate the fair value at the date of grant and at each subsequent accounting date and record compensation expense in our statement of operations based on the fair value during the service period of the consultant, which is generally the five-year vesting period. We estimate the fair value by using the Black-Scholes option pricing model with the same approach to inputs and assumptions as we use to estimate the fair value of options granted to employees. As a result of our use of estimates, if factors change and we use different assumptions, the amount of our stock-based compensation expense could be materially different in the future.

During the past five years, we have made very few grants of options. We have made no grants in 2010. We made one grant of options to purchase a total of 50,000 shares to three consultants in 2009. We made one grant of options to purchase a total of 643,500 shares to 40 employees in 2008. We made no grants in 2007 and in 2006 we made one grant of options to purchase 5,500 shares to two employees. We expect to increase our frequency of granting options in the future and, therefore, expect our stock-based compensation to increase.

Fair Value of Stock: Because our stock has not been publicly traded, its fair value has been determined by our board of directors on various dates, including the dates we have granted options to purchase common stock. Our board, which includes members who are experienced in valuing the securities of early-stage companies, considered a number of subjective and objective factors in their determination, including:

•	The prices of our convertible preferred stock sold to outside investors in arm’s-length transactions, and the rights, preferences, and privileges of each series of stock;

•	Our results of operations, our financial position, the status of our research and development efforts, including preclinical trial results, and the length of time until occurrence of clinical trials and a commercial product;

•	The market values of medical device companies that are in a stage of development or industry similar to us;

•	The lack of liquidity of both our preferred and common stock as a private company;

•	Contemporaneous valuations performed by an unrelated valuation specialist in accordance with methodologies outlined in the AICPA Practice Aid Valuation of Privately-Held-Company Equity Securities Issued as Compensation;

•	The likelihood and timing of achieving a liquidity event, such as an initial public offering, given prevailing market conditions; and

•	The material risks related to our business.

We believe our historical fair value estimates of our common and preferred stock were reasonable and consistent with the AICPA valuation guidance for private companies. In connection with preparing our financial statements for inclusion in the registration statement related to the offering proposed in this prospectus, we reassessed the estimated fair values of our stock for financial reporting purposes for the period from January 1, 2009 through June 30, 2010 and incorporated our conclusions into our contemporaneous valuation as of June 2010. We reviewed the valuation models and the related inputs we were using and, due to the proximity of our initial public offering, determined that a probability weighted expected return model (“PWERM”) was more appropriate and would provide a better estimate of the value of our stock than the option pricing method we had used previously. Accordingly, we have applied the PWERM model to reassess our common stock fair values for 2009 and to calculate the values for 2010. The type and timing of each potential liquidity event used for the June 30, 2010 valuation were heavily influenced by the commencement of our initial public offering process while the December 31, 2009 valuation was based on our best estimate at the time of the type and timing of a liquidity event for the Company. Since we had no corporate milestones during 2009 or 2010 that would significantly affect the valuation of our stock, we ratably increased the values during 2009 and 2010. These valuations and this approach resulted in the following estimated fair values of our common and preferred stock:

	January 1,	June 30,	December 31,	June 30,
	2009	2009	2009	2010

Common Stock	$1.37	$2.72	$4.07	$7.60
Series E Convertible Preferred Stock	$5.36	$5.43	$5.49	$9.08
Series F Convertible Preferred Stock	$3.28	$4.25	$5.22	$9.28
Series H Convertible Preferred Stock	$7.43	$6.71	$5.99	$9.25

We used these reassessed fair values as inputs in our valuations of options to purchase common stock and warrants to purchase common and preferred stock for the year ended December 31, 2009 and the six months ended June 30, 2009 and 2010 and in our deemed dividend calculation as of June 30, 2010.

Results of Operations

Comparison of the Six Months Ended June 30, 2009 and 2010

	Six Months Ended June 30,		%
	2009	2010	Change
	(In thousands)

Research and development expense	$5,312	$3,840	(28%)
General and administrative expense	$1,067	$1,009	(5%)
Interest income	$24	$2	(92%)
Interest expense	$776	$796	3%
Gain (loss) on change in fair value of preferred stock warrant liability	$115	$(755)	>(100%)
Other income (expense)	$(12)	$35	>100%
Cumulative and deemed dividends on Series H convertible preferred stock	$1,103	$5,724	>100%

Research and development expense decreased $1.5 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The decrease was primarily due to development progress on our ReZolvetm stent program. During 2009, we produced and tested polymer formulations. After selecting a formulation in mid-2009, we reduced the number of batches we were producing, which resulted in a $1.0 million decrease in polymer costs. Additionally, work performed in 2009 on our delivery system was not repeated in 2010, which resulted in a decrease of $0.2 million. The remainder of the change is due to decreases in expenses related to compensation, engineering tools and lab supplies, and contracted research and engineering services.

General and administrative expense decreased $58,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009, primarily due to lower compensation expense as a result of changes in the amount of time employees worked on research and development programs instead of general and administrative tasks.

Interest income decreased $22,000 for the six months ended June 30, 2010 compared to the six months ended June 30, 2009. The decrease was a result of lower rates at which we earned interest due to general economic conditions.

Interest expense was substantially unchanged for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 due to consistency of both the outstanding notes payable balances, including unamortized debt discounts, and the variable interest rate.

The fair value change in our preferred stock warrant liability was $0.9 million for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 as a result of increases in the estimated value of the underlying preferred stock. These increases in estimated values resulted from a change in our valuation assumptions due to the proximity of our initial public offering as set forth in this prospectus.

Other income increased $47,000 for the six months ended June 30, 2010 compared to the same period in 2009 as a result of differences in gains and losses on foreign exchange rates that we incurred when purchasing from foreign suppliers.

The $4.6 million increase in cumulative and deemed dividends recorded for the six months ended June 30, 2010 compared to the same period in 2009 relates to the issuance of Series H convertible preferred stock in September 2009 and May and June 2010. Terms of the Series H stock provide for a six percent cumulative dividend that compounds quarterly.

Comparison of the Years Ended December 31, 2008 and 2009

	Year Ended December 31,		%
	2008	2009	Change
	(In thousands)

Research and development expense	$11,378	$10,272	(10%)
General and administrative expense	$2,205	$2,241	2%
Interest income	$124	$26	(79%)
Interest expense	$1,874	$1,579	(16%)
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	$2,617	$215	(92%)
Other income	$2	$7	>100%
Cumulative dividends on Series H convertible preferred stock	$1,074	$2,358	>100%

Research and development expense decreased $1.1 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease was primarily due to $1.4 million in preclinical testing; the timing and magnitude of testing is variable depending upon the types of tests and data needed to support development. Additional decreases included $273,000 of non-recurring engineering consulting services, $195,000 in polymer costs due to timing of production runs, and other numerous individually insignificant items. The decreases were offset by increases of $353,000 in payroll and benefits due to added personnel, $135,000 in engineering and lab supplies, and $147,000 in depreciation from new equipment and cleanroom.

General and administrative expense increased $36,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. This increase primarily resulted from branding and website update expenses of $77,000 in 2009. The lack of change in general and administrative expense reflects stability in our headcount and related compensation and stable spending as our administrative infrastructure and legal and consulting activities have remained consistent.

Interest income decreased $98,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. Although our average cash balances were higher in 2009 than 2008 the rate at which we earned interest was significantly lower due to general economic conditions.

Interest expense decreased $295,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. This decrease was due primarily to decreases in interest rates for our debt that is indexed to the prime rate of interest and a decrease in the amount of debt discount amortization from notes payable.

The fair value change in our preferred stock rights and warrant liabilities was $2.4 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The change is a combination of a decrease of $2.8 million from our preferred stock rights due to remeasuring the rights and an increase of $410,000 from our preferred stock warrant liability due to an increase in the value of the underlying preferred stock values.

Other income for the years ended December 31, 2008 and 2009 consisted of only individually insignificant non-operating transactions.

The $1.3 million increase in dividends recorded in 2009 compared to 2008 relates to the issuance of new Series H convertible preferred stock in September 2009 and a full year accrual of dividends on Series H convertible preferred stock issued in September and December 2008.

Comparison of the Years Ended December 31, 2007 and 2008

	Year Ended December 31,		%
	2007	2008	Change
	(In thousands)

Research and development expense	$8,536	$11,378	33%
General and administrative expense	$2,247	$2,205	(2%)
Interest income	$94	$124	32%
Interest expense	$2,745	$1,874	(32%)
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	$(47)	$2,617	>100%
Other income	$2	$2	0%
Cumulative dividends on Series H convertible preferred stock	$63	$1,074	>100%

Research and development expense increased $2.8 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. This increase was primarily due to $1.2 million in preclinical testing and $634,000 in polymer and catheters for our continuing development that was primarily focused on material and design modifications in 2008. Additional increases included $686,000 in payroll and benefits resulting from added personnel, $433,000 in non-recurring outside research and engineering costs for support of design modifications, and $207,000 in engineering and lab supplies. The increases were offset by decreases of $300,000 in clinical costs after enrollment concluded in 2007 and $40,000 in license fees paid in 2007 for technology not renewed in 2008.

General and administrative expense decreased $42,000 for the year ended December 31, 2008 compared to the year ended December 31, 2007. This decrease primarily resulted from a $218,000 decrease in legal fees from combined patent and corporate advice, offset by increases of $94,000 in salaries and benefits and numerous other individually insignificant items.

Interest income increased $30,000 for the year ended December 31, 2008 compared the year ended December 31, 2007 primarily as a result of higher average cash balances in 2008, which were partially offset by marginally lower interest rates.

Interest expense decreased $871,000 for the year ended December 31, 2008 compared to the year ended December 31, 2007. This decrease primarily resulted from non-recurring preferred stock warrant interest of $730,000 recorded during 2007 in connection with bridge loan issuances, combined with a decrease of $524,000 in interest on our notes payable indexed to the prime rate of interest. Additionally, amortization of the discount related to the value of embedded conversion features on our notes payable increased $383,000 due to the timing of amendments we made to the notes payable.

The fair value change in our preferred stock rights and warrant liabilities was $2.7 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. The change is a combination of a $2.8 million decrease in the fair value of the preferred stock rights liability due to reassessing its probability of being realized, offset by a $195,000 increase in the fair value of the preferred stock warrant liability.

Other income for the years ended December 31, 2007 and 2008 consisted of only insignificant non-operating transactions.

The $1.0 million increase in dividends recorded in 2008 compared to 2007 relates to the issuances of new Series H convertible preferred stock in September and December 2008 and a full year accrual of dividends on Series H convertible preferred stock issued in December 2007.

Liquidity and Capital Resources

Sources of Liquidity

We are in the development stage and have incurred losses since our inception in June 1998. As of June 30, 2010 we had an accumulated deficit of $112 million. We have funded our operations from a combination of private placements of our equity securities, for which we received aggregate net proceeds of $69 million, and issuances of notes payable, for which we received $29 million in net proceeds, through June 30, 2010. All of our notes payable allow for accrual of interest with no cash payments due until the notes mature, which currently is December 31, 2011 or later. We expect all of our notes payable, together with their accrued interest balances, to be converted into common stock upon completion of the offering set forth in this prospectus and do not expect that we will make any cash payments related to the notes prior to their conversions.

As of June 30, 2010 our primary source of liquidity was our cash on hand of $10.2 million. We believe our current cash balances, together with the net proceeds of this offering, will be sufficient to satisfy our liquidity requirements for at least the next 24 months and we will have sufficient working capital to carry out our business objectives.

Cash Flows

Below is a summary of our cash flows from operating activities, investing activities, and financing activities for the periods indicated.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(In thousands)

Net cash used for operating activities	$(9,622)	$(12,598)	$(12,569)	$(6,245)	$(4,359)
Net cash provided by (used for) investing activities	782	(8,013)	6,766	6,965	(42)
Net cash provided by financing activities	14,900	20,000	5,000	-	7,351
Effect of foreign exchange rates	3	(1)	-	-	(4)

Net increase (decrease) in cash and cash equivalents	$6,063	$(612)	$(803)	$720	$2,946

Net Cash Flow from Operating Activities

Net cash used for operating activities during 2007 primarily reflects the net loss of $13.5 million, offset by $668,000 of net cash provided by changes in operating assets and liabilities, $2.7 million of non-cash interest related to our notes payable and warrants to purchase preferred stock, $263,000 of depreciation and amortization, and $181,000 of stock-based compensation and other expense.

Net cash used for operating activities during 2008 primarily reflects the net loss of $12.7 million and $2.8 million related to the change in fair value of the preferred stock right. These items were offset by $501,000 of net cash provided by changes in operating assets and liabilities, $1.8 million of non-cash interest in our notes payable, $257,000 of depreciation and amortization, $195,000 related to the change in the fair value of the preferred stock warrant liability and $138,000 of stock-based compensation and other expense.

Net cash used for operating activities during 2009 primarily reflects the net loss of $13.8 million. We also used cash of $790,000 for the net changes in operating assets and liabilities, including payments of certain long-term preclinical study costs, and $215,000 related to the change in the fair value of the preferred stock warrant liability. These items were offset by $1.6 million of non-cash interest on notes payable, $466,000 of depreciation and amortization, including additional amortization related to the clean room and lab space we added in the beginning of 2009, and $235,000 of stock-based compensation and other expense.

Net cash used for operating activities during the six months ended June 30, 2009 primarily reflects the net loss of $7.0 million and cash used by $200,000 of net changes in operating assets and liabilities, and $115,000 related to the change in the fair value of the preferred stock warrant liability. These items were offset by $776,000 of non-cash interest on our notes payable, $205,000 of depreciation and amortization, and $117,000 of stock-based compensation and other expense.

Net cash used for operating activities during the six months ended June 30, 2010 primarily reflects the net loss of $6.4 million, cash used by $69,000 of net changes in operating assets and liabilities, and $755,000 related to the change in the fair value of the preferred stock warrant liability. These items were offset by $795,000 of non-cash interest on our notes payable, $243,000 of depreciation and amortization, and $142,000 of stock-based compensation and other expense.

Net Cash Flow from Investing Activities

Net cash used in investing activities during the years ended December 31, 2007, 2008, and 2009 consisted of a $797,000 maturity of investment purchased in 2006 and the net purchases of short-term investment securities of $7.5 million in 2008 that matured during the first six months of 2009. Additionally, purchases of property and equipment accounted for $140,000 in 2007, $516,000 in 2008, and $733,000 in 2009, with the majority of the 2008 and 2009 purchases relating to the additions of a cleanroom and lab space and equipment for those additions and furniture and equipment for our administrative offices. Net cash used in investing activities during the six months ended June 30, 2009 and 2010 consisted of $534,000 and $42,000, respectively, of purchases of property and equipment.

Net Cash Flow from Financing Activities

Net cash provided by financing activities during the years ended December 31, 2007, 2008, and 2009 consisted of net proceeds of $9.9 million, $20.0 million, and $5.0 million, respectively, from the sale of our Series H convertible preferred stock. We additionally received $5 million in proceeds from issuances of bridge notes in 2007 that were converted into Series H preferred stock in 2007. During the six months ended June 30, 2010, we have paid $133,000 related to the costs of this initial public offering.

Operating Capital and Capital Expenditure Requirements

To date, we have not commercialized any products. We do not anticipate generating any revenue unless and until we successfully obtain CE Mark or FDA marketing approval for, and begin selling, the ReZolvetm stent or one of our other product possibilities. We anticipate that we will continue to incur substantial net losses for the next several years as we continue our development work, conduct and complete preclinical and clinical trials, expand our corporate infrastructure, and prepare for the potential commercial launch of our products.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for at least the next 24 months. If our available cash and cash equivalents and net proceeds from this offering are insufficient to satisfy our liquidity requirements, or if we develop additional products or pursue additional applications for our products, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity and debt securities may result in additional dilution to our stockholders. If we raise additional funds through the issuance of debt securities, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. We may require additional capital beyond our currently forecasted amounts. For example, we will need to raise additional funds in order to build our sales force and commercialize our products. Any such required additional capital may not be available on reasonable terms, if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay, or eliminate some or all of our planned clinical trials, research, development, and commercialization activities, which could materially harm our business.

Our forecasts for the period of time through which our financial resources will be adequate to support our operations and the costs to complete development of products are forward looking statements and involve risks and uncertainties, and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the “Risk Factors” section of this prospectus. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Because of the numerous risks and uncertainties associated with the development of medical devices, such as our ReZolvetm stent, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to complete development, continue ongoing preclinical studies, conduct human clinical trials, and successfully deliver a commercial product to market. Our future funding requirements will depend on many factors, including but not limited to:

•	the time and effort it will take to successfully complete the development and testing of the ReZolvetm stent;

•	the time and effort it will take to identify, develop, and scale-up manufacturing processes;

•	the scope, enrollment rate, and costs of our human clinical trials;

•	the scope of research and development for any of our other product opportunities;

•	the cost of filing and prosecuting patentable technologies and defending and enforcing our patent and other intellectual property rights;

•	the terms and timing of any collaborative, licensing, and other arrangements that we may establish;

•	the requirements, cost, and timing of regulatory approvals;

•	the cost and timing of establishing sales, marketing, and distribution capabilities;

•	the cost of establishing clinical and commercial supplies of our products and any products that we may develop;

•	the effect of competing technological and market developments; and,

•	the cost and ability to license technologies for future development.

Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Contractual Obligations, Commitments, and Contingencies

The following table summarizes our outstanding contractual obligations as of December 31, 2009:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)

Unsecured notes payable	$20,550	$-	$13,362	$7,188	$-
Interest on notes payable	6,971	-	4,707	2,264	-
Repayment premium	11,100	-	11,100	-	-
Operating lease obligations	562	333	229	-	-
Purchase obligations	132	132	-	-	-

Total contractual obligations	$39,315	$465	$29,398	$9,452	$-

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB, issued guidance that expands the interim and annual disclosure requirements of fair value measurements, including the information about movement of assets between Level 1 and 2 of the three-tier fair value hierarchy established under its fair value measurement guidance. This guidance also requires separate disclosure for purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using Level 3 methodologies. Except for the detailed disclosure in the Level 3 reconciliation, which is effective for the fiscal years beginning after December 15, 2010, all the other disclosures under this guidance became effective during the six months ended June 30, 2010. We have adopted the relevant provisions of this guidance effective January 1, 2010, which had no financial impact on our financial statements.

In February 2010, the FASB issued an update to the accounting standard regarding subsequent events. The update requires evaluation of subsequent events through the date financial statements are issued for SEC filers, amends the definition of SEC filer, and changes required disclosures. The new accounting guidance was effective on February 24, 2010 and did not have a material financial impact on our financial statements upon adoption.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Sensitivity

Our cash and cash equivalents of $10.2 million at June 30, 2010 consisted of cash, money market funds, and certificates of deposit, all of which will be used for working capital purposes. We do not enter into investments for trading or speculative purposes. Our notes payable at June 30, 2010 included $15 million indexed to the prime rate of interest. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of interest rates in the United States. Because of the short-term nature of our cash and cash equivalents, we do not believe that we have any material exposure to changes in their fair values as a result of changes in interest rates. Because we expect our outstanding notes payable to convert upon the offering proposed in this prospectus, we do not believe we have any material exposure to changes in interest rates. The continuation of historically low interest rates will limit our earnings on investments, but will also limit our interest expense on notes payable.

Foreign Currency Risk

To date, our purchases from foreign suppliers and consultants have been minimal and have been denominated primarily in the currencies of Australia and the European Union. A majority of the proceeds from our initial public offering as set forth in this prospectus will be denominated in Australian dollars. Accordingly, we have had and will continue to have exposure to foreign currency exchange rate fluctuations. We do not enter into foreign currency hedging transactions. Although our foreign subsidiary is non-operational, its functional currency is the Euro; accordingly, the effects of exchange rate fluctuations on the net assets of the subsidiary are accounted for as translation gains or losses in accumulated other comprehensive income within stockholders’ equity. A change of 10% or more in foreign currency exchange rates of the Australian dollar or the Euro would have a material impact on our financial position and results of operations if we continue or increase our purchases denominated in currencies other than the United States dollar or if we retain a substantial part of the proceeds from this offering in Australian dollars.

Related Party Transactions

Our related party transactions consist of notes payable issued to members of our board of directors, or firms they represent, or to investors that hold in excess of five percent of our securities. Our notes payable outstanding at June 30, 2010, including related accrued interest and repayment premium, totaled $38.1 million, of which approximately 99% pertains to related parties. We expect all of these notes, along with the accrued interest, to be converted into common stock upon completion of the offering set forth in this prospectus and do not expect that we will make any cash payments related to the notes prior to their conversions.

BUSINESS

Overview

We are a development stage medical device company focused on the development and eventual commercialization of our proprietary, bioresorbable stent products. Stents are minimally invasive, implantable medical devices which are used by interventional cardiologists for the treatment of coronary artery disease. Stents help stabilize diseased arteries by propping them open and restoring blood flow. Our stent products have not yet been approved by regulatory authorities and will require extensive clinical testing and regulatory approval before they can be sold and generate any revenue. As a result, our efforts to generate revenue from our stent products will take several years even if our clinical results are favorable. Our stent products are designed to provide the same benefits as traditional metal stents, including inhibiting restenosis, or the renarrowing of the previously treated artery, with the additional benefit of being dissolved by the body over time. Our lead product, the ReZolveTM stent, combines our proprietary stent design, known as the “slide & lock” mechanism, with a proprietary polymer that is metabolized and cleared from the body over time. We believe that, due to a number of risks associated with commercially available metal stents, bioresorbable stents will be the next major advance in coronary stent technology, and if approved for commercialization by the relevant regulatory authorities, we believe the ReZolvetm stent will enable us to compete effectively in the stent market which was approximately $5.3 billion worldwide in 2009.

Over the last ten years, we have continued to advance our ReZolvetm technology in both its design and polymer composition and have undertaken significant laboratory and preclinical testing which has shown that our technology and the ReZolvetm stent are safe and effective across various animal models. We have funded much of our research and development to date with investments from health care venture capital funds, along with investments from global medical device manufacturers, Medtronic, Inc. and Boston Scientific Corporation, or BSC. We are in the process of finalizing the design of our ReZolvetm stent, and we intend to initiate a pilot human clinical trial in the first quarter of 2011.

We believe the ReZolveTM stent will enable physicians to provide a therapeutic solution for the majority of coronary artery disease patients who are currently treated with bare-metal and drug-eluting metal stents. The ReZolveTM stent is designed to offer full x-ray visibility, clinically relevant sizing, and a controlled and safe resorption rate. In addition, by early encapsulation of the stent in the artery tissue coupled with the loss of stent structure over time, the ReZolveTM stent may reduce the incidence of late forming blood clots, or thrombosis, a rare but serious problem associated with drug-eluting metal stents currently on the market. The loss of stent strength and structure allowed by our stent technology as it progresses through the resorption process enables the artery to move naturally, which vessels are not able to work permanent metal stents. We believe that if the ReZolveTM stent is approved by regulatory authorities, the technology has the potential to provide patients with better therapeutic outcomes and physicians with more effective and efficient clinical tools.

Market Opportunity

Coronary Artery Disease

Cardiovascular disease, or CVD, is a term used to describe all diseases and conditions that relate to the heart and blood vessels. Coronary arteries, which supply blood to heart muscle, are susceptible to the build up of atherosclerosis, which can block or inhibit blood flow, a condition known as coronary artery disease. If the coronary arteries become too narrow, cardiac tissue may become starved of nutrients and oxygen, and the result is severe chest pain, known as angina. As vessel narrowing becomes more severe, death of cardiac muscle downstream from the blockage can occur due to lack of oxygen. The sudden death of cardiac muscle can result in a life threatening condition that is commonly known as a heart attack, or myocardial infarction.

In many developed countries, coronary artery disease is the leading cause of death in both males and females. The World Health Organization, or WHO, has reported that since 1990, more people have died from coronary artery disease than from any other cause. In a September 2009 report published by the WHO, CVDs were the number one cause of death globally, with an estimated 17.1 million people dying from CVDs in 2004, representing 29% of all global deaths. Of these deaths, an estimated 7.2 million deaths were due to coronary artery disease, the largest single contributor to CVD deaths.

The American Heart Association reported that in 2006, CVD was the leading cause of death in the United States, claiming 831,272 lives, or 34.3% of all deaths. Of this amount, coronary artery disease is the greatest contributor and accounted for 425,425 deaths in the United States in 2006, or approximately one in every six deaths, and is estimated to cost the U.S. government, directly and indirectly, an estimated $177.1 billion in 2010. According to the American Heart Association,

over 17 million people in the United States have a history of heart attack or angina pectoris (chest pain due to coronary disease) or both, and approximately 1.2 million Americans will have a new or recurrent coronary attack this year.

The European Heart Network has reported that each year, CVD accounts for approximately 4.3 million deaths, or 48% of all deaths, in Europe and over two million deaths, or 42% of all deaths, in the EU. Of this amount, the European Heart Network estimated that coronary artery disease is the most common single cause of death in Europe and the EU, accounting for approximately 1.92 million deaths per year in Europe, or approximately 21% of all male deaths and 22% of all female deaths in Europe, and accounting for approximately 741,000 deaths per year in the EU, or approximately 15% of all female deaths and 16% of all male deaths in the EU. In addition, the Australia Institute of Health and Welfare has also reported that CVD was the primary cause of death in 2007 in Australia, accounting for 46,623 deaths, or around one-third of all deaths in 2007, and coronary artery disease kills more Australians that any other disease, accounting for 22,727 deaths in 2007, or 16.5% of all deaths in Australia.

There have been a number of studies undertaken to determine the major risk factors that predispose individuals to an increased risk of coronary artery disease which include those set out below:

The WHO has reported that 80% to 90% of people dying from coronary artery disease have one or more of the major risk factors that are influenced by lifestyle. One of the primary lifestyle based risk factors for coronary artery disease is obesity which has been increasing in developed nations. According to the American Heart Association, over 144 million adults in the United States, or 66% of adults age 20 and older, are overweight or obese. Australia and other developed nations are following similar trends. The WHO has also reported that cardiovascular disease is shifting to developing nations. An increase in obesity in developing nations could increase the prevalence of coronary artery disease in the future.

Current Interventional Treatments for Coronary Artery Disease

The treatment options available to patients with coronary artery disease vary between invasive and non-invasive techniques and within these groups there are a variety of interventions that have varying degrees of benefits and side effects. Due to the lifestyle risk factors associated with coronary artery disease, interventions that can reverse these factors, such as living a healthy and active lifestyle, are used for the prevention and treatment of coronary artery disease. Lifestyle changes include regular exercise, smoking cessation, and healthy diet and nutrition. The evidence to date shows that the healthy lifestyle alternative is not being well adopted in developed or developing societies, likely due to technological advancements which are leading to more inactive lifestyles.

Medication therapy using cholesterol lowering medications, beta blockers, diuretics, aspirin, nitroglycerin, calcium channel blockers and angiotensin-converting enzyme inhibitors aim to reduce blood pressure and blood cholesterol levels, and therefore, aid in the treatment of coronary artery disease. Although drug therapy for coronary artery disease can improve quality of life and also prolong survival, many of these current therapies do not represent satisfactory long-term solutions for a large number of patients.

When lifestyle changes and medications fail to prevent the development of coronary artery disease, open heart surgery and less invasive interventional therapies are usually required to restore blood flow to heart muscle to maintain adequate functioning of the heart. A number of surgical procedures and interventional therapies have been developed over the past four decades to treat coronary artery disease, each with the goal of quickly and safely restoring blood flow. This goal is accomplished by surgically rerouting the flow of blood around the lesion or using interventional techniques to reopen the artery. The treatment of coronary artery disease has experienced significant innovation and the most common approach has evolved from invasive surgical approaches to minimally-invasive catheter-based therapies. This innovation has generally resulted in less severe procedure-related complications, as well as reduced costs due to shorter procedure and recovery times. Physicians have rapidly adopted these new therapies because of these benefits. The main treatment options available to patients which are typically prescribed by treating physicians are:

Coronary Artery Bypass Surgery. Bypass surgery, also called coronary artery bypass grafting, or CABG, creates a detour around a blocked coronary artery with a new blood vessel, or graft. This is an extremely invasive surgical technique whereby open heart surgery is required to route blood flow around a blockage or narrowing of a coronary artery. During CABG, a surgeon takes a vein or an artery from the patient’s chest, leg, or another part of the patient’s body and connects, or grafts, it to the blocked artery. The grafted artery bypasses, or goes around, the blockage. This allows oxygen-rich blood to reach the heart muscle. Surgeons can bypass multiple blocked coronary arteries during one surgery.

Balloon Angioplasty. In the late 1970s, a significant advancement in the treatment of coronary artery disease was developed that provided physicians with a minimally-invasive therapy called percutaneous coronary intervention, or PCI. The initial innovation was balloon angioplasty, in which a physician inserts a slender balloon-tipped catheter into the femoral artery in the patient’s groin to a trouble spot in an artery of the heart. At the site of the blockage, the balloon is inflated, compressing the plaque or widening the narrow coronary artery so that blood can flow more easily. This therapy was rapidly adopted by physicians because it was minimally invasive and resulted in shorter hospital and recovery times when compared to bypass surgery. However, while providing advantages over bypass surgery, the long-term effectiveness of balloon angioplasty is limited by restenosis. Restenosis following balloon angioplasty includes the components of elastic recoil of the artery wall and the formation of scar tissue within the artery, and typically requires a repeat of the balloon angioplasty procedure or bypass surgery to overcome the vessel narrowing. While angioplasty in isolation was successful in initially restoring blood flow, according to The New England Journal of Medicine, restenosis occurred within six months in about 40% of cases. In addition, some patients experienced abrupt vessel closure after PCI, which led to major complications including death, heart attack and emergency bypass surgery.

Bare-Metal Stents. To address the issues of abrupt vessel closure and high rates of restenosis following angioplasty, coronary stents were developed to improve clinical outcomes after angioplasty. Stents are small tube-like devices used by interventional cardiologists to stabilize an artery by propping it open and restoring blood flow after balloon angioplasty. The introduction of stents in the early 1990s led to the reduction of restenosis and minimized abrupt closure of blood vessels. The stents currently being used in clinical practice are flexible metal wire mesh tubes, typically made from stainless steel alloys, that are permanently placed in the coronary artery. Coronary stents are typically mounted on a balloon and expanded by stretching the open stent to the desired diameter during implantation. In coronary stenting, we believe the key clinical measures of success or failure of the therapy are:

•	Target Lesion Revascularization, or TLR, which measures the incidence of restenting or bypass surgery required, due to failure of the initial coronary angioplasty and stenting; and

•	Material Adverse Coronary Events, or MACE, being events of death, ischemia or heart attack, where the target is to have as low a rate of MACE as possible.

While the development of the bare-metal stent minimized the issues and complications of the acute collapse of the artery wall, restenosis continued to be a significant problem following the introduction of base-metal stents, with as many as 30% of patients continuing to have restenosis following the coronary stent placement, according to The New England Journal of Medicine.

Drug-Eluting Stents. After coronary stents were introduced, physicians determined that the cause of restenosis was not necessarily the recurrence of coronary artery disease but the body’s inflammatory response to the trauma caused by the angioplasty procedure and the coronary stent. This led to a number of methods designed to overcome restenosis, the most common being the use of pharmacological agents to treat the restenosis at the site. The desire to introduce drug therapy at the site of the lesion resulted in the development of a combination device known as a drug-eluting stent. These metal stents combine a thin polymer coating and therapeutic drug that minimizes the build up of scar tissue during the wound healing process after angioplasty and stent delivery. The drug-eluting stents currently on the market contain a variety of drugs that are intended to prevent restenosis which range from cytotoxic drugs (paclitaxel) to immunosuppressants (sirolimus, zotarolimus and everolimus). Delivery of drugs locally to the artery wall, using lower dosages than would be required for systemic applications, has been shown to inhibit the events which might lead to restenosis. Patients usually also undergo treatment with aspirin and anti-clotting or antiplatelet drugs, such as clopidogrel (Plavix) or ticlopidine (Ticlid) after the stenting, to reduce the incidence of blood clots or thrombosis. Early indications were that drug-eluting stents succeeded in reducing the issue of restenosis with some clinical trials with drug-eluting stents demonstrating a restenosis rate of under 10%, according to The New England Journal of Medicine.

Bioresorbable Stents. While studies showed drug-eluting stents have succeeded in lowering the rates of restenosis, safety concerns were raised when studies suggested risks associated with late-stent thrombosis and failure to restore normal artery function in the vessel. When coronary stents were originally conceived, work was undertaken to develop them from biodegradable polymers so they would dissolve or resorb over time, unlike metal stents which remain permanently in place. This work was directed towards the use of stents as a temporary device to treat the temporary issue of the coronary artery healing after the balloon angioplasty in order to prevent renarrowing of arteries. More recently, the focus has been on producing a coronary stent that is safe and overcomes the potential for late-stent thrombosis. The first bioresorbable stent was developed by researchers at Duke University in the early 1980s. While there have been a number of researchers developing bioresorbable stents intended to be resorbed by the body over time, there are many technical challenges, and to date, no bioresorbable stents have been approved yet for sale in Europe or the United States. We believe that Abbott Vascular’s BVS stent is the only bioresorbable stent currently in human clinical trials with sufficient patient numbers that could lead to CE Mark approval and viable commercialization in the next few years.

Coronary Stent Market

The global market for coronary stents can be broken down into three main sub-markets: the United States, Europe and Asia, which is principally comprised of Japan and includes Australia. Europe represents a large market and will be the first market targeted by us, assuming we achieve the CE Mark approval required to authorize the sale of our ReZolvetm stent in the European Union.

In 2009, total annual revenues from coronary stent sales were approximately $5.3 billion, of which drug-eluting stents accounted for approximately $4.4 billion of this market. In 2009, annual revenues for coronary stent sales were:

•	approximately $2.2 billion in the United States with sales of approximately 1.5 million stent implants, with these stents constituting approximately 90% of all interventional procedures in the United States;

•	approximately $2.3 billion in Europe with sales of approximately 2.1 million stent implants, with these stents constituting approximately 90% of all interventional procedures in Europe; and

•	approximately $0.7 billion in Japan with sales of approximately 0.4 million stent implants, with these stents constituting approximately 88% of all interventional procedures in Japan.

Drug-eluting stents account for approximately 70% of stent usage worldwide. From 2006 to 2007, there was a reduction in market size and sales of drug-eluting stents by over $1 billion which we believe was due in part to the concerns regarding increased risk of late-stent thrombosis. We believe there are four companies with significant market share which have received FDA and CE Mark approval for six drug-eluting stents.

Limitations of Current Interventional Treatments

Limitations of Currently Marketed Stents

The use of coronary stenting with balloon angioplasty for the treatment of coronary artery disease has become common practice as an effective method of preventing coronary blockages. However, in spite of recent improvements in patient outcomes, the use of metal and drug-eluting stents, which remain permanently embedded within the coronary artery wall, potentially put the patient at risk for a number of clinical complications. These complications may include:

•	Adverse Long-Term Reactions. Currently available stents are permanent implants and it is widely believed they can create the potential for long-term tissue reaction due to continued mechanical stress during the heart’s millions of pumping cycles. In addition, these stents, and particularly bare-metal stents, create the potential for restenosis by triggering the body’s inflammatory response by inhibiting positive vessel remodeling, which potentially prevents a more natural healing result over time.

•	Risk of Thrombosis and Long-Term Drug Therapy. There is currently concern within the cardiovascular industry about the incidence of late-stent thrombosis as a result of the use of drug-eluting metal stents. Late-stent thrombosis is diagnosed as a blood clot, or thrombosis occurring in the coronary artery, which then moves downstream to create a coronary event or stroke, often leading to death. According to the Journal of the American College of Cardiology, drug-eluting stents may potentially exacerbate the incidence of late-stent thrombosis after treatment with the stent. We believe this could be a significant issue for the industry and in late 2006 the use of drug-eluting stents began to decrease relative to bare-metal stents. In order to reduce the risk of thrombosis, patients are treated with drugs for potentially the rest of the patient’s life. The long-term use of anti-platelet medication has negative lifestyle effects on patients and is also very costly.

•	Complications to Future Medical Interventions. Currently available stents may cause numerous complications to medical treatment in the future due to the permanent nature of the stent, including restricting retreatment of coronary artery lesions with a subsequent stent, or restenting, treatment of lesions that are located downstream to the original stent and future surgical interventions, including bypass surgery. In addition, the use of advanced coronary imaging, including CAT Scans, or CTs, and magnetic resonance imaging, or MRIs, to study coronary flow non-invasively, can be inhibited due to the presence of a metal stent.

Limitations of Existing Bioresorbable Stents in Development

Bioresorbable stents have been in development for many years. Companies engaged in the development of bioresorbable stents have encountered a number of technical challenges that have caused their product candidates to fail to satisfy regulatory or market requirements, including:

•	Poor Stent Design and Polymer Selection. Polymers are inherently weaker than metal and are prone to becoming brittle and sometimes break. All commercially available metal stents use deforming technology where the stent is crimped down onto the catheter mounted balloon. As the balloon expands, so does the stent, to reach its intended size. As polymers do not stretch or deform without affecting mechanical properties, the process of deployment can further weaken the stent making it prone to breakage and limiting its ability to support the artery. In addition, when polymers are used in conjunction with deforming metal stent designs, the retention, or the ability to retain the stent on the balloon, can be compromised since it is difficult to adequately secure the stent on the balloon without damaging or breaking the stent upon expansion.

•	Change to Clinical Practice. Depending on the specific polymer used in the stent, clinicians may need to heat the balloon prior to use for an extended time to allow smooth expansion of the stent, without cracking or breaking, and to maintain strength after expansion. Additionally, to maintain physical properties of the stent, clinicians may need to store the polymer stent at refrigerated temperatures prior to use. This additional preparation is inconvenient for clinicians and increases the amount of time clinicians spend on treatment of patients.

•	Accelerated Resorption Rate. There is the potential for early degradation of a polymer stent before allowing sufficient time for the artery to heal. Therefore, polymers must be designed to maintain mechanical strength through the critical healing period post-stenting and then initiate the process of resorption without creating adverse biological reactions.

•	Lack of Biocompatibility. Depending on the polymer used, bioresorbable stents may create an inflammatory response in the artery. In addition, they require the ability to be resorbed by the body without indications of toxicity.

•	Incompatibility with Imaging Techniques. Polymer stents are generally invisible under x-ray. The inability to view the stent using standard imaging technology is a particular issue for physicians evaluating patients during and after implantation of the stent.

Although a number of other companies have and are currently working to develop bioresorbable or polymer stents, no bioresorbable stents have been approved for sale in the United States or Europe. Abbott Laboratories is developing its Bioresorbable Vascular Solution, or BVS stent. Abbott Laboratories has released information about two clinical trials with its BVS stent. Biotronik, a private, European company, is developing their second generation Dreams magnesium-based resorbable stent. Biotronik has announced that clinical trials of this device commenced in July 2010. We do not have sufficient information to determine whether Abbott Laboratories or Biotronik will receive regulatory approval for their products, or whether their products will address the technical limitations listed above.

As described below, we believe that our ReZolvetm stent potentially will be able to overcome these limitations by combining the benefits of our exclusively licensed polymer with our proprietary “slide and lock” design.

Our Solution

We have designed our ReZolvetm stent to overcome many of the limitations associated with currently marketed metal and drug-eluting stents, while allowing the artery to remodel and regain normal physiological function. We are currently working to prove out our design features, and although we do not have human clinical data to support our assertions, we have performed extensive bench and preclinical testing, including animal models, that provides data and results that indicate our stent will include the following benefits:

•	Restoration of the Vessel Function and Decreased Risk of Adverse Effect. We believe adverse long-term reactions will be reduced due to the ability of our stent to be resorbed into the body over time. As our Resolvetm stent dissolves, and the lesion has healed, a normal, functioning vessel remains, without the restrictions of a permanent metal structure. We believe our stent has the potential to minimize disease progression downstream as the artery and blood flow are restored to normal function.

•	Minimization of Thrombosis Risk and Reduction of Long-Term Drug Therapy. We believe the potential for late-stent thrombosis is reduced because the stent becomes fully encapsulated into the artery where it safely dissolves over time. We believe these characteristics will help in reducing the incidence of blood clots, potentially decreasing the need for prolonged anti-platelet drug therapy.

•	Enhanced Applications for Future Medical Treatment. We believe as our ReZolvetm stent dissolves, the potential complications to subsequent medical treatments are reduced. A patient can likely undergo restenting, receive treatment more easily for lesions which are located downstream from the original stent and undergo surgical procedures to the arteries without metal obstruction. In addition, we believe a significant potential application of our products is for their use as delivery vehicles for agents such as drugs and genes in coronary arteries for the treatment of a number of different lesions, including the treatment and reduction of vulnerable plaque. As a result, we believe our ReZolvetm stent will be able to treat a broader range of lesions safely than today’s stent alternatives. The ReZolvetm stent also will not inhibit the use of MRI, thereby allowing physicians to non-invasively study coronary flow. As the ReZolvetm stent loses radiocapacity following implant, we believe it will also be compatible with CT imaging.

We believe that due to risks associated with the commercially available bare-metal and drug-eluting stents, bioresorbable stents will be the next major advance in coronary stent development. Bioresorbable stents can potentially provide interventional cardiologists with more treatment options to better address a broader range of coronary lesions which is not possible with metal stents today. Our ReZolvetm stent is designed with the following features to overcome a number of the limitations of other bioresorbable stents which are currently under development:

•	Proprietary Stent Design and Strong and Resilient Polymer. Our proprietary “slide & lock” design is very amenable to the use of plastic materials. The stent can be expanded with minimal deformation of the polymer which helps to maintain the strength of the material. Our proprietary polymer is also less prone to breaking than other polymers that have been tested for this application, and we believe the strength is comparable to that of metal stents during the critical 90-day healing period following stent placement. We believe our ability to customize our polymer formulation will allow us to create products for additional applications. For example, we believe our polymer and stent technology could eventually be used to develop stents for use in peripheral arteries of the leg where stents are prone to crushing and fractures, such as in femoral and popliteal arteries. As part of our manufacturing process, we secure the stent onto the balloon catheter without relying solely on traditional crimping of the final stent assembly.

•	No Change to Clinical Practice. Our stent with its sheath can be deployed using a standard balloon catheter and does not require any change to storage, handling or delivery of the stent. The stent can be stored at controlled room temperature conditions without the necessity of heating or refrigeration prior to use. As a result, we believe that our stent will be able to be implanted more efficiently than comparable bioresorbable stents given the reduced preparation required.

•	Controlled Resorption Rate. The polymer we use is designed to degrade into the body in a predictable and safe manner. The polymer degrades and can then be cleared from the body. The polymer formulation also enables us to adjust the degradation profile to maximize the benefit for patient outcomes.

•	Biocompatible and Safe. Our development work to date and human clinical trial data at 34 months post-stenting with an earlier version of our stent design and polymer have not shown any indications of adverse biological reactions while the stent is degrading. Our polymer is designed such that once it is inserted into the body, water will be absorbed into the stent which promotes degradation of the polymer.

•	Compatible with Imaging Techniques. Our ReZolvetm stent is visible under x-ray, thereby allowing physicians the ability to see the stent during placement and at early patient evaluations. It is also compatible with MRIs, and after a certain amount of stent resorption occurs, we believe our ReZolvetm stent will be compatible with CT imaging, both of which imaging technologies may become more widely used in the diagnosis and treatment of coronary artery disease.

The disadvantage of our ReZolvetm stent is that, initially, our ReZolvetm stent is not designed to address smaller diameter vessel applications or highly calcified, or hard and complex, lesions. As a result, the ReZolvetm stent will not initially be able to address the needs of all patients requiring a coronary stent.

Our Strategy

Our goal is to become a world leader in the development and commercialization of bioresorbable stent products used in the coronary and peripheral arteries of the human body. To achieve this goal, we are pursuing the following business strategies:

•	Demonstrate the Clinical Safety and Efficacy and Gain Regulatory Approval of our ReZolveTM Stent. We intend to demonstrate the clinical safety and efficacy of our ReZolvetm stent through carefully structured clinical studies with pilot human clinical trials of our ReZolvetm stent expected to begin in the first quarter of 2011. We plan to use these pilot studies to support our application to start the pivotal human clinical trial required to obtain CE Mark approval in the EU which will allow for commercial sales of the ReZolvetm stent in the EU. We have developed a clinical and regulatory plan designed to achieve CE Mark approval and are targeting first commercial product sales in the EU by the end of 2013. We intend to use the data from the CE Mark human trials to support applications for an Investigational Device Exemption, or IDE, for U.S. clinical trials which we expect to commence following the CE Mark human trials.

•	Commercialize and Drive Adoption of our ReZolveTM Stent. Following regulatory approvals, we plan to commercialize our products. Once the clinical trials designed to achieve CE Marking are underway, our strategy will be to advance our commercialization plan in anticipation of the approval to allow for commercial sales of our products in the EU and related markets such as Australia. In order to meet commercial demand for our products, we intend to invest in the expansion of our manufacturing capabilities to required levels. Based on the early clinical data from our human clinical trials in the EU, we will then plan the commencement of our larger and more costly U.S. FDA clinical trial in order to seek to achieve PMA approval for commercial sales of our products in the United States. We have granted BSC an option for a worldwide, exclusive right to sell, market and distribute our products, subject to certain requirements. See “— Material Agreements — Boston Scientific Agreements” for additional information.

•	Build Awareness and Support Among Leading Physicians. Our clinical development strategy is to closely collaborate with key opinion leaders in the field of interventional cardiology. We believe these key opinion leaders can be valuable advocates of our technology and be important in the market adoption of our products once our products are approved and commercialized. In addition, we intend to look to these physicians to generate and publish scientific data that further supports the benefits of our stent technology.

•	Leverage Our Technology Platform into Other Therapeutic Areas. We believe that our technology is applicable in other therapeutic areas outside of coronary artery disease. For example, we intend to pursue the use of our technology for the treatment of peripheral artery disease. Currently, we believe treatments of peripheral artery disease, particularly in the femoral artery, have demonstrated only marginal benefit. We believe, however, the application of our technology to the development of a bioresorbable peripheral stent could be significant in this expanding market.

•	Explore Licensing Opportunities. We intend to explore opportunities to leverage our intellectual property portfolio through licensing our technology to third parties or through the establishment of partnerships. For example, we are currently seeking a partner interested in licensing our side-chain crystalizable polymer for use as a flowable cement in spinal trauma surgery.

•	Expand and Strengthen Our Intellectual Property Portfolio. We plan to continue to expand our current intellectual property portfolio. While we believe that our current portfolio will allow us to effectively market our products for the treatment of coronary artery disease, we plan to originate, license and acquire additional intellectual property to enhance our existing position and enable us to more effectively protect our technology.

•	Provide the Highest Quality Products for Our Customers and Patients. We have assembled a team of experienced professionals in the medical device industry who are focused on patient safety and product quality. We incorporate these principles in every aspect of our business including product development, manufacturing, quality assurance and clinical research. We intend to build on this foundation by offering only the highest quality products to patients and physician customers.

Our Products

ReZolvetm Stent

The ReZolvetm stent is a fully bioresorbable polymer stent. After implantation, the stent is fully captured within the artery wall. As the vessel remodels and heals, the stent gradually degrades and is benignly cleared from the body to overcome a number of the issues caused by permanent metal stents. As the stent degrades and is resorbed, there is an integration of artery tissue into the space previously occupied by the stent.

We developed an early version of the stent that was not drug-coated. After extensive preclinical testing of the early version stent, we performed a small human clinical trial in 2007 with 25 patients in Brazil and Germany. We were successful in deploying the stent and demonstrated the stent’s ability to dialate and hold the lesion as anticipated and consistent with the results of our preclinical data. However, at approximately four months, we saw adverse device performance resulting in a higher than anticipated number of patients requiring retreatment with another stent. At approximately the three-year time point, we performed follow-up imaging on a subset of patients that were both retreated and not retreated. This imaging shows stability of the artery, which we believe supports our claims as to the safety of the polymer as it degrades.

After extensive investigative analysis, we concluded that embrittlement of the polymer was one of the primary underlying causes for the retreatments in the first study. In addition to planned changes to the stent’s design, we modified the polymer formulation, developed more predictive bench testing, and are working on final design aspects of the revised ReZolveTM stent.

We plan to implant the ReZolvetm stent using a balloon mounted angioplasty catheter. We currently pre-mount the ReZolvetm stent onto the balloon as part of the manufacturing process and prior to the final sterilization. While the handling and storage requirements of the ReZolvetm stent are not expected to vary from those commonly used in clinical practice with metal stents, we currently plan to include a sheath over the ReZolvetm stent to protect the device until it is finally positioned in the coronary artery. Other than the use of the sheath, we believe that the ReZolveTM stent will be able to be implanted in humans using standard clinical procedures, which we believe will be important to rapid adoption of the product by physicians following receipt of regulatory approval required for commercialization. It is possible that future device iterations will not utilize a sheathed delivery system. The intended key features of our ReZolvetm stent include:

Intended Key Features	Details
Deliverable for intended use	Able to be implanted with minimally invasive techniques. Resorbs leaving no device.
Efficacy	Allows artery to return to a normal functioning state.
Minimal recoil	Limits the stent’s recoil which we believe decreases the risk of restenosis.
Expansion range	Clinically-relevant expansion range due to ratchet mechanism which allows our stents to be ratcheted open to achieve various sizes during the implant procedure. Minimizes complication from over-expansion.
Treats 2.75 mm diameter arteries and above	Meets standard size requirements and is able to treat a variety of patients.
Standard deployment	Catheter mounted with handling and storage the same as current clinical practice.
Radiopaque	Visible by the cardiologist seeking to check the placement in the artery post-implant.

To address clinical requirements, we will develop several sizes of the ReZolvetm stent and also several lengths, to address the most common lesions being treated in coronary arteries.

Our ReZolvetm stent, which consists of our “slide & lock” design and licensed polymer technology, has passed the following preclinical tests:

•	Comparative Testing. Animal implants have been undertaken to assess our stent technology functionality as compared to commercial metal stents. We have undertaken significant laboratory and preclinical testing on the development of our stent technology over the last ten years which has shown that our technology and the ReZolvetm stent is safe and effective in animals, with nearly 1,000 stents tested across various animal models. In the 90 days following implant, our preclinical tests have shown that the ReZolvetm stent maintains the opening of the artery. Studies of our technology show that as the polymer degrades, the artery heals and becomes more like an unstented artery. Following stent implant, the lumen size, or the inside area of the artery, increased after our stent started to and continued to resorb over time, leaving a more normal lumen area. The lumen size of arteries supported by metal stents implanted as a control in these animal studies was almost unchanged. The chart below summarizes some of our animal studies:

Below: Animal testing of change in lumen size from time of implant

•	Strength, Embrittlement and Fatigue Testing. We have conducted engineering and life cycle testing with machines that are designed to replicate both the physiological conditions in the coronary artery as well as measure the maximum stress levels that our technology can withstand. To date, these preclinical tests have demonstrated satisfactory design and polymer strength, low levels of embrittlement of the polymer and resistance to fatigue prior to significant degradation of the stent.

•	Biocompatibility Testing. The biological response to our stent technology has been evaluated by assessing healing in the animal coronary arteries using standard microscopy for stented arteries. To date, these studies have demonstrated the polymer is safe and no adverse response occurs in the artery even while the polymer degrades.

•	Rate of Degradation Testing. We have tested degradation of the polymer, as the stent needs to maintain its structural integrity for approximately a 90-day period following stenting to allow sufficient time for the artery to heal. To date, these studies have demonstrated that our technology maintains its structural integrity and strength for up to six months in animals. By design, at 12 months, the stent no longer has sufficient mechanical strength, and the polymer begins to resorb and be eliminated from the animal’s body which continues for approximately four years, after which only tiny particles of the original polymer remain. The polymer is designed such that once it is inserted into the body, water is absorbed slowly into the stent which promotes degradation of the polymer into safe byproducts metabolized by the animal’s body, and then is cleared from the body. A study of the byproducts resulting from the resorption of our stent showed no accumulation in key organs or tissues of the animal’s body and a substantial portion of the byproducts were cleared from the body.

•	Toxicity Testing. Our polymer material has been tested for toxicity and has been shown to date to be safe. As required by ISO-10993-1 regulations, our technology has undergone laboratory testing for genotoxicity. To date, our studies have shown that there is no change to the DNA or chromosomes of cells tested and no other genetic effect showing our polymer is genotoxic. In addition, we have also conducted tests for several other types of toxicity which have demonstrated to date that the polymer is safe. In addition to these laboratory tests, we have also conducted follow-up tests on the patients who were implanted with an early generation of our stents in 2007, and after three years of exposure to the polymer and breakdown of products in these patients, the vessels remain open and no long-term adverse clinical events have been reported.

•	Testing of Drug Coating. The act of placement of the stent in the artery can injure the diseased vessel and the body’s wound-healing process can cause excessive scar tissue to form inside the stent, or in-stent restenosis. The drug sirolimus has been shown to minimize the overgrowth of tissue thereby minimizing the incidence of in-stent restenosis. In animal studies, we have tested the effects of the drug, sirolimus, which is applied to the stent surface of the ReZolvetm stent as a coating. This drug is already used for other drug-eluting stents due to a recognized safety profile and efficacy at reducing restenosis. Our studies demonstrated no major drug toxicity.

Our Technology

“Slide and Lock” Stent Design

Our patent protected “slide & lock” mechanism is based on a ratchet system where as the stent expands on a catheter mounted balloon, the “teeth” on the sliding parts pass through brackets in the stent, preventing them from passing back, and locks in the stent diameter. The current version of the “slide and lock” design is designed to be uniform throughout. The design is implemented with two sets of components: backbones and ‘U’-shaped struts.

We believe our “slide & lock” design offers the following advantages as compared to commercially available metal stents and drug-eluting stents, and bioresorbable stents in development:

•	Non-Deformable Design. All metal stents currently commercially available use deforming technology where the stent is crimped down onto the catheter mounted balloon and as the balloon expands, so does the device, until it reaches the desired size. Stents that bend open in this manner are called “deformable” stents. When polymers are stretched, they can lose strength and become prone to breakage. We believe our non-deformable ratcheting design is a key component to developing a strong bioresorbable stent.

•	Spiral Design which Maximizes Strength while Minimizing Bulk. In metal stents, the ultimate strength of the material prevents excessive recoil of the device post expansion. Polymer stents do not have the strength of metal, and therefore often break, recoil to a smaller diameter, or collapse entirely. We believe our spiral design offers an appropriate level of radial strength to overcome these issues while minimizing bulk.

•	Large Expansion Range with the Ability to Minimize Over-Extension. The “slide & lock” mechanism allows our stents to be ratcheted open to achieve various sizes, similar to commercially available metal stents. One potential drawback of utilizing existing polymer stent technology is the lack of expansion range which can be achieved during implantation. Existing technology generally requires that treating physicians more accurately assess the correct size of the coronary artery based on angiography, since further expansion of the device post implant, a common technique to improve the position of the stent in relation to the artery wall, is limited due to potential fracture and recoil. With a limited expansion range, additional stent sizes may be required to accommodate existing clinical practice. We believe that with our “slide & lock” technology, the physician will be able to further expand the stent, as currently done in clinical practice, without the concern of over-expansion and without the need for various stent sizes.

Polymer Composition

Our patent protected polymer is an iodinated, tyrosine-derived polycarbonate.

In January 2003, we entered into an exclusive license for a polymer material invented at Rutgers University in New Jersey for use in stents, stent coating and embolics. We have continued to develop and enhance the polymer in collaboration with Rutgers University. In July 2010, we entered into a new license agreement with Rutgers University which broadens our exclusive rights to the original polymer family and all new polymer compositions developed from this family to cover all vascular applications. See “— Material Agreements — Rutgers License Agreement” for additional information.

We believe the polymer we use offers the following advantages as compared to bare-metal stents and other polymer-based stents:

•	Strength. Strength and structural integrity comparable to metal stents is important during the critical 90 day healing period following stenting. We have developed our polymer such that, in conjunction with our design, it maintains the strength and structural integrity necessary to support an artery during the critical 90 day healing period. We believe our specific polymer formulation is less prone to cracking and breakage than other polymers.

•	Biocompatibility. Our development work to date and human trials in 2007 using an earlier generation of our polymer have not shown any adverse biological reactions.

•	Predictable Degradation and Resorbtion. Our polymer degrades into metabolites (being three monomers and carbon dioxide) and can then be cleared from the body. Our polymer formulation also enables us to adjust the degradation profile to fit with the patient’s desired outcomes. We believe future generations of our bioresorbable stent may employ formulations that will allow a more rapid degradation process to occur which will facilitate, for example, the short-term treatment of vulnerable plaque with drugs.

•	Visibility. The use of iodine in the polymer enables our stent to be visible under x-ray as well as standard fluoroscopy. This visibility is similar to commercially available metal stents, made of stainless steel, and we believe this differs from other products currently in development where only the end markers on the device are visible. Improved visibility allows interventional cardiologists to more accurately assess the implant quality and position.

Drug Coating

Our ReZolveTM stent can be configured as a drug-eluting stent coated with a therapeutic agent that is designed to inhibit restenosis of the artery in the same location. We intend to use the drug, sirolimus, an anti-restenotic drug used in other drug-eluting stents. This drug is commercially available from a number of different sources and is FDA approved.

A target dose of 80 ug of sirolimus is coated onto the outside surface of the ReZolvetm stent using a polymer solution containing the drug. The polymer used in the coating solution is the same as our base polymer. In laboratory and animal studies to date, we have demonstrated that there is a controlled release of the drug over 30 days, with most of the drug released from the polymer within 90 days. We believe this early and slow release characteristic optimizes the efficacy of the drug, while more complete delivery at 90 days may decrease the impact of the drug on the healing process.

Preclinical Testing

We have undertaken significant laboratory and preclinical testing on the development of our stent technology over the last ten years which has shown that our technology and the ReZolvetm stent is safe and effective in animals, with nearly 1,000 stents tested across various animal models.

We are also completing our preparatory work including formal animal trials with the ReZolvetm stent for submission to the Brazilian and European regulatory bodies. Upon completion of these preparatory steps and the receipt of regulatory approvals, we plan to initiate our next series of human trials, commencing with a pilot study and then a randomized clinical trial to support our CE Mark application.

Clinical Development Program

We have developed a clinical and regulatory plan which is designed to achieve CE Mark approval by the end of 2013. We intend to use the data from the CE Mark human trials in order to support future applications for an Investigational Device Exemption, or IDE, for U.S. clinical trials.

Assuming we obtain CE Mark approval for our ReZolvetm stent, we believe we will be in a position to generate commercial sales in the EU. If we are successful in generating such sales, we anticipate using the revenue to fund the U.S. human clinical trials, as well as our other development activities. Commercial sales in the United States can only occur after completion of a U.S. FDA human clinical trial and Premarket Approval, or PMA, from the FDA.

Besides the experience of our management team, we are also engaging consultants who specialize in interventional cardiology to support our regulatory submissions and clinical trial efforts. We intend to hire a Vice President of

Clinical/Regulatory Affairs to oversee strategy and execution of our clinical program. We also plan to engage clinical research organizations to provide additional expertise in managing our clinical trials.

Human Clinical Trial — Pilot Study

Our immediate clinical focus is to commence a 50 patient pilot clinical trial of the ReZolvetm stent in Brazil and Germany. We have not yet applied for approval from the relevant regulatory authorities, as we are currently in the process of compiling data and awaiting final pre-clinical results to include in our regulatory applications. We expect this pilot study will be a non-randomized trial that will utilize industry standard measures of safety and efficacy in evaluating the performance of the device. Enrolled patients will be monitored on a regular basis including at one, four, and 12 month intervals after implant of the device, and annually thereafter, for a period of up to five years. Based on the results of the pilot study, we, in consultation with our Scientific Advisory Board, will make a decision on the commencement of our CE Mark trials.

Upon receiving the necessary approvals, we plan to commence the pilot study in the first quarter of 2011 and expect that the six month clinical follow-up data from the patients in the pilot study will provide a strong indication as to whether the device is likely to be successful in subsequent clinical trials, but there is no guarantee we will achieve successful results. If the results are successful, we may initiate broader enrollment in other countries to support CE Mark Application. This pilot study is not designed to enable scientific conclusions to be drawn or regulatory approvals to be received.

Pivotal Human Clinical Trial — CE Mark

European Union Regulations

In the EU, the European Medical Devices Directive, or MDD, 93/42/EEC sets out the general requirements for clinical trials and other essential requirements to support CE Marking and there are numerous directives and standards regulating the design, manufacture, clinical trials and labeling for medical devices. For the ReZolvetm stent to bear the CE Mark and be sold commercially throughout the EU, we will need to complete a human clinical trial of the ReZolvetm stent, as well as complete supporting work to comply with the requirements of MDD.

Australian Regulations

In Australia, the Therapeutic Goods Administration, or TGA, is responsible for administering the Therapeutic Goods Act with our device falling under the category of an Implantable Medical Device. The TGA maintains the Australian Register of Therapeutic Goods, or ARTG. Unless exempt, all therapeutic goods for human use, including medical devices, must be included on the register before they may be imported, supplied in, or exported from Australia. Any use of an unapproved medical device in humans in Australia, even in pilot trials, requires an exemption from the requirement for inclusion on the ARTG.

We plan to conduct part of the CE Mark human clinical trial in two or three well-recognized Australian centers. In addition to agreeing to trial protocols and obtaining ethical approvals at these centers, we plan to seek an exemption from the ARTG for our CE Mark human clinical trial in Australia.

CE Mark Trial Structure

We currently plan to conduct our pivotal human clinical trial for CE Mark approval based on:

•	350 patients;

•	Non-inferiority trial of the ReZolvetm stent against a commercially available drug-eluting metal stent with implants being on a randomized 2:1 basis with two of our stents implanted for every control stent;

•	15 to 20 centers in the trial across the EU, Brazil, Australia and New Zealand;

•	Primary endpoint will be late loss (reduction of internal artery diameter) and comparable major adverse coronary events or MACE (death, ischemia, heart attack);

•	Clinical follow-up on all patients on a regular basis including at one, six, 12 months and annually thereafter for a period of up to five years, after implant of the device; and

•	Interventional follow-up at 9 months or 12 months on a subset of patients in order to visualize the healing process.

We plan to commence enrollment of patients for the CE Mark trial following successful results from our pilot study. We plan to complete enrollment of all patients in the CE Mark trial in the third quarter of 2012 and be in a position to obtain the CE Mark by the end of 2013. However, no guarantee can be given that we will achieve our expected results at the clinical trials or that CE Mark will be attained in a timely fashion or at all.

Follow-on Human Clinical Trial — U.S. FDA Clinical Trial

U.S. Regulations

In the United States, medical devices are subject to review and approval by the FDA, which regulates the clinical testing, manufacture, labeling, storage, record keeping, distribution and promotion of medical devices, primarily pursuant to the requirements of the Food, Drug and Cosmetic Act and other regulatory requirements. Medical devices are classified as Class I, II or III according to risk. Devices classified as Class III, such as the ReZolveTM stent, require FDA approval of a PMA application prior to commercialization.

To obtain FDA approval to market our products, the FDA requires proof of safety and efficacy in human clinical trials performed under an IDE. An IDE application must contain preclinical test data supporting the safety of the product for human investigational use, information on manufacturing processes and procedures, proposed clinical protocols and other information. If the IDE application is accepted, human clinical trials may begin.

The IDE application is generally approved by the FDA for a specified number of patients and investigational sites. Clinical trials may begin once the FDA approves the IDE and the Institutional Review Board at each participating clinical site approves the trial protocol.

U.S. Human Trials and FDA Approval

Based on the outcome of the pivotal CE Mark human trial, we plan to conduct human clinical trials in the United States. The trial is expected to be a randomized trial of at least 2,000 patients.

Pursuant to our clinical and regulatory strategy, the timing of the commencement of the U.S. FDA clinical trial will be determined after consideration of the CE Mark results, our capacity to manage multiple trials concurrently and the availability of future funding.

Manufacturing

Our operations are based at our ISO 13485-2003 certified facility in San Diego, an approximately 17,000 square foot facility dedicated to the development and manufacture of our products. The facility includes laboratories for chemistry and engineering, product assembly, including clean rooms and quality assurance laboratories. We believe that the San Diego facility will have the capacity to produce the quantities of stents required for our planned clinical trials. In the future, assuming we receive the necessary regulatory approvals for our products, we expect to expand our manufacturing capacity in line with demand for our products. Our lease expires in February 2013.

Certain portions of the stent manufacturing process currently are completed by external parties in FDA registered facilities. We have not entered into any material agreements with any third parties regarding our manufacturing process. Our suppliers have no contractual obligation to supply, and we are not obligated to purchase from them, any components used in our ReZolvetm stent which may result in supply interruptions. The strategy of outsourcing selected manufacturing processes is intended to minimize capital and operating costs while at the same time maintaining required quality standards.

Our process of manufacture for our stent technology, including the ReZolvetm stent, involves six main steps, some of which currently involve a degree of manual intervention. We plan to make this process semi-automated during 2011 as we anticipate ramping up our manufacturing capabilities to further improve capacity and yields. These six steps are as follows:

•	Polymer Manufacture. Currently outsourced to SurModics Biomaterials.

•	Sheet Preparation (Film Pressing). Performed at our facility.

•	Lasing (Cutting the Stent Pieces from the Polymer Sheet). Currently outsourced to Resonetics.

•	Drug Coating. Performed at our facility.

•	Final Assembly, Mounting on the Catheter, Quality Assurance and Packaging. Performed at our facility.

•	Sterilization. Currently outsourced to Sterigenics.

Currently, our polymer manufacturer, SurModics; our catheter supplier, Bavaria Medizin Technologies GMBH; and our lasing process carried out by Resonetics are single sourced. While certain other products and components come from single source suppliers, we believe alternative suppliers are readily available, though in many cases we have not qualified these suppliers. If necessary, we could locate second source suppliers; however, any interruption or delay in obtaining products from third-party suppliers, or our inability to obtain products from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand for our planned clinical trials. Most of our suppliers have no contractual obligation to supply us with, and we are not contractually obligated to purchase from them, any of the components used in our products. Any supply interruption would limit our ability to manufacture our products, which could delay completion of clinical trials or commercialization of our products.

We have implemented a quality management system which is designed to comply with FDA regulations and ISO standards governing our medical device products. These regulations carefully control the design, manufacture, testing and release of our products and product components as well as raw material receipt and control. We also have controlled methods for the consistent manufacturing of our products and product components at our facilities. All key outsourcing partners are generally ISO-certified to help assure a continual supply of high quality components.

Competition

The coronary stent industry is highly competitive. Many of our competitors have significantly greater financial resources, human resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Many of these competitors also have more established reputations with our target customers and developed worldwide distribution channels. These competitors include Abbott Laboratories, Boston Scientific Corporation, Johnson & Johnson and Medtronic, Inc. Smaller or early-stage companies may also prove to be significant competitors, particularly if they enter into collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business. As a result, we cannot provide assurances that we will be able to compete effectively against these competitors or their products.

Although the field of interventional cardiology is extremely competitive with high performance requirements for products, we believe interventional cardiologists have historically been rapid adopters of new technology. While physicians may recommend alternative treatments such as drug therapy, bypass surgery, angioplasty or bare-metal stenting, we expect the primary competition for our products will be drug-eluting stents and other bioresorbable stents. There have been a number of companies working to develop bioresorbable or polymer stents. Abbott Laboratories is developing its Bioresorbable Vascular Solution, or BVS. Abbott Laboratories has released information about two clinical trials with its BVS stent. If Abbott Laboratories’ clinical trials are successful, we expect it to receive its CE Mark prior to us. Biotronik, a private, European company, is developing its second generation Dreams magnesium-based resorbable stent. Biotronik has announced that clinical trials of this device commenced in July 2010.

Because of the size of the market opportunity for coronary artery disease, competitors have historically dedicated and, we expect, will continue to dedicate significant resources to aggressively promote their products. New product developments that could compete with us more effectively are likely because the coronary artery disease treatment market is characterized by extensive research efforts and technological progress. Accordingly, competitors may develop technologies and products that are safer, more effective, easier to use or less expensive than our ReZolvetm stent.

We believe our success is likely to be driven by, and depends on, our ability to innovate, manufacture in commercial quantities, obtain regulatory approvals and reimbursement and successfully market and sell our ReZolvetm stent. We expect to encounter potential customers who, due to existing relationships with our competitors, are committed to or prefer the products offered by these competitors. To compete effectively, we must demonstrate that our products are attractive alternatives to other devices and treatments by differentiating our products on the basis of safety, efficacy, performance, ease of use, brand and name recognition, reputation, service and cost-effectiveness.

Research and Development

Since inception, we have devoted a significant amount of resources to develop our ReZolvetm stent. Our research and development expenses were $8.5 million in 2007, $11.4 million in 2008, $10.3 million in 2009 and $3.8 million in the six months ended June 30, 2010. We expect our research and development expenditures to increase as we continue to devote significant resources to developing our products, in particular, completing the clinical trials necessary to support regulatory approval.

Sales and Marketing

As a development stage company, we do not have a sales and marketing organization and have no experience in the sale, marketing and distribution of stents. To achieve commercial success for any approved product we must further develop a sales and marketing organization or enter into arrangements with others to market and sell our products.

In most countries throughout the world, a significant portion of a patient’s medical expenses is covered by third-party payors. In the United States, hospitals and physicians generally rely on third-party payors, such as Medicare, private health insurance plans and health maintenance organizations to reimburse all or part of the cost of medical devices and the related surgical procedures. Reimbursement in the EU varies from country-to-country and often hospital-to-hospital. We believe that numerous hospitals have established budgets to purchase coronary stents and the purchase decision is often driven by the interventional cardiologists.

Currently, coronary stents are sold through distribution channels in the United States and around the developed world, primarily targeting interventional cardiologists who treat patients likely to require stenting. We believe the costs and barriers to develop a distribution channel focused around one group of products is large. We may therefore consider partnering with a distribution or sales channel. In addition, we have entered into a Distribution Option agreement with Boston Scientific Corporation relating to the sale and distribution of our stent technology in markets in which the technology is approved for sale. The terms of this agreement are described under “— Material Agreements — Boston Scientific Agreements.”

Our sales strategy will depend on our product roll-out which is dependent upon our products receiving the necessary regulatory approvals and clearances:

•	The EU will be the initial target commercial market because CE Marking is our first clinical objective;

•	Australia will be the second target commercial market because we believe regulatory approvals in Australia will closely follow CE Marking and Australia can serve as a base for the Asian market; and

•	The United States will be the third target commercial market upon completion of U.S. FDA trials and our product receiving PMA approval.

Intellectual Property

We rely on a combination of patents, trade secrets and copyright, together with non-disclosure and confidentiality agreements, to establish and protect our proprietary rights in our technologies. Our U.S. and foreign issued patents and patent applications covering the fundamental technology underlying our “slide & lock” design have been developed internally, while the polymer has been either licensed or developed by us.

Currently, our patent portfolio is comprised, on a worldwide basis, of close to 250 issued U.S. and foreign patents which we own directly or for which we are the exclusive licensee. We have been issued 23 U.S. patents and have 28 U.S. patent applications which are pending in the United States Patent and Trademark Office. The last to expire of our issued patents expires in 2030. For these 51 technology patents, we have sought intellectual property protection outside of the United States and have been issued 115 foreign patents and have 75 pending foreign applications. We do not know if any of our patent applications will be issued, nor do we know whether our patents, if issued, will cover our technology or will be able to be successfully enforced. Even if valid and enforceable, our patents may not be sufficiently broad to prevent others from inventing a stent like ours, despite our patent rights. We have received no communications from third parties concerning the patentability, validity or enforceability of our patents or patent applications. We believe that the remaining time on our patents provides adequate time to generate revenues from commercialization, subject to timing of the regulatory and clinical pathway.

We actively monitor our intellectual property position, with new developments periodically reviewed to identify prudent extensions to our patent portfolio to ensure we lock-up key technology as well as to maximize our defensive strategy through the coverage of similar technology developments. We have an in-house patent counsel and also employ external patent attorneys to assist us in managing our intellectual property portfolio.

The industry we operate in has been subject to a large number of patent filings and patent infringement litigation. Whether we would, upon commercialization, infringe any patent claim will not be known with certainty unless and until a court interprets the patent claim in the context of litigation. If an infringement allegation is made against us, we may seek to invalidate the asserted patent claim and may allege non-infringement of the asserted patent claim. In order for us to invalidate a U.S. patent claim, we would need to rebut the presumption of validity afforded to issued patents in the United States with clear and convincing evidence of invalidity, which is a high burden of proof. To date, none of our patents or patent applications have been subject to reexamination, interference, or other legal challenge.

We require all employees to sign confidentiality and invention assignment agreements under which they are bound to assign to us inventions made during the term of their employment. These agreements further prohibit our employees from using, disclosing, or bringing onto the premises any proprietary information belonging to a third party. In addition, most of our consultants are required to sign agreements under which they must assign to us any inventions that relate to our business. These agreements also prohibit our consultants from incorporating into any inventions the proprietary rights of third parties without informing us. It is our policy to require all employees to document potential inventions and other intellectual property in laboratory notebooks and to disclose inventions to patent counsel in written form.

We also rely on confidentiality restrictions and trade secret protection to protect our technology. We generally require our consultants and other parties who may be exposed to our proprietary technology to sign non-disclosure agreements which prohibit such parties from disclosing or using our proprietary information except as may be authorized by us.

Material Agreements

Boston Scientific Agreements

On October 13, 2004, we entered into an Agreement and Plan of Merger, or the Merger Agreement, with Boston Scientific Corporation, or BSC, and a wholly owned subsidiary of BSC, pursuant to which we granted BSC an exclusive option to purchase all of our outstanding capital stock. The Merger Agreement contained customary covenants, including among other things, covenants regarding the conduct of our business during the option period. On December 7, 2007, the parties amended the Merger Agreement to suspend these covenants, subject to certain limited exceptions including, without limitation, certain covenants related to the conduct of our business and BSC’s board observation rights. The suspension period terminates on December 7, 2010. The amendment also provides that the Merger Agreement terminates automatically, if prior to December 7, 2010, we close an initial public offering under a registration statement filed with the SEC covering the sale of securities resulting in aggregate net cash proceeds to the company of at least $50,000,000. If we do not consummate an initial public offering prior to December 7, 2010, or we consummate an initial public offering prior to December 7, 2010 but do not receive net proceeds of at least $50,000,000, we could be subject to a potential acquisition by BSC at the option of BSC, with such option period expiring, among other ways, on the earliest of: (a) the first anniversary of the 120th day following the date of our achievement of the following clinical milestones, or the Milestone Date, if BSC has delivered a deposit in an amount equal to $40,000,000 to us and loaned us $10,000,000 in accordance with the terms of the Merger Agreement: (i) our delivery of clinical data to BSC concerning imaging, death, acute myocardial infarction, stent thrombosis and target lesion revascularization relating to the one year follow-up of at least 200 of our implanted resorbable drug coated stents from human clinical trials, or Implanted Stents, (ii) our delivery of clinical data to BSC concerning core lab acute gain, late loss, and binary angiographic restenosis relating to the eight to nine month angiographic follow-up of at least 100 Implanted Stents, and (iii) our delivery of clinical data to BSC relating to the eight to nine month intravascular ultrasounds of at least 40 Implanted Stents, (b) at the election of BSC, upon delivery of a written termination notice to us, at any time prior to the scheduled expiration or other termination of the option period, (c) at our election, if BSC does not deliver a loan election notice within the applicable time period, and (d) at our election, if BSC has not delivered a deposit in an amount equal to $40,000,000 to us and loaned us $10,000,000, in each case on or prior to the Milestone Date, subject to certain extensions.

On December 7, 2007, we also entered into a Distribution Option Agreement with BSC, pursuant to which we granted BSC an option for a worldwide, exclusive right to sell, market and distribute our products, provided BSC’s exclusive rights shall become non-exclusive with respect to any product that BSC directly competes with in any country or territory where such competitive activity occurred. The Distribution Option Agreement requires us to negotiate the terms of a distribution agreement with BSC upon BSC’s exercise of the option, however, there is no guarantee that we will be able to agree on terms for the distribution agreement. If BSC exercises its option, we shall negotiate in good faith with BSC to enter into a mutually acceptable definitive distribution agreement, which definitive distribution agreement shall include the following provisions: (i) the term of such distribution agreement shall not be less than five (5) years; (ii) the transfer price for our products shall be equal to a significant double-digit percentage of BSC’s average selling price for such products; (iii) BSC shall not be required to make any payments, other than the transfer price for products, with respect to the sale, marketing or distribution of such products, (iv) we shall meet all legal and regulatory requirements as well as BSC quality standards, with respect to the design, development and manufacturing of all products; (v) BSC shall have sole discretion over all marketing and sales decisions relating to the products; and (vi) BSC shall be the exclusive distributor of such products during the term of such distribution agreement so long as BSC does not commence the selling, marketing or distribution of a directly competitive stent product, with any distribution agreement becoming non-exclusive with respect to jurisdiction and the product at such time as BSC first sells, markets or distributes a directly competitive stent products in the same jurisdiction. If we are unable to agree on the terms of a definitive distribution agreement with BSC through good faith negotiations within ninety (90) days of BSC’s exercise of its option, or if BSC delivers at any time written notice to us that it is electing not to exercise its option, then we shall be permitted to sell, market and distribute our products pertaining to such option to a third party; provided, however, the terms of an offer to any third party and the definitive agreement establishing such third party’s right to sell, market and distribute such products, shall not be on terms more favorable than the terms offered by us to BSC.

BSC’s distribution option, to the extent not previously exercised, terminates 90 days following our achievement of all of the following clinical milestones: (i) our delivery of clinical data to BSC concerning imaging, death, acute myocardial infarction, stent thrombosis and target lesion revascularization relating to the one year follow-up of at least 200 of our implanted resorbable drug coated stents from human clinical trials, or Implanted Stents, (ii) our delivery of clinical data to BSC concerning core lab acute gain, late loss, and binary angiographic restenosis relating to the eight to nine month angiographic follow-up of at least 100 Implanted Stents, and (iii) our delivery of clinical data to BSC relating to the eight to nine month intravascular ultrasounds of at least 40 Implanted Stents.

Under the Distribution Option Agreement, we have also agreed not to take certain actions which would prevent BSC from exercising its distribution option, provided that we may market, sell or distribute any product on a non-exclusive basis in any country or territory where BSC directly competes with such product. In addition, if we receive regulatory approval for any product in any country or territory outside of the United States prior to submission to the FDA, and (i) BSC does not exercise its distribution option within 90 days following written notice from us of the approval, or (ii) if BSC exercises it distribution option but is unable to agree with us on the terms of the distribution arrangement within 90 days of BSC’s exercise of its option, then we may sell, market and distribute such product in any foreign country or territory where the product has received approval, directly or through any third party that is not a direct competitor of BSC, provided however, that any such arrangement must be terminable without cost to BSC on no more than 90 days’ written notice.

License Agreements

Effective July 1, 2010, we entered into an Exclusive License Agreement, or the Rutgers License, with Rutgers, the State University of New Jersey, or Rutgers, which superseded our existing Exclusive License Agreement with Rutgers, dated January 21, 2004. Under the new Rutgers License, Rutgers granted us an exclusive, worldwide, license, with the right to sublicense, under certain patent and other intellectual property rights to develop and commercialize products that utilize certain polymers in the vascular field. In the event that Rutgers sublicenses its patent rights to intellectual property that is owned by Rutgers or was jointly invented by us and Rutgers, to a third party, such patent-related costs shall be shared pro rata with either Rutgers or the applicable sublicensee. If Rutgers sublicenses inventions and improvements solely owned by us, Rutgers shall pay us a significant percentage of all income and consideration Rutgers receives from such sublicenses. Under the Rutgers License, we will be required to pay annual license maintenance fees until a product is commercially sold in a major market. We will also be required to pay royalties on the sale of the products, with annual minimum royalties owing for different classes of products. We will also be required to make milestone payments upon the achievement of certain development, regulatory, commercialization and change of control milestones. In order to maintain our rights under the Rutgers License, we have to satisfy certain development and commercialization obligations. The term of the Rutgers License continues until the expiration of the last to expire of the patents licensed to us under the agreement, or 2030.

We entered into a Royalty and License Agreement with Integra LifeSciences Corporation, or Integra, dated January 30, 2004, pursuant to which Integra granted us an exclusive license, with the right to sublicense, under certain patent and other intellectual property rights to develop and commercialize products that are covered by such patent rights in the field of blood vessels. Under the Integra License, we are required to pay to Integra a per-unit royalty on stent products that incorporate certain polycarbonates. The term of the Integra License continues until the later of (i) expiration of the last to expire of the patents licensed to us under the Integra License, or 2023, (ii) the expiration of certain patent rights licensed by Rutgers to us, or (iii) 15 years after the effective date of the Integra License.

Terms of the Rutgers License and Integra License include provisions for royalty payments on any future sales of products, if any, utilizing this technology. The amount of royalties varies depending upon type of product, use of product, stage of product, location of sale, and ultimate sales volume and price, and ranges from a minimum of approximately $70 per product sale to a maximum of approximately $100 per product sale. Additionally, in the event we receive certain milestone payments related to this technology, the licenses require that 20% of the milestone amount be paid to the licensors.

Additional terms of the Rutgers License and Integra License include annual licensing payments of $150,000 in 2008 and $175,000 in 2009 and annually thereafter until the underlying technology has been commercialized. Terms of the licenses also include other payments to occur during commercialization that could total $2,550,000; payment of $350,000 upon a change in control of ownership; and payment of patent filing, maintenance, and defense fees. The license terms remain in effect until the last patent expires or ten years after commercialization.

In addition, the Rutgers License and Integra License contain minimum royalties that escalate over the first seven years subsequent to first product sale and continue through the term of the Rutgers License and Integra License.

Third-Party Reimbursement

In most countries throughout the world, a significant portion of a patient’s medical expenses is covered by third-party reimbursement. In many countries including the United States, third-party payors consist of both government funded insurance programs and private insurance programs. While each payor develops and maintains its own coverage and reimbursement policies, the vast majority of payors have established policies for stents. We believe that our products generally will fall within the existing reimbursement guidelines, although some refinement in policies may be needed for our products. Before we can obtain reimbursement for our ReZolvetm stent in the United States, FDA approval will be required.

In the United States, the Center for Medicare and Medicaid Services, or CMS, is the government entity responsible for administering the Medicare program. CMS establishes Medicare coverage and reimbursement policies for medical products and procedures and such policies are periodically reviewed and updated. While private payors vary in their coverage and payment policies, the Medicare program is viewed as a benchmark. Both CMS and commercial payors have established coverage and reimbursement policies for the stents that are currently on the market. There are also established reimbursement codes describing current products and procedures using those existing products. However, there are no assurances that existing policies or reimbursement codes would be used for the resorbable stents that we are currently developing. There are also no assurances that existing payment rates for such reimbursement codes will continue to be at the same levels.

Outside of the United States, there are many reimbursement programs through private payors as well as government programs. In some countries, government reimbursement is the predominant program available to patients and hospitals. While the vast majority of countries have existing reimbursement for stents, a small number of countries may require us to gather additional clinical data before recognizing coverage and reimbursement for our products. We intend to complete the requisite clinical studies and obtain coverage and reimbursement approval in countries where it makes economic sense to do so.

In certain regions, such as Europe, innovative pricing and reimbursement agreements are being used to balance the interests and objectives of medical technology manufacturers, payers, parties assessing health technology, clinicians and patients. Manufacturers and health technology assessors/assessments, or HTAs, are increasingly using risk sharing and value based schemes as way to obtain HTA approval to finance the technology or device from a limited public health budget. HTAs typically have two elements, clinical effectiveness and cost effectiveness. Some countries in Europe have national HTA, for example, France, Germany and Sweden, and others have regional ones, such as, Italy, Spain and the United Kingdom. Some manufacturers who proactively propose such schemes to HTAs may gain competitive advantage. Each country within Europe has its own system of pricing and reimbursement for medical devices and products.

In Australia, the Department of Health and Ageing is the government department and Medicare is the government entity responsible for administering the Medicare Benefits Scheme and the Medicare Benefits Schedule, or MBS. Medicare establishes coverage and reimbursement policies for medical products and procedures and such policies are periodically reviewed and updated. Medicare and MBS have established coverage and reimbursement policies for the stents that are currently on the market. There are also established reimbursement codes describing current products and procedures using those products. However, similar to the United States, there are no assurances that existing policies or reimbursement codes will be used for the resorbable stents that we are currently developing. There are also no assurances that existing payment rates for such reimbursement codes will continue to be at the same level.

In addition, in the United States, governmental and private sector payors have instituted initiatives to limit the growth of health care costs, using, for example, price regulation or controls and competitive pricing programs. Some third-party payors also require pre-approval of coverage for new or innovative devices or therapies before they will reimburse health care providers who use such devices or therapies. Providers also have sought ways to manage costs, such as through the use of group purchasing organizations. We believe that the economic benefits provided by the ReZolvetm stent to physicians and hospitals through shorter procedure times and lower overall procedure costs will be viewed by providers and third-party payors as cost-effective. However, there remains uncertainty as to whether our products will be viewed as sufficiently cost-effective to warrant adequate coverage and reimbursement levels.

Government Regulation

United States

Our products are combination products because they are comprised of two or more regulated components, a drug and a device, that are physically combined and produced as a single product. In the United States, a combination product is assigned by the FDA to one of the Agency’s centers, such as the Center for Drug Evaluation and Research, or CDER, or the Center for Devices and Radiological Health, or CDRH. The center to which the product is assigned will have primary jurisdiction over the PMA approval of the combination product. The FDA identifies the center with primary authority over a combination product based on an assessment of the combination product’s “primary mode of action.” Because the primary mode of action for our products is that of a medical device, we anticipate that our products will be regulated as devices by the FDA under the Federal Food, Drug, and Cosmetic Act, and CDRH will have primary jurisdiction over our PMA application. However, it is possible the FDA may assign our products to be regulated by CDER. We believe that the drug component of our products will be reviewed by CDER, which will consult with and assist CDRH in its review of our PMA application. The drug will not require separate FDA approval. If the FDA does assign our products to be regulated by CDER, the drug component of the product will in all likelihood not require separate CDER approval.

FDA regulations govern the following activities that we and our suppliers, licensors and partners perform and will continue to perform to ensure that the products we distribute domestically or export internationally are safe and effective for their intended uses:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product safety;

•	product labeling;

•	product storage;

•	record keeping;

•	premarket approval;

•	advertising and promotion;

•	production; and

•	product sales and distribution.

FDA’s Premarket Clearance and Approval Requirements. The FDA classifies medical devices into one of three classes. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring PMA approval. All of our current products in development are Class III devices and will require FDA approval after submission and review of our PMA application. A PMA must be supported by extensive data, including but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and efficacy of the device. A PMA must also contain a full description of the device and its components and a full description of the methods, facilities and controls used for manufacturing of the device.

Product Modifications. New PMAs or PMA supplements are required for all significant modifications to the manufacturing process, labeling, use and design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an initial application for PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application. Certain modifications may not require as extensive clinical data or the convening of an advisory panel.

Clinical Trials. A clinical trial is almost always required to support a PMA application. Clinical trials for our product candidates require the submission of an application for an Investigational Device Exemption, or IDE, to the FDA, which is supported by appropriate data. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients. Clinical trials may begin once the application is reviewed and cleared by the FDA, as well as the appropriate institutional review boards at the clinical trial sites. Clinical trials must be conducted in accordance with applicable regulations and policies and are subject to extensive record keeping and reporting requirements. Our clinical trials must be conducted under the oversight of an institutional review board at the relevant clinical trial site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice, or GCP, regulations. We, the FDA or the institutional review board at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to the subjects of the clinical trial outweighs the anticipated benefits.

Pervasive and Continuing Regulation. After a device is placed on the market, numerous regulatory requirements apply. These include:

•	Good Manufacturing Practices, or GMP, and the Quality System Regulation, or QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for unapproved or “off-label” uses;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur; and

•	post-market surveillance regulations, which will apply when necessary to protect the public health or to provide additional safety and efficacy data for the device.

The FDA has broad post-market and regulatory enforcement powers. We will be subject to unannounced inspections by the FDA and the Food and Drug Branch of the California Department of Health Services, or CDHS, to determine our compliance with the QSR and other regulations. These inspections may also include an inspection of the manufacturing facilities of our subcontractors. In addition, the supplier and manufacturers of the drug and drug coating used by us will be subject to inspections by the FDA and other regulatory authorities to determine their compliance with the strictly enforced GMP regulations.

In addition, discovery of previously unknown problems with a medical device, manufacturer, or facility may result in restrictions on the marketing or manufacturing of an approved device, including costly recalls or withdrawal of the device from the market. For instance, BSC and Johnson & Johnson have experienced safety and manufacturing problems with their drug eluting stent products, and have conducted significant and costly recalls in response to these issues. Failure to comply with applicable regulatory requirements may result in enforcement action being taken by the FDA, which may include any of the following sanctions:

•	fines, injunctions, consent decrees and civil penalties;

•	recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for PMA approval or new intended uses;

•	withdrawing PMA approvals that are already granted; and

•	criminal prosecution.

The FDA also has the authority to require us to repair, replace or refund the cost of any medical device that we have manufactured or distributed. If any of these events were to occur, they could have a material adverse effect on our business.

We are also subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, and land use.

Fraud and Abuse. Our operations will be directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and False Claims Act. These laws may impact, among other things, our proposed sales and marketing programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal health care program such as the Medicare and Medicaid programs.

Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the health care industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the Department of Health and Human Services, Office of Inspector General, or OIG, to issue a series of regulations, known as the “safe harbors.” These safe harbors set forth provisions that, if all their applicable requirements are met, will assure health care providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the OIG. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal health care programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for health care items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, sometimes known as “relators” or, more commonly, as “whistleblowers”, may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing of qui tam actions has increased significantly in recent years, causing greater numbers of health care companies to have to defend a False Claim action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

If our operations are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government health care programs, and the curtailment or restructuring of our operations.

Patient Protection and Affordable Care Act. Our operations will also be impacted by the federal Patient Protection and Affordable Care Act of 2010, as modified by the Health Care and Education Reconciliation Act of 2010, which we refer to as the Health Care Act. The Health Care Act imposes a 2.3 percent excise tax on sales of medical devices by manufacturers. Taxable devices include any medical device defined in section 201(h) of the FDCA and intended for use by humans, with limited exclusions for devices purchased by the general public at retail for individual use. There is no exemption for small companies, and we expect to begin paying the tax in 2013. The Health Care Act also requires manufacturers to report to the Department of Health and Human Services detailed information about financial arrangements with physicians and teaching hospitals. These reporting provisions preempt state laws that require reporting of the same information, but not those that require reports of different or additional information. Failure to comply subjects the manufacturer to significant civil monetary penalties. We expect compliance with the Health Care Act to impose significant administrative and financial burdens on us.

International

International sales of medical devices are subject to relevant foreign governmental regulations, which vary substantially from country to country. The time required to obtain clearance or approval by a particular country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different.

The primary regulatory environment in Europe is that of the European Union, which consists of twenty five countries encompassing most of the major countries in Europe. Three member states of the European Free Trade Association, Iceland, Norway and Liechtenstein, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Other countries, such as Switzerland, have entered into Mutual Recognition Agreements and allow the marketing of medical devices that meet European Union requirements. The European Union has adopted three core directives concerning medical devices: Medical Devices Directive, In-Vitro Diagnostic Medical Devices Directive and Active Implantable Medical Devices Directive and the European Committees for Standardization, or CEN, have promulgated voluntary standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. A manufacturer may only place a medical device on the market or put into service a device in the European Union and European Free Trade Association when the device has undergone the relevant conformity assessment process set out in the relevant medical devices directives. This conformity assessment process is a process which verifies the device conforms to the essential requirements of the directives. Devices that comply with the requirements of relevant directives will be entitled to bear CE Marking, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the member states of the European Union, the member states of the European Free Trade Association and countries which have entered into a Mutual Recognition Agreement. The method of assessing conformity varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a designated Notified Body, an independent and neutral institution appointed in one of the countries in the European Union to conduct the conformity assessment. This assessment is conducted by the designated Notified Body in one member state of the European Union, the European Free Trade Association or one country which has entered into a Mutual Recognition Agreement and is required for most of the medical devices in order for a manufacturer to obtain CE Marking and to commercially distribute the product throughout these countries. This assessment may also consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s device so as to ensure compliance with ISO 13485 certification, which are voluntary harmonized standards. Compliance with these ISO certifications establishes that some of the general requirements of the directives are presumed to be fulfilled. Each member state country of the European Union has implemented the Medical Device Directives into national laws and these laws are enforced by competent authorities in each member state, for example in the United Kingdom the authority is the Medicines and Healthcare Products Regulatory Agency.

Before any medical device can be supplied within Australia, it must be included on the Australian Register of Therapeutic Goods, or ARTG, and comply with the provisions of the Australian Therapeutic Goods Act. Compliance generally requires, among other things:

•	Full technical documentation demonstrating compliance to all relevant standards and regulations.

•	Full quality assurance certification to the key international standard.

•	The ability of the manufacturer to undertake post market surveillance processes.

However, much of the documentation produced for obtaining the CE Marking in Europe can be used to obtain registration in Australia and the regulatory requirements with respect to the approval of medical devices are similar to European regulations.

Facilities

We have one facility located in San Diego, California, where we occupy approximately 17,000 square feet of research and office space. The lease on our facility expires in February 2013.

Employees

As of June 30, 2010, we had 39 full-time employees and one part time employee. Of the full time employees, 32 were in research and development and 7 were in general and administrative functions. We have never had a work stoppage, and none of our employees are covered by collective bargaining agreements or represented by a labor union. We believe our employee relations are good.

Legal Proceedings

We are from time to time subject to various claims and legal actions during the ordinary course of our business. We believe that there are currently no claims or legal actions that would reasonably be expected to have a material adverse effect on our results of operations or financial condition.

General Information

The address of our principal place of business is 5751 Copley Drive, Suite B, San Diego, CA 92111. We also maintain a website at www.teamreva.com. The information contained in or that can be accessed through our website is not a part of this prospectus.

SCIENTIFIC ADVISORY BOARD

Overview and Function

The members of our Scientific Advisory Board, none of whom are our officers or employees, provide us with advice and assistance on various matters regarding the treatment of coronary artery disease. We consider our advisory board members to be opinion leaders in their respective fields. The members of our Scientific Advisory Board provide advice and feedback regarding the following:

•	needs and opportunities of the business;

•	clinical feedback on existing products;

•	assessment of new technologies and their applications; and

•	assessment of new clinical applications.

Our Scientific Advisory Board currently consists of the following members:

Name	Position and Affiliation

Gregg W. Stone, M.D.	Professor of Medicine at Columbia University and Director of Cardiovascular Research and Education for the Center for Interventional Vascular Therapy at the Columbia Medical Center and the Cardiovascular Research Foundation in New York, New York.

Alexandre A. Abizaid, M.D.	Chief of Coronary Interventions at Institute Dante Pazzanese of Cardiology in Sao Paulo, Brazil, a Visiting Professor of Medicine at Columbia University and a practicing interventional cardiologist at Albert Einstein Hospital in Sao Paulo.

Dean J. Kereiakes, M.D.	Medical Director of the Heart and Vascular Center and Carl and Edyth Lindner Center for Research and Education at The Christ Hospital in Cincinnati, Ohio, and Professor of Clinical Medicine at Ohio State University.

Alan C. Yeung, M.D.	Director of Interventional Cardiology for the Stanford University School of Medicine.

Our Scientific Advisory Board is comprised of four members and generally meets annually in person once per year and telephonically approximately two times per year on approximately a semi-annual basis. Robert B. Stockman, our Chairman of the Board and Chief Executive Officer, will attend the Scientific Advisory Board meetings by invitation. Each of the members of our Scientific Advisory Board has an agreement with us pursuant to which he or she receives an annual retainer fee ranging from $25,000 per year to $30,000 per year as compensation for service on the Scientific Advisory Board. In addition, we have also entered into a consulting agreement with Dr. Stone pursuant to which he receives an additional $30,000 annually for providing consulting on all clinical readiness matters. The consulting agreement is considered for renewal annually and can be terminated at any time by the company. We have renewed the agreement each year upon expiration. Dr. Stone has served as a consultant since January 1, 2006. As part of monitoring our technology and clinical risks, our board of directors reviews copies of the minutes of the Scientific Advisory Board meetings, as well as any reports generated by the Scientific Advisory Board.

All appointments to our Scientific Advisory Board are for one year terms and our members are considered for renewal on an annual basis. Each of our current members has served since the inception of the Scientific Advisory Board in the first quarter of 2008.

MANAGEMENT

Directors and Officers

The following table provides information regarding the directors and officers of REVA Medical, Inc., including their ages and positions:

Name	Age	Position

Robert B. Stockman	56	Chairman of the Board and Chief Executive Officer
Robert K. Schultz, Ph.D.	54	President and Chief Operating Officer
Katrina Thompson	52	Chief Financial Officer and Secretary
Donald Brandom, Ph.D.	51	Vice President, Biomaterials Product Development
Eric Schmid	38	Vice President, Engineering and Stent Development
Joan Zeltinger, Ph.D.	48	Vice President, Scientific Affairs
Brian Dovey	68	Director
Gordon E. Nye	55	Director
Robert Thomas	65	Director

The business address for our directors and senior management is c/o REVA Medical, Inc., 5751 Copley Drive, Suite B, San Diego, CA 92111.

Robert B. Stockman, our co-founder, has served as our Chairman of the Board and director since 1999 and our Chief Executive Officer since August 2010. He has also served as a director of HeartWare Limited, and subsequently HeartWare International, Inc., an ASX and NASDAQ listed medical device company, since December 2006. Since 1999, Mr. Stockman has been the President and Chief Executive Officer of Group Outcome LLC, a U.S.-based merchant banking firm which deploys its capital and that of its financial partners in private equity and venture capital investments in medical technology companies. Mr. Stockman also co-founded Centrimed, Inc., an internet-based software company, that was acquired by the Global Healthcare Exchange, LLC, and led the buyouts of Iopter, an intraocular lens manufacturer, and two Johnson & Johnson divestitures, “A” Company Orthodontics, Inc. and Critikon Company, LLC, each of which was subsequently acquired. Prior to establishing Group Outcome LLC, Mr. Stockman spent eighteen years with Johnston Associates, Inc. and Narragansett Capital Corporation, where he focused on venture capital investments and merger advisory work in health care. Mr. Stockman holds a Bachelors Degree from Harvard College and a Master in Business Administration from The Tuck School at Dartmouth College. We believe Mr. Stockman is qualified to sit on our board of directors due to his extensive experience as an entrepreneur driving the growth of five medical products companies, his experience as an executive of several medical device companies and his experience as an executive in the investment banking industry particularly in private equity and venture capital investments in medical technology. Mr. Stockman’s qualifications also include his strong financial background, including his work early in his career at PriceWaterhouse, a provider of tax, audit and advisory services, and his ability to provide financial expertise to the board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Robert K. Schultz, Ph.D. has served as our President and Chief Operating Officer since 2003. His background comprises more than 25 years in pharmaceutical, medical device and combination products. Prior to joining REVA Medical, Dr. Schultz held positions of Vice President of Research and Development and Vice President of Technology Strategy and Licensing for Dura Pharmaceuticals, a specialty respiratory pharmaceutical and pulmonary drug delivery company, and Research Specialist for 3M Pharmaceuticals, a diversified international technology company. He obtained his Ph.D. in Pharmaceutics and his B.S. degree in Pharmacy from the University of Minnesota.

Katrina Thompson has served our Chief Financial Officer since 2003. Prior to joining REVA Medical in 2003, Ms. Thompson held senior positions in the telecom, real estate development, commercial nursery and high tech industries and spent the early part of her career with PriceWaterhouse, a provider of tax, audit and advisory services. Ms. Thompson received her B.S. in Business Administration from San Diego State University.

Donald Brandom, Ph.D. has served as our Vice President of Biomaterials Product Development and has directed our biomaterials activities since 2003. During his 18 years of industry experience, he has held management and product development positions in the aerospace materials, microelectronics materials and medical device industries. Dr. Brandom earned his Ph.D. in Materials Engineering Science at Virginia Tech and has a B.S. in Chemistry from the University of California, Davis.

Eric Schmid has served as our Vice President of Engineering and Stent Development since September 2007. From November 2005 through September 2007, Mr. Schmid served as our Program Director and Principal Engineer, and from January 2003 through November 2005, he served as our Principal Engineer and Manager of Stent Development and Design. Mr. Schmid has more than 15 years of experience in medical device design and development. Before joining REVA Medical, he developed novel products and technologies for health care and medical device companies including Abbott Laboratories, Guidant Corporation, Medtronic, Inc. and Boston Scientific. Mr. Schmid completed graduate studies in Chemical Engineering at the University of California, San Diego, has a B.S. in Engineering from Harvey Mudd College and holds multiple patents relating to medical devices and technologies.

Joan Zeltinger, Ph.D. has served as our Vice President of Scientific Affairs since June 2004 and has 18 years of industry research and business experience that includes numerous publications and patents. Dr. Zeltinger previously directed the bioresorbable coronary graft and tissue engineered heart valve programs at Advanced Tissue Sciences, a tissue engineering company, and chaired the American Society for Testing and Materials, or ASTM, standard development for combination medical products. She received a Ph.D. in Biology from the University of South Carolina with post-doctoral work conducted at the University of Washington, School of Medicine, and has a B.S. in Biology from the University of North Dakota.

Brian Dovey has served as our director since June 2001. Mr. Dovey has been a Partner of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, since 1988. Since joining Domain, he has served on the board of directors of over 30 private and public companies and has been Chairman of five. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc., a NYSE listed pharmaceutical and medical device company (now part of Sanofi-Aventis), including as president from 1986 to 1988. Previously, Mr. Dovey was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation, and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is Chair of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey serves on the board of directors and is also Co-Dean at the Center for Venture Education (Kauffman Fellows Program). He was also a former board member of the industry association representing the medical device industry, as well as the association representing consumer pharmaceuticals. Mr. Dovey currently sits on the board of directors of Orexigen Therapeutics, Inc, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. Mr. Dovey has also served as a member of the board of directors for the following publicly traded companies over the past five years: Align Technology, Inc., Cardiac Science, Inc. and Neose Technologies, Inc. Mr. Dovey received his B.A. from Colgate University and an M.B.A. from the Harvard Business School. We believe Mr. Dovey is qualified to sit on our board of directors due to his strong financial expertise, his previous service as a director on over 30 private and public companies, his executive experience at a medical device company and his extensive experience at a health care venture capital firm.

Gordon E. Nye has served as our director since 1999.  He is a Managing Director of Group Outcome LLC, a U.S.-based merchant banking firm which deploys its capital and that of its financial partners in private equity and venture capital investments in medical technology companies. He is currently the Chief Executive Officer of Zeltiq Aesthetics, Inc., a medical device company, a position he has held since September 2009. From August 2003 to July 2009, Mr. Nye served as general partner of Prism Venture Partners, a venture capital firm, where he was a member of the life sciences investment team. Prior to that time, he served as our Chief Executive Officer from 2001 to 2003 and President and Chief Executive Officer of two former Johnson & Johnson divisions — “A” Company Orthodontics, Inc. and Critikon Company, LLC — after they were acquired in management buyouts. He has also held a variety of marketing, sales and general management roles for L.A. Gear, Inc., Olin Ski Company, Inc., Reebok, Ltd. and The Gillette Company. Mr. Nye has also served on the board of directors of Insulet, Inc., a medical device company, from 2004 to 2008. Mr. Nye received his MBA from the Amos Tuck School of Business at Dartmouth College where he also received his undergraduate degree. We believe Mr. Nye’s qualifications to sit on our Board of Directors include his knowledge of the medical device business, his in-depth operating experience as a senior executive of Zeltiq Aesthetics, Inc. and two former Johnson & Johnson divisions, and his service on other company boards.

Robert Thomas has served as our director since July 2010. He has also been a director and non-executive Chairman of the Board of HeartWare Limited, and subsequently HeartWare International, Inc., a U.S. medical device company listed on ASX and NASDAQ, since November 2004. He is currently a director of a number of Australian public companies, including Virgin Blue Holdings Limited and Tower Australia Limited. Between October 2004 and September 2008, Mr. Thomas was a consultant to Citigroup Corporate and Investment Bank and was Chairman of Global Corporate and Investment Bank, Australia and New Zealand of Citigroup Global Markets Australia Pty Limited between March 2003 and September 2004. Prior to that time,

Mr. Thomas was Chief Executive Officer of Citigroup’s (formerly known as Salomon Smith Barney) Corporate and Investment Bank, Australia and New Zealand from October 1999 until February 2003. Mr. Thomas is a director of O’Connell Street Associates and Grahger Capital Securities as well as being President of the State Library Council of New South Wales in Australia. Mr. Thomas holds a Bachelor of Economics from Monash University, Australia. He is currently Chairman of the Stockbrokers Association of Australia and is a Master Stockbroker and has also been a member of the Securities Institute of Australia for almost four decades and a Fellow for a decade. We believe Mr. Thomas is qualified to sit on our board of directors due to his extensive investment banking experience, including his leadership of finance and strategic transactions, and his experience in governance and risk management across a wide range of industries. Mr. Thomas also brings capital market and economics expertise to the board from his years of service as a securities analyst and significant experience as a director of ASX listed companies.

Board Composition

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. We currently have four members serving on our board of directors and expect to appoint two additional members to our board of directors prior to the consummation of this offering. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2011, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. Our directors are expected to be divided among the three classes as follows:

Director(s)	Class	Expiration of Term

Brian Dovey	Class I Director	2011 Annual Meeting
Gordon E. Nye and Robert Thomas	Class II Directors	2012 Annual Meeting
Robert B. Stockman	Class III Director	2013 Annual Meeting

Each director must bring an independent view and judgment to the board of directors and must declare actual or potential conflicts of interest. Any issue concerning a director must be provided to the board of directors at a board meeting as soon as practicable, and directors may not participate in discussions or resolutions pertaining to any matter in which the director has a material personal interest. The board of directors has responsibility to the stockholders for to guide and monitor our business affairs. The board of directors delegates our management, under the leadership of our Chief Executive Officer, to deliver the strategic plans and goals set by the board.

The responsibilities of the board of directors and the roles and division of authority between the Chief Executive Officer and Chief Operating Officer are set forth in our corporate governance principles. In discharging their duties, directors are provided with direct access to senior management and external advisors and auditors. Board committees and individual directors may retain outside financial, legal or other advisers as they consider appropriate at our expense. The board of directors will review its performance and its corporate governance principles annually.

Board of Directors Leadership Structure

The board of directors believes that Robert B. Stockman’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our company and stockholders, although the combined role does not comply with ASX Corporate Governance Principles and Recommendations. The ASX Corporate Governance Principles and Recommendations provide guidance on corporate governance practices but are not binding rules or regulations. Mr. Stockman possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the company, and we believe he is the person best positioned to develop agendas that ensure that the board’s time and attention is focused on the most critical matters. Our board believes that his combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees, customers and suppliers. Each of the directors other than Robert B. Stockman is independent, and the board of directors believes that the independent directors provide effective oversight of management. Although the board currently believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, our amended and restated bylaws and corporate governance principles provide the board of directors with the flexibility to combine or separate the positions of Chairman and Chief Executive Officer. While we do not currently intend to separate these positions, a change in leadership structure could be made if the board of directors determined it was in the best long-term interests of stockholders.

The Board’s Role in Risk Oversight

Our board’s role in risk oversight includes receiving reports from members of management on a regular basis regarding material risks faced by the company and applicable mitigation strategies and activities, at least on a quarterly basis. The reports cover the critical areas of operations, sales and marketing, development, regulatory and quality affairs, intellectual property, clinical development, and legal and financial affairs. The board of directors and its committees consider these reports; discuss matters with management and identify and evaluate any potential strategic or operational risks, and appropriate activity to address those risks.

We have adopted a Risk Management Policy which sets out how we identify, assess and manage risk in business operations, a copy of which will be available on our website at www.teamreva.com following consummation of the initial public offering.

Director Independence

In accordance with our corporate governance principles, the majority of our board members will be independent directors. Our board of directors considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under the rules of NASDAQ, ASX and the SEC. Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board of directors has determined that:

•	Robert B. Stockman is not considered to be an independent director under the rules of NASDAQ, ASX and the SEC;

•	Gordie E. Nye and Robert Thomas are considered to be independent directors under the rules of NASDAQ, ASX and the SEC; and

•	Brian Dovey is considered to be an independent director under the rules of NASDAQ and the SEC, but is not considered to be independent under ASX standards.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director.

Committees of the Board of Directors/Corporate Governance

Our board of directors has three standing committees to facilitate and assist them in fulfilling their responsibilities, consisting of an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees has the responsibilities described in the committee charters. Our board of directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting, including auditing of our financial statements. Among other things, our audit committee determines the engagement of and approves fees paid to our independent registered public accounting firm; monitors the qualifications, independence activities and performance of our independent registered public accounting firm; approves the retention of our independent registered public accounting firm to perform any proposed and permissible non-audit services; reviews our financial statements and critical accounting estimates; and discusses with management and our independent registered public accounting firm the results of the annual audit. Our audit committee also reviews the effectiveness of internal controls and the adequacy of our disclosure controls and procedures. In addition, our audit committee is responsible for the performance of our internal audit function, as well as preparing any reports required under SEC rules. The audit committee will also provide advice to the board of directors and report on the status of business risks pursuant to our Risk Management Policy. The members of our audit committee are currently Brian Dovey and Robert Thomas. Each member currently meets the audit committee qualification and independence standards under current SEC and NASDAQ requirements; however, Mr. Dovey is not considered independent under ASX standards. Prior to completion of the offering, we will appoint a Chairman of the audit committee who will meet the independence requirements and the requirements of an “audit committee financial expert” under current SEC and NASDAQ standards. The meeting schedule for the audit committee has not yet been established, but we expect that the committee will meet no less frequently than quarterly. We did not have an audit committee in 2009.

We have adopted an audit committee charter, a copy of which we will post on our website www.teamreva.com upon consummation of the offering.

Compensation Committee

Our compensation committee establishes, amends, reviews and approves the compensation and benefit plans with respect to senior management and employees, including determining individual elements of total compensation of the Chief Executive Officer and other members of senior management, and reviews our performance and the performance of our executive officers with respect to these elements of compensation. In carrying out its responsibilities, the compensation committee will review all components of compensation for consistency with our compensation philosophy and with the interests of stockholders. Our compensation committee will review compensation practices and trends, identify performance goals of our company and our executive officers and set compensation in light of these objectives. Our compensation committee also determines annual retainer, meeting fees, equity awards and other compensation for members of the board of directors and administers the issuance of stock options and other awards under our stock incentive plans. The members of the compensation committee are Brian Dovey, Gordon E. Nye and Robert Thomas. Each member of our compensation committee currently meets the standards for independence under the applicable NASDAQ requirements; however, Mr. Dovey is not considered independent under ASX standards. Mr. Nye serves as Chairman of the compensation committee. The meeting schedule for the compensation committee has not yet been established, but we expect that the committee will meet at least once a year. We did not have a compensation committee in 2009.

Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our company. We structure our compensation to address company-wide risk. We believe the combination of base salary and stock-based incentive awards with four-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our company.

We have adopted a compensation committee charter, a copy of which we will post on our website www.teamreva.com upon consummation of the offering.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee recommends the director nominees for each annual general meeting and ensures that the audit, compensation and nominating and corporate governance committees of our board of directors have the benefit of qualified and experienced independent directors. The committee’s primary responsibilities are to:

•	review the size and composition of our board of directors;

•	select, or recommend to our board of directors, nominees for each election of directors;

•	develop and recommend to our board of directors criteria for selecting qualified director candidates;

•	consider committee member qualifications, appointment and removal;

•	recommend corporate governance principles, codes of conduct and applicable compliance mechanisms; and

•	provide oversight in the evaluation of our board of directors and each committee.

The members of our nominating and corporate governance committee are Brian Dovey, Gordon E. Nye and Robert Thomas. Each member of our nominating and corporate governance committee currently meets the standards for independence under the applicable NASDAQ requirements; however, Mr. Dovey is not considered independent under ASX standards. Mr. Dovey serves as Chairman of the nominating and corporate governance committee. The meeting schedule for the nominating and corporate governance committee has not yet been established, but we expect that the committee will meet at least once a year. We did not have a nominating and corporate governance committee in 2009.

We have adopted a nominating and corporate governance committee charter, a copy of which we will post on our website www.teamreva.com upon consummation of the offering.

Code of Ethics

We have adopted a code of ethics that applies to all of our officers, directors and employees. We will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our website at www.teamreva.com as permitted under SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been our employee with the exception of Gordon E. Nye who served as our Chief Executive Officer from 2001 to 2003. Robert B. Stockman, our Chairman of the Board and Chief Executive Officer, currently serves on the board of directors of Zeltiq Aesthetics, Inc. Gordon E. Nye, a member of our board of directors and compensation committee, is the Chief Executive Officer of Zeltiq Aesthetics, Inc. Except as set forth herein, none of our executive officers serves, or has served during the last fiscal year, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or our compensation committee.

Continuous Disclosure

Once listed on ASX, we will need to continue to comply with the continuous disclosure requirements of the ASX Listing Rules and section 674 of the Australia Corporations Act. Subject to the exceptions contained in the ASX Listing Rules, we will be required to disclose to ASX any of our information which is not generally available and which a reasonable person would expect to have a material effect on the price or value of our CDIs.

We have adopted a written Continuous Disclosure Policy relating to information disclosures and relevant procedures. The Chief Financial Officer is responsible for the administration of the policy and coordinating education within the company about our disclosure obligations. A copy of the Continuous Disclosure Policy will be made available from the corporate governance section of our website at www.teamreva.com upon consummation of the offering.

The policy sets out principles relating to disclosure of material information, including that we:

•	will not provide analysts or other select groups of market participants any material price sensitive non-public information at any time before it is disclosed to ASX and filed with the SEC;

•	will not generally respond to market rumors and speculation, except when ASX formally requests disclosure on the matter or our board of directors considers it appropriate to make a disclosure under the circumstances; and

•	will only allow the Chairman of the board of directors and Chief Executive Officer or another person expressly authorized in writing by our board of directors, Chairman or Chief Executive Officer to make public statements on behalf of the company.

This policy emphasizes a proactive approach to continuous disclosure. The objective is to create a culture of openness, which is conducive to the fulfillment of our disclosure obligations.

Risk Management Policy

We have adopted a Risk Management Policy to assist us in identifying, assessing, monitoring and managing risks. A copy of this policy will be available on our website at www.teamreva.com upon consummation of the offering.

Insider Trading Policy

We have adopted an Insider Trading Policy in order to ensure that we meet best practices established by the ASX Corporate Governance Council as well as the requirements imposed under U.S. and Australian securities laws including the measures set out in the Insider Trading and Securities Fraud Enforcement Act of 1988. The Insider Trading Policy is designed to maintain investor confidence in the integrity of our internal controls and procedures and to provide guidance on avoiding any breach of the insider trading laws in both Australia and the United States. A copy of the Insider Trading Policy will be available from the corporate governance section of our website at www.teamreva.com upon consummation of the offering.

Under the Insider Trading Policy, directors, officers and other persons designated by the Chief Financial Officer, may only trade in our CDIs or shares of common stock during a trading window following our public release of quarterly and annual financial results. Directors, officers, employees and consultants who are in possession of price sensitive information, which is not generally available to the market, must not buy, sell or otherwise trade in our CDIs or shares of common stock at any time, even if a trading window is open.

The Insider Trading Policy requires all directors, officers and certain other individuals to obtain prior clearance for certain transactions in our CDIs or shares of common stock that they are a party to from the Chief Financial Officer. In addition, any changes in a director’s direct or indirect interest in our CDIs or shares of common stock must be immediately reported to the Chief Financial Officer so that appropriate disclosure can be made.

ASX Governance Principles

Our board of directors has evaluated our current corporate governance policies and practices in light of the ASX Corporate Governance Principles. A brief summary of our approach currently is set out below.

Principle 1 — Lay solid foundations for management and oversight

Our board of directors’ responsibilities are defined under our corporate governance principles. In addition, there is a clear delineation between the Executive Chairman’s responsibility for our strategy and activities, and the day-to-day management of operations conferred upon our officers. As discussed under “Executive Compensation,” our compensation committee evaluates the performance of senior executives.

Principle 2 — Structure the Board to add value

We are largely compliant with the recommendations under this principle. While the majority of our board of directors is comprised of independent directors for ASX purposes, the Chairman is not an independent director and also serves as our Chief Executive Officer, contrary to ASX recommendation. We believe that Mr. Stockman is not able to exert undue influence on the decision-making process or the governance functions of our board of directors, despite Mr. Stockman not being independent. In addition, while the Chairman and Chief Executive Officer roles have not been separated, we have also appointed Dr. Schultz as President and Chief Operating Officer with responsibility for our day-to-day operations. Dr. Schultz attends board meetings by invitation but not as a director. Our board of directors believes that this creates a collaborative management style approach between the Chairman and President with appropriate checks and balances.

As we are still in an early stage of development, we have not yet undertaken a formal review of our board of directors’ performance. However, our Corporate Governance Guidelines provide for an annual self-assessment of our board of directors’ performance to be provided to the nominating and corporate governance committee.

Principle 3 — Promote ethical and responsible decision-making

We have adopted a Code of Business Conduct and Ethics, as well as an Insider Trading Policy and a policy and procedure for related party transactions. A copy of each policy will be available on our website at www.teamreva.com following consummation of the offering,

Principle 4 — Safeguard integrity in financial reporting

As discussed above, we have established an audit committee which complies with the ASX Corporate Governance Principles to oversee the management of financial and internal risks.

Principle 5 — Make timely and balanced disclosure

We are committed to providing timely and balanced disclosure to the market in accordance with our continuous disclosure obligations. A copy of our Continuous Disclosure Policy will be available on our website at www.teamreva.com upon consummation of the offering.

Principle 6 — Respect the rights of stockholders

We have adopted a Stockholder Communication Policy for stockholders wishing to communicate with the Board, a copy of which will be available on our website at www.teamreva.com upon consummation of our offering. We seek to utilize numerous modes of communication, including electronic communication to ensure that our communication with stockholders is frequent, clear and accessible.

All stockholders are invited to attend our annual general meeting, either in person or by proxy. Our board of directors regards the annual general meeting as an excellent forum in which to discuss issues relevant to the company and accordingly encourages full participation by stockholders. Stockholders have an opportunity to submit questions to our board of directors and auditors. The meeting will also be webcast to provide access to those stockholders who are unable to attend the annual general meeting.

Principle 7 — Recognize and manage risk

In conjunction with our other corporate governance policies, we have adopted a Risk Management Policy which is designed to assist us in identifying, evaluating and mitigating technological, financial, economic, operational and other risks. In addition, our board of directors has established three standing committees to provide focused support in key areas. Regular internal communication between our management and our board of directors supplements our quality system, complaint handling processes, employee policies and standard operating procedures which are all designed to address various forms risks.

Principle 8 — Remunerate fairly and responsibly

We have established a compensation committee as discussed above. While each of the members of the compensation committee is independent under NASDAQ and SEC rules, the Chairman of the compensation committee is not considered independent for ASX purposes. A copy of the compensation committee charter will be available on our website at www.teamreva.com. We will provide full disclosure of our directors’ and officers’ compensation in our annual proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation approach is tied to our stage of development. Prior to this offering, we were a privately-held company. As a result, we have not been subject to any stock exchange listing or SEC rules requiring a majority of our board of directors to be independent or relating to the formation and functioning of our board committees, including audit, compensation, and nominating and governance committees. We informally considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in the medical device industry. This consideration was based on the general knowledge possessed by members of our board of directors. The board of directors utilized research and informal benchmarking based on its personal knowledge of the competitive market. In July 2010, we formed a compensation committee to oversee our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our executives, including our named executive officers. Our compensation program is designed to attract and retain talented employees, to motivate them to achieve our key financial, operational and strategic goals and to reward them for superior performance.

Overview of Compensation Program

Our compensation committee will review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. We will favor a more empirically-based approach that involves formal benchmarking as well as best practices with respect to compensation and benefits. We expect to engage an independent compensation consultant to develop an executive compensation peer group to benchmark against. Accordingly, the compensation paid to our named executive officers for fiscal year 2009 is not necessarily indicative of how we will compensate our named executive officers after this offering.

In 2009, our current compensation programs reflected our startup origins in that they consisted primarily of base salary and stock options for senior executive officers. Consistent with our historical compensation philosophy, in 2009, we did not provide our senior executive officers or other employees with any form of a cash bonus program, or any severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us or other equity-based compensation, other than option grants.

Our compensation committee has begun to develop an overall set of compensation recommendations for our executive officers. However, the process is ongoing and is expected to be completed during calendar year 2010. Goals of the review include:

•	establishing a compensation program structure to attract and retain the most highly qualified executive officers.

•	developing compensation guiding principles, including a comparative peer group and targeted market positioning for different compensation elements.

•	harmonizing salary, equity awards, and other compensation benefits for executive officers hired under significantly different circumstances.

•	continuing to align executive officer compensation, both in individual cases and as a team, to the long-term interests of stockholders.

•	developing a flexibility that permits the accommodation of appropriate individual circumstances.

•	emphasizing clear, easily-measured performance goals to help align executive officer compensation with the long-term interests of stockholders.

Our historic practice with regard to issuing long-term incentives has been to grant stock options at the time of hire or promotion, although we occasionally, based upon individual circumstances, issue incentive stock options on an ad-hoc basis, in each case with approval from our board of directors. In 2009, we did not grant any long-term incentives to our named executive officers. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we will review executive compensation annually. We anticipate making new equity awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review, which will be based, in part, upon the market analysis performed by our independent compensation consultant that may include benchmarking against a peer group of companies to be determined in the future and the recommendations to the compensation committee by our Chief Executive Officer. This combination of incentives is designed to balance annual operating objectives and our earnings performance with longer-term stockholder value creation.

Compensation Process

Our board of directors has historically been responsible for establishing our compensation philosophy and setting the compensation levels for our executives, including base salaries and stock-based incentive awards. To assist our board of directors, our Chief Executive Officer prepares a report at the beginning of each fiscal year recommending base salaries and stock-based incentive awards for each executive officer. In addition to this report, our board of directors considers relevant market compensation data. The board of directors in its sole discretion may accept or adjust the compensation recommendations it is provided. No executive officer is allowed to be present at the time his or her compensation is being discussed or determined by the compensation committee. In 2010, our board of directors established a compensation committee to review our compensation process going forward.

Determination of Executive Compensation

In setting the compensation for our executive officers, our board of directors places significant emphasis on the recommendation of our Chief Executive Officer (other than with respect to determining his own compensation), considering our overall performance during the prior fiscal year and the executive’s individual contributions during the prior fiscal year, as well as considering relevant market data. With respect to new hires, the board of directors considers an executive’s background and historical compensation in lieu of prior year performance. For 2009 and 2010, our board of directors utilized research and informal benchmarking based on its personal knowledge of companies in the medical device industry. Our board of directors used this market data as one component of determining executive compensation. We expect to retain an independent compensation consultant to assist us with our benchmarking process going forward.

Components of Executive Compensation

Our current executive compensation program, consists of the following components:

•	base salary;

•	equity-based incentives; and

•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay; reward achievement of financial, operational and strategic objectives; and align the interests of our named executive officers and other senior personnel with those of our stockholders.

Base Salary. We have provided, and will continue to provide, our executive officers with a base salary to compensate them for services provided to us during the fiscal year. In setting base salaries for our executive officers, our board of directors considered, and our compensation committee will continue to consider, the executive’s position, our success in achieving our prior year corporate goals, the individual’s contribution and performance during the prior fiscal year and relevant market data. The board of directors also considered the evaluations and recommendations proposed by our Chief Executive Officer. With respect to new hires, the board of directors considered an executive’s background and historical compensation in lieu of prior year performance. The board of directors evaluated and set the base salaries for our executives following annual performance reviews, as well as upon a promotion or other change in responsibility. We expect our compensation committee to continue these policies going forward.

In setting the base salaries for our executives for 2009 and 2010, our board of directors utilized research and informal benchmarking based on its personal knowledge of companies in the medical device industry.

Our executive officers will be paid the following annualized base salaries for the years ending December 31, 2009 and December 31, 2010:

	2009	2010
Name and Title	Base Salary	Base Salary

Robert B. Stockman, Chief Executive Officer	$—	$325,000
Robert K. Schultz, Ph.D., President and Chief Operating Officer	275,000	275,000
Katrina Thompson, Chief Financial Officer and Secretary	190,000	190,000
Donald Brandom, Ph.D., Vice President, Biomaterials Product Development	200,000	200,000
Eric Schmid, Vice President, Engineering and Stent Development	210,000	210,000
Joan Zeltinger, Ph.D., Vice President, Scientific Affairs	172,500	172,500

Stock-Based Incentive Awards. In addition to base salary, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock. We believe that stock option awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value.

Historically, our executive officers have received grants of stock options at the time of hire or promotion, and occasionally on an ad-hoc basis. In 2009, we did not grant any stock-based incentive awards to our named executive officers. Going forward, our executive officers will receive stock option awards in connection with their initial hire, following promotions and on an annual basis. To assist the compensation committee, we have developed new guidelines for initial and annual stock option awards. The guidelines for initial grants are based on the executive’s position and the guidelines for annual grants are generally designed to in part replace the number of options initially granted to the executive at hiring that vest after one year. With respect to new hires, we also considered, and will continue to consider, the executive’s background and historical compensation when determining the number of options to grant to the executive. The actual number of options for an executive may be higher or lower than these guidelines, based on their individual performance or extraordinary achievements.

Stock and Option Grant Practices. In the absence of a public trading market for our common stock, our board of directors has historically determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including our financial condition, the likelihood of a liquidity event, the liquidation preference of our participating preferred stock, the price at which our preferred stock was sold, the enterprise values of comparable companies, our cash needs, operating losses, market conditions, material risks to our business and valuations obtained from independent valuation firms.

All equity awards to our employees, consultants and directors were granted at no less than the fair market value of our common stock as determined in good faith by our board of directors on the date of grant of each award.

The majority of the option grants we have historically made vest over five years, with one-fifth of the shares subject to the stock option vesting on the one-year anniversary of the vesting commencement date and the remaining shares vesting in equal monthly installments thereafter over the subsequent forty-eight months. All of our stock options are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until fully vested. All options have a 10-year term. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “— Potential Payments upon Termination or Change in Control.”

Going forward, our compensation committee has adopted a policy by which all stock and option awards to new and current employees, including our executive officers, will be granted at pre-determined meeting dates of the compensation committee. Our compensation committee will grant the equity awards in accordance with the dates fixed by this policy whether or not we are aware of any material non-public information (whether positive or negative) at the time of grant. Because the equity awards typically do not vest or have any realizable value for at least 12 months, we do not believe it is important whether we are aware of any material non-public information on the date of grant. The amount of realizable value related to such awards will be determined by our stock price on the date the awards vest and therefore will be determined by our financial performance in the time prior to vesting. Whether the stock price moves up or down shortly after the grant date is largely irrelevant for purposes of the equity awards.

The exercise price of any option grant will be determined by reference to the fair market value of such shares, which the 2010 Plan defines as the closing price of our common stock which will be imputed from the price of our CDIs traded on the Australian Securities Exchange on the date of grant. However, because options granted both before and after the completion of our initial public offering have been granted at fair market value, such options only have cash value to the holder to the extent that the stock price of our common stock increases during the term of the option. Going forward, our option grants will generally vest 25% one year from the date of the grant, with the remaining 75% of the options vesting in equal monthly installments over the subsequent thirty-six month period.

Severance and Change of Control Benefits

In July 2010, we have entered into an employment agreement that requires specific payments and benefits to be provided to Robert B. Stockman, our Chief Executive Officer, in the event his employment is terminated following a change of control or in the event his employment is terminated without cause. See “— Employment Agreements” below. Prior to such time, none of our executive officers had any rights to severance payments.

Other Benefits

In order to attract, retain and pay market levels of compensation, we have historically provided, and will continue to provide, our executives with the following benefits:

•	Health Insurance. We provide each of our executives and their spouses and children the same health and dental insurance coverage we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executives with the same disability and life insurance as we make available to our other eligible employees.

•	Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We currently make matching contributions to participants in the 401(k) plan in an amount equal to 25% of the employee’s deferral up to a maximum of four percent of an employee’s salary.

•	Nonqualified Deferred Compensation. We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•	Perquisites. We limit the perquisites that we make available to our executive officers. Our executives are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.

Employment Agreements

Robert B. Stockman

In July 2010, we entered into an employment offer letter with Robert B. Stockman to serve as our Chief Executive Officer. Mr. Stockman’s offer letter, provides for, among other things: (i) an annual base salary of $325,000, subject to annual review, (ii) eligibility to participate in the Bonus Plan of up to 30% of his current salary for the relevant year (which will be pro-rated for 2010), (iii) an initial award of 788,620 options to purchase shares of our common stock to be granted by our board of directors prior to consummation of our initial public offering at an exercise price equal to the fair market value on the grant date, and (iv) reimbursement for certain living and relocation expenses. The options will be immediately exercisable at an exercise price equal to fair market value on the date of the grant and vest 25% on July 1, 2011 and in equal monthly installments for a period of 36 months thereafter. In the event Mr. Stockman’s employment terminates, any options exercised prior to vesting will be subject to a repurchase right by the company at the lesser of cost or fair market value. In addition, in the event Mr. Stockman’s employment is terminated without cause, we will pay Mr. Stockman severance equal to (i) six months of base salary, and (ii) continuation in our medical and dental insurance plans for six months. The offer letter also provides that if Mr. Stockman resigns for good reason or his employment is terminated without cause within one year following a change of control transaction, Mr. Stockman will receive immediate vesting of all of his outstanding stock options.

2010 Equity Incentive Award Plan

Our 2010 Equity Incentive Plan, which we refer to as the 2010 Plan, is intended to serve as the successor equity incentive program to our 2001 Stock Option Plan, or the 2001 Plan. Our 2010 Plan will become effective upon completion of this offering. Upon completion of this offering, all shares of stock remaining available for issuance and not subject to outstanding options under the 2001 Plan will become part of the available pool of shares under our 2010 Plan, and no further option grants will be made under the 2001 Plan. The options granted under the 2001 Plan will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2010 Plan to those options.

Our 2010 Plan reserves 1,850,000 shares of our common stock for issuance. The 2010 Plan also contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2010 Plan commencing on the first January 1 after the completion of this offering and on each January 1 thereafter during the ten-year term of the 2010 Plan. The annual increase in the number of shares shall be equal to the lesser of:

•	two percent of our outstanding common stock on the applicable January 1; and

•	a lesser number of shares as determined by our board of directors.

The material terms of the 2010 Plan are summarized below.

Administration

The compensation committee of our board of directors will administer the 2010 Plan. Following the completion of this offering, to administer the 2010 Plan, our compensation committee must consist solely of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, an “outside director” for purposes of Section 162(m). Subject to the terms and conditions of the 2010 Plan, our compensation committee will have the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2010 Plan. Our compensation committee will also be authorized to establish, adopt, amend or revise rules relating to administration of the 2010 Plan. Our board of directors may at any time revest in itself the authority to administer the 2010 Plan.

Eligibility

Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2010 Plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs.

Awards

The 2010 Plan will provide that our compensation committee may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards, and other stock-based awards, or any combination thereof. Our compensation committee will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•	Nonqualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of common stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee. NQSOs may be granted for any term specified by our compensation committee.

•	Incentive stock options, or ISOs, will be designed to comply with the provisions of the Internal Revenue Code and will be subject to specified restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant imputed from the price of our CDIs traded on ASX, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock, the 2010 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

•	Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee. Typically, restricted stock may be forfeited for no consideration if the conditions or restrictions are not met, and they may not be sold or otherwise transferred to third parties until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse.

•	Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but subject to vesting conditions including continued employment or on performance criteria established by our compensation committee. Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•	SARs granted under the 2010 Plan typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. Our compensation committee may elect to pay SARs in cash or in common stock or in a combination of both.

•	Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

•	Performance bonus awards may be granted by our compensation committee on an individual or group basis. Generally, these awards will be based upon the attainment of specific performance goals that are established by our compensation committee and relate to one or more performance criteria on a specified date or dates determined by our compensation committee. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code may be, but need not be, qualified performance-based compensation as described below and will be paid in cash.

•	Stock payments may be authorized by our compensation committee in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement, made in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to employees, consultants or members of our board of directors.

Qualified Performance-Based Compensation

Our compensation committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for “qualified performance-based compensation” for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expenses; completion of an identified special project; and completion of a joint venture or other corporate transaction. These performance criteria may be measured in absolute terms or as an increase or decrease in a value or a value determined relative to an index, budget or other standard selected by our compensation committee. With regard to a particular performance period, our compensation committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the plan administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by us throughout the performance period to be eligible for a performance-based award for any period.

Corporate Transactions

In the event of a change in control, as defined in the 2010 Plan, the compensation committee may provide for the following: accelerated vesting, assumption, continuation, substitution or the cash-out of awards.

Amendment and Termination of the 2010 Plan

Our board of directors or our compensation committee may terminate, amend or modify the 2010 Plan. However, stockholder approval of any amendment to the 2010 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2010 Plan that increases the number of shares available under the 2010 Plan. If not terminated earlier by our compensation committee or our board of directors, the 2010 Plan will terminate on the tenth anniversary of the date of its initial approval by our board of directors.

2001 Stock Option/Stock Issuance Plan

Our 2001 Stock Option/Stock Issuance Plan, or the 2001 Plan, was adopted by our board of directors and approved by our stockholders in May 2001. The 2001 Plan provides for the grant of incentive stock options, as defined under Section 422 of the Internal Revenue Code, to employees and for the grant of non-statutory stock options and restricted stock to employees, consultants, and non-employee directors. A total of 3,185,267 shares of our common stock have been authorized and reserved for issuance under the 2001 Plan. As of June 30, 2010, options to purchase a total of 1,550,500 shares of common stock, with a weighted exercise price of $1.19 per share, were outstanding under the 2001 Plan. Upon the effectiveness of our initial public offering, we will no longer issue any additional options under the 2001 Plan.

Administration; Awards

Upon the effectiveness of our initial public offering, we will no longer issue any additional options under the 2001 Plan. Although no future options will be granted under this plan, all options previously granted under the 2001 Plan will continue to be outstanding and will be administered under the terms and conditions of the 2001 Plan.

Our board of directors, or our compensation committee, will continue to administer the 2001 Plan. The exercise price of all incentive stock options granted under the 2001 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of all non-statutory stock options granted under the 2001 Plan shall be determined by our board of directors, but in no event may be less than 85% of the fair market value on the date of grant. With respect to any optionee who owns stock possessing more than 10% of the voting power of all our classes of stock (including stock of any parent or subsidiary or ours), the exercise price of any incentive stock option or non-statutory stock option granted must equal at least 110% of the fair market value on the grant date. The 2001 Plan provides for an option term of up to 10 years, but not to exceed five years for incentive stock options granted to 10% stockholders. The purchase price of restricted stock issued under the 2001 Plan shall be determined by the board, but in no event may be less than 85% of the fair market value on the date of issuance. With respect to 10% stockholders, the purchase price of restricted stock must equal at least 110% of the fair market value on the date of issuance. Generally, options granted under the 2001 Plan vest annually in equal installments for a period of five years following the grant date.

If an optionee’s service terminates for any reason other than death, disability or misconduct, the optionee may exercise his or her vested options prior to the earlier of their expiration date or three months following the date of termination. In the event the optionee’s service terminates as a result of the optionee’s death or disability, the options vested as of the date of death or disability, as applicable, may be exercised prior to the earlier of their expiration date or 12 months from the date of the optionee’s death or disability, as applicable. If an optionee’s service is terminated by the company for misconduct, all outstanding options shall terminate concurrently with the optionee’s termination of service.

Incentive stock options are non-transferable other than by will or the laws of descent and distribution following the optionee’s death. Non-statutory stock options may be transferred by will or the laws of descent and distribution and, during the lifetime of the optionee, to one or more members of the optionee’s immediate family to the extent permitted by the plan administrator.

Corporate Transactions

In the event of a corporate transaction where the acquiror assumes or replaces options granted under the 2001 Plan, options issued under the 2001 Plan will not be subject to accelerated vesting unless provided otherwise by agreement with the optionee. In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2001 Plan, such outstanding options will become fully vested and exercisable immediately prior to the consummation of the corporate transaction. In the event of a corporate transaction where the acquiror does not assume options granted under the 2001 Plan, such outstanding options will terminate upon the consummation of the corporate transaction.

Amendment and Termination of the 2001 Plan

The 2001 Plan will terminate automatically in 2011 unless terminated earlier by our board of directors. The board of directors has the authority to amend or terminate the 2001 Plan. To the extent necessary to comply with applicable law, the company will obtain stockholder approval of any amendment to the 2001 Plan in such a manner and to such a degree as required.

Limitation of Directors’ and Officers’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We intend to enter into agreements to indemnify our directors and officers. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Summary Compensation Table

The following table presents compensation information for 2009 provided to our principal executive officer, our principal financial officer and our three other most highly compensated persons serving as our executive officers as of December 31, 2009. We refer to these executive officers as our “named executive officers.”

				Option	All Other
Name & Principal Position(1)	Year	Salary	Bonus	Awards(2)	Compensation		Total

Robert K. Schultz, Ph.D.	2009	$275,000	$-	$-	$2,450	(3)	$277,450
President and Chief Operating Officer

Katrina Thompson	2009	190,000	-	-	1,900	(3)	191,900
Chief Financial Officer and Secretary

Donald Brandom, Ph.D.	2009	200,000	-	-	-		200,000
Vice President, Biomaterials Product Development

Eric Schmid	2009	210,000	-	-	2,340	(4)	212,340
Vice President, Engineering and Stent Development

Joan Zeltinger, Ph.D.	2009	172,500	-	-	1,725	(3)	174,225
Vice President, Scientific Affairs

(1)	Robert B. Stockman was appointed our Chief Executive Officer on August 2, 2010.

(2)	Figures reflected are based on the grant date fair value of all awards made during the year.

(3)	Consists of 401(k) matching contributions.

(4)	Consists of 401(k) matching contributions of $2,100 and a phone allowance of $240.

Grants of Plan-Based Awards in 2009

We did not make any grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2009.

Outstanding Option Awards at Year End

The following table sets forth information regarding outstanding option awards held by our named executive officers at December 31, 2009.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options	Options	Price	Expiration
Name	Exercisable(1)	Unexercisable	($/Share)	Date

Robert K. Schultz, Ph.D.	85,000	-	$1.00	10/22/14
President and Chief Operating	175,000	-	$1.25	7/13/15
Officer	130,000	-	$1.40	11/20/18

Katrina Thompson	20,000	-	$1.00	10/22/14
Chief Financial Officer and	20,000	-	$1.25	7/13/15
Secretary	75,000	-	$1.40	11/20/18

Donald Brandom, Ph.D.	50,000	-	$0.61	1/13/14
Vice President, Biomaterials	25,000	-	$1.00	10/22/14
Product Development	50,000	-	$1.25	7/13/15
	50,000	-	$1.40	11/20/18

Eric Schmid	5,000	-	$0.25	3/12/11
Vice President, Engineering and	5,000	-	$0.61	12/6/11
Stent Development	20,000	-	$0.61	10/1/12
	50,000	-	$0.61	1/13/14
	25,000	-	$1.00	10/22/14
	80,000	-	$1.25	7/13/15
	100,000	-	$1.40	11/20/18

Joan Zeltinger, Ph.D.	20,000	-	$0.61	1/13/14
Vice President, Scientific Affairs	20,000	-	$1.00	10/22/14
	10,000	-	$1.25	7/13/15
	50,000	-	$1.40	11/20/18

(1)	All options are immediately exercisable upon grant and are subject to repurchase by us at the exercise price in the event an employee terminates service prior to vesting.

Option Exercises and Stock Vested

None of our named executive officers exercised options during the fiscal year ended December 31, 2009 and we have never granted any restricted stock awards.

Potential Payments upon Termination or Change in Control

The table below describes the potential payments or benefits to our named executive officers upon a change of control and upon termination of employment without cause, as if each executive’s employment terminated as of December 31, 2009, pursuant to the agreements described above in the section entitled “Executive Compensation — Employment Agreements.”

Stock
Option
Name	Base Salary	Pension	Health	Vesting(1)	Other	Total

Robert K. Schultz, Ph.D.	$-	$-	$-	$	$-	$
President and Chief Operating Officer
Katrina Thompson	-	-	-		-
Chief Financial
Officer and
Secretary
Donald Brandom, Ph.D.	-	-	-		-
Vice President, Biomaterials Product Development
Eric Schmid	-	-	-		-
Vice President, Engineering and Stent Development
Joan Zeltinger, Ph.D.	-	-	-		-
Vice President, Scientific Affairs

(1)	Represents the value of shares of common stock subject to options which would accelerate upon a termination without cause in connection with a change of control transaction. The amount indicated in the table is calculated as the spread value of the options subject to accelerated vesting on December 31, 2009, but assuming a price per share of $ , which is the initial public offering price.

Non-Employee Director Compensation Table

During 2009, none of our non-employee directors received compensation.

In July 2010, the board of directors adopted our non-employee director compensation policy, pursuant to which non-employee directors will be compensated for their services on our board of directors. Pursuant to the policy:

•	each non-employee director will receive an annual fee of $35,000 payable for the director’s service during the year; and

•	the Chairman of each committee will receive an additional annual fee of $5,000 for the Chairman’s service during the year.

The fees payable pursuant to the non-employee director compensation policy will be payable quarterly within thirty days of the beginning of each quarter. In addition, each director may receive an annual grant of options to purchase shares of our common stock at the discretion of the board of directors. Any such grant will be subject to shareholder approval being obtained in accordance with ASX Listing Rules. Any option grants to directors will have an exercise price per share determined at the fair market value on the date of grant and will vest over four years, with 25% of options vesting one year from the date of the grant, and 75% of options vesting in equal monthly installments over the subsequent 36-month period. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

In addition, each of our non-employee directors will receive an initial grant of options to purchase 75,000 shares of our common stock at the initial public offering price prior to the consummation of the initial public offering. The options will vest in equal monthly installments over the subsequent 48-month period following the date of the grant.

PRINCIPAL STOCKHOLDERS

The following table presents information about the beneficial ownership of our common stock as of June 30, 2010, as adjusted to reflect the shares offered by this prospectus, by:

•	each existing stockholder we know to beneficially own five percent or more of our common stock, which we call our principal stockholders;

•	each of our directors;

•	each of our executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 30, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership before the offering is based on a total of 24,726,859 shares of common stock outstanding as of June 30, 2010, after giving effect to, among other things, the conversion of all shares of our preferred stock and non-voting common stock outstanding as of June 30, 2010 into shares of our common stock that will become effective at the closing of this offering. Percentage of beneficial ownership after the offering is based on           shares of common stock to be outstanding after this offering, including           shares represented by CDIs that we are selling in this offering. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each stockholder is c/o REVA Medical, Inc., 5751 Copley Drive, Suite B, San Diego, CA 92111.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

	Number of	Percentage of Shares
	Common Shares	Outstanding
	Owned Before	Before	After
Name of Beneficial Owner	the Offering(1)	Offering(1)	Offering(1)

Principal Stockholders
Domain Partners(2)	5,338,453	21.6%
Saints Capital Everest, L.P.(3)	4,423,503	17.9%
Cerberus(4)	2,823,818	11.4%
Brookside Capital Partners Fund, LP(5)	2,724,747	11.0%
Steinke Family, LLC(6)	1,476,775	6.0%
Group Outcome Investors I, LLC(7)	1,383,132	5.6%
Directors and Executive Officers
Robert B. Stockman(8)	2,032,880	8.2%
Robert K. Schultz, Ph.D.(9)	500,000	2.0%
Katrina Thompson(10)	165,000	*
Donald Brandom, Ph.D.(11)	175,000	*
Eric Schmid(12)	285,000	1.1%
Joan Zeltinger, Ph.D.(13)	120,000	*
Brian Dovey(14)	5,338,453	21.6%
Gordon E. Nye	822,656	3.3%
Robert Thomas	-	-
All directors and senior management as a group (9 persons)	9,438,989	36.6%

*	Indicates beneficial ownership of less than one percent of our shares of common stock.

(1)	Number of shares owned as shown both in this table and the accompanying footnotes and percentage ownership before and after the offering is based on 24,726,859 shares of common stock outstanding on June 30, 2010 and assuming none of the stockholders purchase shares in the offering. The percentage ownership after the offering is based upon the shares represented by CDIs to be issued in this offering.

(2)	The address of Domain Partners is One Palmer Square, Suite 515, Princeton, NJ 08542. 5,215,256 of the shares of common stock are held directly by Domain Partners V, L.P. and 123,197 of the shares of common stock are held directly by DP V Associates, L.P. One Palmer Square Associates V, L.L.C. is the general partner of Domain Partners V, L.P. and DP V Associates L.P. and has voting and dispositive power with respect to the shares. The managing members of One Palmer Square Associates V, L.L.C. consist of James C. Blair, Brian H. Dovey, Jesse I. Treu and Kathleen K. Schoemaker. Each of these individuals disclaims beneficial ownership except to the extent of their respective pecuniary interest therein.

(3)	The address of Saints Capital Everest, L.P. is 475 Sansome Street, Suite 1850, San Francisco, CA 94111. Saints Capital Everest, LLC is the general partner of Saints Capital Everest, L.P. and has voting and dispositive power with respect to the shares. The Managing Members of Saints Capital Everest, LLC consist of Scott Halsted, Ken Sawyer, David Quinlivan and Ghia Griarte. Each of these individuals disclaims beneficial ownership except to the extent of their respective pecuniary interest therein.

(4)	The address of Cerberus is 299 Park Avenue, 22nd Floor, New York, NY 10171. 25,611 of the shares of common stock are held directly by Cerberus America Series Two Holdings, LLC, 974,640 of the shares of common stock are held directly by Cerberus International, Ltd., 509,697 of the shares of common stock are held directly by Cerberus Partners, L.P., 1,024,504 of the shares of common stock are held directly by Cerberus Series Four Holdings, LLC and 289,336 of the shares of common stock are held directly by Gabriel Assets, LLC. Jeffrey L. Lomasky, the (a) Senior Managing Director of Cerberus Institutional Associates (America), L.L.C., the general partner of Cerberus Institutional Partners (America) L.P., the managing member of Cerberus America Series Two Holdings, LLC; (b) the Senior Managing Director of Partridge Hill Overseas Management, LLC, the investment manager of Cerberus International, LTD.; (c) the Senior Managing Director of Cerberus Associates, L.L.C., the general partner of Cerberus Partners, L.P.; (d) the Senior Managing Director of Cerberus Institutional Associates (America), L.L.C., the general partner of Cerberus Institutional Partners, L.P., the managing member of Cerberus Series Four Holdings, LLC.; and (e) the Senior Managing Director of Partridge Hill Management, LLC, the investment manager of Gabriel Assets, LLC, has voting and dispositive power with respect to the shares. Mr. Lomasky disclaims beneficial ownership except to the extent of his pecuniary interests therein.

(5)	The address of Brookside Capital Partners Fund, LP is 111 Huntington Avenue, Boston, MA 02199. Matt McPherron, the Managing Director of Brookside Capital Partners Fund, LP, has voting and dispositive power with respect to the shares. Mr. McPherron disclaims beneficial ownership except to the extent of his pecuniary interests therein.

(6)	The address of Steinke Family, LLC is 10911 Technology Place, San Diego, CA 92127. Thomas A. Steinke, the managing member of Steinke Family, LLC, has voting and dispositive power with respect to the shares. Mr. Steinke disclaims beneficial ownership except to the extent of his pecuniary interests therein.

(7)	The address of Group Outcome Investors I, LLC is 17 Hulfish Street, Suite 240, Princeton, NJ 08542. The members of Group Outcome Investors I, LLC are Isabel Stockman Trust, Martha Davis, Trustee; Hope Stockman Trust, Martha Davis, Trustee; Phoebe Stockman Trust, Martha Davis, Trustee; and Elizabeth Stockman Trust, Martha Davis, Trustee. Each of the members shares voting and dispositive power with respect to the shares. The shares held by Group Outcome Investors I, LLC include 691,566 shares of common stock held by dependents of Robert B. Stockman, our Chairman of the Board and Chief Executive Officer. Mr. Stockman disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(8)	Includes 691,566 shares of common stock held by Group Outcome Investors I, LLC. Two trusts established for the benefit of Mr. Stockman’s children who reside in Mr. Stockman’s household beneficially own the 691,566 shares. Also includes 1,099,575 shares of common stock held by Kenneth Rainin Trust U/D/T Dated 3/26/1990 and 188,619 shares held by his spouse Lisa Stockman. Mr. Stockman, along with Jennifer Rainin, is the trustee of the Kenneth Rainin Administrative Trust U/D/T Dated 3/26/1990 and has voting and dispositive power with respect to these shares. Mr. Stockman disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(9)	Includes options to purchase 390,000 shares which are immediately exercisable.

(10)	Includes options to purchase 115,000 shares which are immediately exercisable.

(11)	Includes options to purchase 175,000 shares which are immediately exercisable.

(12)	Includes options to purchase 280,000 shares which are immediately exercisable.

(13)	Includes options to purchase 100,000 shares which are immediately exercisable.

(14)	Includes 5,215,256 shares of common stock held by Domain Partners V, L.P. and 123,197 shares of common stock held by DP V Associates, L.P. One Palmer Square Associates V, L.L.C. is the general partner of Domain Partners V, L.P. and DP V. Associates L.P. and has voting and dispositive power with respect to the shares. The managing members of One Palmer Square Associates V, L.L.C. consist of James C. Blair, Brian H. Dovey, Jesse I. Treu and Kathleen K. Schoemaker. Mr. Dovey disclaims beneficial ownership except to the extent of his pecuniary interest therein.

RELATED PARTY TRANSACTIONS

Since January 1, 2007, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant involving an amount exceeding $120,000, and in which any related person had or will have a direct or indirect material interest, other than as set forth below and the compensation arrangements with directors and executive officers, which are described under the “Executive Compensation” section of this prospectus.

Securities Issuances

Amendments to Promissory Notes

We anticipate amending the terms of the promissory notes previously issued to certain of our significant stockholders to provide for the automatic conversion of the principal and accrued interest outstanding under the notes into shares of our common stock in the event we consummate a qualified initial public offering, or an initial public offering in which we receive at least $50,000,000 in net cash proceeds. The significant stockholders who would enter into amendments include:

•	Domain Partners and its affiliates which would convert an aggregate of approximately $6,491,000 of principal and accrued interest owed under existing promissory notes into 1,978,971 shares of our common stock upon the consummation of a qualified initial public offering. We amended these notes in December 2007 to subordinate our indebtedness under these notes to certain obligations owed to Boston Scientific Corporation and purchasers of our Series H preferred stock. In addition, we also amended the terms of these notes in January 2008 and January 2010 to extend their maturity dates.

•	Group Outcome Investors I, LLC which would convert an aggregate of approximately $721,000 of principal and accrued interest owed under existing promissory notes into 219,744 shares of our common stock upon the consummation of a qualified initial public offering. We amended these notes in December 2007 to subordinate our indebtedness under these notes to certain obligations owed to Boston Scientific Corporation and purchasers of our Series H preferred stock. In addition, we also amended the terms of these notes in January 2008 and January 2010 to extend their maturity dates.

•	Saints Capital Everest, L.P. which would convert that certain (i) Convertible Promissory Note dated as of March 4, 2009 in an original principal amount of $6,000,000, (ii) Convertible Promissory Note dated as of March 4, 2009, in an original principal amount of $5,000,000 and (iii) Convertible Promissory Note dated as of March 4, 2009, in an original principal amount of $4,000,000, or collectively, the Saints Notes, and aggregate accrued interest of approximately $5,135,000 on the Saints Notes, into an aggregate of 3,097,742 shares of our common stock upon the consummation of a qualified initial public offering prior to December 31, 2010. The Saints Notes were originally acquired by Boston Scientific Corporation and transferred to Saints Capital Everest, L.P. in March 2009.

We expect that all outstanding principal and interest under the promissory notes issued to our significant stockholders, representing an aggregate amount of approximately $27,347,000 will be converted into an aggregate of 5,296,457 shares of our common stock prior to the consummation of the public offering.

Convertible Note Financing

In May 2007, we issued and sold convertible promissory notes in the aggregate principal amount of $5,000,000 and warrants to purchase an aggregate of 153,692 shares of Series H preferred stock at an exercise price of $6.51 per share to investors in a bridge loan financing transaction completed in a series of closings. In December 2007, these notes, including the approximate $164,000 in accrued interest, were converted into 793,629 shares of Series H preferred stock. In addition, at the time of the note conversion, we issued warrants to these noteholders to purchase an aggregate of 158,726 shares of our common stock at an exercise price of $6.51 per share. The securities purchased and converted by investors in this bridge financing transaction included:

•	convertible promissory notes in the aggregate principal amount of $4,000,000 and warrants to purchase an aggregate of 122,952 shares of our Series H preferred stock issued to one of our significant stockholders, Domain Partners and its affiliates. In December 2007, Domain Partners and its affiliates converted all of the outstanding principal and accrued interest in the aggregate amount of $4,131,000 into 634,908 shares of our Series H preferred stock and were issued 126,981 warrants to purchase shares of our common stock; and

•	convertible promissory notes in the aggregate principal amount of $250,000 and warrants to purchase an aggregate of 7,685 shares of our Series H preferred stock to one of our officers, directors and the beneficial owner of one of our significant stockholders, Robert B. Stockman. In December 2007, Mr. Stockman converted all of the outstanding principal and accrued interest in the aggregate amount of $258,000 into 39,680 shares of our Series H preferred stock and was issued 7,936 warrants to purchase shares of our common stock.

Series H Preferred Stock Financing

From December 2007 to June 2010, we issued an aggregate of 6,454,986 shares of Series H preferred stock for a purchase price of approximately $6.51 per share and warrants to purchase an aggregate of 1,290,999 shares of our common stock at an exercise price of approximately $6.51 per share to investors in a private placement transaction completed in a series of closings, for aggregate gross proceeds of approximately $42.0 million. The securities purchased by investors in this private placement transaction included:

•	an aggregate of 2,389,184 shares of Series H preferred stock and warrants to acquire an aggregate of 477,837 shares of our common stock purchased by one of our significant stockholders, Cerberus Partners L.P. and its affiliates; and

•	an aggregate of 2,305,352 shares of Series H preferred stock and warrants to acquire an aggregate of 461,071 shares of our common stock purchased by one of our significant stockholders, Brookside Capital Partners Fund, LP.

We expect that all of our shares of preferred stock will be converted into an aggregate of 14,739,732 shares of common stock prior to the consummation of the public offering. In addition, we expect that the investors will exercise all of their outstanding warrants prior to the consummation of the public offering.

In connection with the Series H preferred stock financing, we entered into an amended and restated investor rights agreement with our preferred stockholders which, among other things, provides for certain registration rights to our preferred stockholders. See “Description of Capital Stock — Registration Rights” for further information.

Pequot Transaction

In March 2010, we exercised a right of first refusal to acquire an aggregate of 461,071 shares of Series H preferred stock and warrants to purchase an aggregate of 92,214 shares of our common stock for a total purchase price of $550,000 from certain affiliates of Pequot Capital Management. We purchased these shares solely to facilitate their sale to certain of our existing stockholders because we did not have sufficient time to assign our right of first refusal to them and subsequently administered the sale of these securities before expiration of the right of first refusal. Following our purchase, we sold these shares at the same purchase price to certain of our existing stockholders, including:

•	an aggregate of 188,619 shares of Series H preferred stock and warrants to acquire an aggregate of 37,724 shares of Series H preferred stock purchased by the spouse of Robert B. Stockman, one of our officers, directors and significant stockholders;

•	an aggregate of 34,295 shares of Series H preferred stock and warrants to acquire an aggregate of 6,859 shares of Series H preferred stock purchased by one of our directors, Gordon E. Nye;

•	an aggregate of 102,883 shares of Series H preferred stock and warrants to acquire an aggregate of 20,577 shares of Series H preferred stock purchased by one of our significant stockholders, Saints Capital Everest, L.P.; and

•	an aggregate of 83,832 shares of Series H preferred stock and warrants to acquire an aggregate of 16,766 shares of Series H preferred stock purchased by one of our significant stockholders, Cerberus Partners, L.P.

Indemnification Agreements

We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons. We also intend to enter into these agreements with our future directors and executive officers. The indemnification agreements will provide, among other things, that subject to certain procedures and conditions, we will, to the fullest extent permitted by Delaware law, indemnify the directors and officers against all liabilities and expenses, actually or reasonably incurred by a director or officer in connection with the investigation, defense, settlement or appeal of a proceeding if, by reason of the indemnitee’s status as a director or officer, the indemnitee was or is a party or is threatened to be made a party to the proceeding. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the indemnification agreements. The indemnification agreements also require us to maintain directors’ and officers’ liability insurance in a reasonable amount from established and reputable insurers.

Policy for Approval of Related Party Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than five percent of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the audit committee has the authority to ratify a related party transaction at the next audit committee meeting. For purposes of our audit committee charter, a material interest is deemed to be any consideration received by such a party in excess of $120,000 per year.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the Chairman of the audit committee in respect of any transaction in which the expected amount is less than $250,000. No related party transaction may be entered into prior to the completion of these procedures.

The audit committee or its Chairman, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the Chairman determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the audit committee may participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the audit committee will be required to provide all material information concerning the related party transaction to the audit committee.

Certain transactions with related parties will be subject to stockholder approval in accordance with ASX Listing Rules, including but not limited to, any issuances of securities to related parties.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will become effective upon closing of this offering. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part. The descriptions of common stock and preferred stock reflect changes to the capital structure that will occur upon completion of the offering.

General

Pursuant to our amended and restated certificate of incorporation, we are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share, none of which will be designated or issued upon completion of this offering. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

We were formed in California in June 1998 as MD3, Inc. and were renamed REVA Medical, Inc. on March 7, 2002. Prior to the consummation of the offering, we will reincorporate from the State of California to the State of Delaware. As a result of the reincorporation, the rights of our stockholders will be governed by the Delaware General Corporation Law.

As of June 30, 2010, we had 2,613,459 shares of voting common stock issued and outstanding, 128,484 shares of non-voting common stock issued and outstanding and 14,739,732 shares of preferred stock issued and outstanding, in each case without giving effect to the pro-forma transactions described below. As of June 30, 2010, we had 55 common stockholders of record and 43 preferred stockholders of record.

We will have a total of      shares of common stock outstanding immediately following this offering (including shares of common stock represented by CDIs), assuming:

•	shares of common stock represented by CDIs offered by us in this offering;

•	the conversion of all outstanding shares of our non-voting common stock into 128,484 shares of common stock, which will become effective immediately prior to and contingent upon the closing of this offering;

•	the issuance of 746,383 shares of our preferred stock as accrued but undeclared cumulative dividends to our preferred stockholders, which will become effective immediately prior to and contingent upon the closing of this offering;

•	the conversion of all outstanding shares of our preferred stock into 15,676,079 shares of common stock (including the conversion of the preferred stock which will be issued as cumulative dividends and accounting for anti-dilution adjustments), which will become effective immediately prior to and contingent upon the closing of this offering;

•	780,687 shares of our common stock issuable upon the exercise of preferred stock and common stock warrants outstanding as of June 30, 2010, which we expect the warrant holders to elect to exercise through a “cashless exercise” provision of the warrants, contingent and effective upon the closing of this offering, based on the initial public offering price of $ per share; and

•	the issuance of 5,528,150 shares of our common stock upon the conversion of convertible promissory notes outstanding as of June 30, 2010, at a weighted average conversion price of $5.08 per share, which we expect the noteholders to elect to convert, contingent and effective upon the closing of this offering.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Upon completion of this offering, all outstanding shares of preferred stock will be converted into an aggregate of 14,739,732 shares of common stock. Under our amended and restated certificate of incorporation, our board of directors will have the authority, subject to the ASX Listing Rules, without further stockholder authorization, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series and to fix the terms, limitations, voting rights, relative rights and preferences and variations of each series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Stock Options

We reserved an aggregate of 1,850,000 shares of common stock for issuance under our 2010 Plan, which is subject to increase on an annual basis pursuant to the terms of the plan. As of June 30, 2010, we had outstanding options to purchase an aggregate of 1,560,500 shares of common stock, at a weighted-average exercise price of $1.18 per share, including 1,550,500 options issued under our 2001 Stock Plan.

Warrants

Contingent and effective upon the closing of this offering, we expect our warrant holders to exercise all of their outstanding warrants to purchase shares of our preferred stock and shares of our common stock through a “cashless exercise” provision of the warrants, based on the initial public offering price of $      per share. No shares of common stock will be issued to warrant holders who have elected to exercise their warrants through “cashless exercise” provisions if the exercise price of their warrants exceeds the initial public offering price of $      per share. If not exercised through a “cashless exercise,” these warrants would have been exercisable for 1,739,576 shares of common stock, at a weighted average exercise price of $6.39 per share.

Registration Rights

We have entered into an amended and restated investor rights agreement with the holders of our preferred stock. The amended and restated investor rights agreement provide these stockholders with customary demand, piggyback and Form S-3 registration rights with respect to the shares of our common stock that will be issued to them upon conversion of our preferred stock upon the closing of this offering.

Demand registration

Under the terms of the amended and restated investor rights agreement, certain holders of (i) the shares of common stock issued upon conversion of our preferred stock, including shares of preferred stock issuable upon the exercise of warrants to purchase preferred stock issued in our prior financing transactions and (ii) shares of common stock issuable upon the exercise of warrants to purchase common stock issued in our prior financing transactions, which we refer to as registrable securities, will have the right to require us to register their shares with the SEC for resale to the public. The holders making the demand registration must include (i) Cerberus Partners L.P. and its affiliates who purchased shares of our Series H Preferred Stock, or the Series H Lead Investors; provided the Series H Lead Investors hold, in the aggregate, at least 50% of the shares of common stock issuable upon conversion of our shares of Series H Preferred Stock; and (ii) a majority of holders of registrable securities (excluding the Series H Lead Investors). These holders will be entitled to exercise this right at any time beginning on the earlier of December 7, 2014 or 180 days after the effective date of this registration statement. In both cases, however, the registered offering must be fully underwritten and the aggregate gross proceeds, prior to deduction for underwriters’ discounts and expenses, must exceed $10,000,000. Under the amended and restated investor rights agreement, we will not be required to effect more than two demand registrations. We currently have not effected, or received a request to effect, any demand registrations under our existing investor rights agreements.

Piggyback registration

Under the terms of the amended and restated investor rights agreement, if we file a registration statement for a public offering of any of our securities for our own account or for the account of other stockholders (other than pursuant to a demand registration described above or a Form S-3 registration described below) on a form that would be suitable for a registration involving registrable common stock, holders of a majority of the registrable securities, which must include the Series H Lead Investors (provided the Series H Lead Investors hold, in the aggregate, at least 50% of the shares of common stock issuable upon conversion of our shares of Series H Preferred Stock), will have the right to include their shares in this registration statement, subject to certain limitations.

Form S-3 registration

Under the terms of the amended and restated investor rights agreement, at any time after we become eligible to file a registration statement on Form S-3, holders of at least 30% of the registrable securities will be entitled to require us to file a registration statement on Form S-3; provided that the aggregate gross proceeds of an offering pursuant to a Form S-3 registration must be at least $2,500,000. We may also delay such registrations for one period not to exceed 60 days in any 12-month period if our board of directors believes it would be materially detrimental to us and our stockholders to file a registration statement. In addition, we are not required to file more than two Form S-3 registration statements in any 12-month period.

Conditions and limitations; delay

The registration rights described above will be subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in the registration. In the event any registered offering involves an underwriting, we are not required to include any registrable securities in such underwriting unless the holder accepts the terms of the underwriting.

Expenses; indemnification

We are generally required to bear the expenses of all registrations, including reasonable fees and expenses of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. The investor rights agreement also will contain our commitment to indemnify the holders of registration rights for losses attributable to statements or omissions by us incurred with registrations under the agreement.

Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Classified Board

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors is divided into three classes, each comprised of three directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following this offering, which we expect to hold in 2011. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2012, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which we expect to hold in 2013. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Removal of Directors

Our amended and restated bylaws provide that our stockholders may only remove our directors with cause.

Amendment

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the affirmative vote of the holders of at least 80% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders and the indemnification of directors.

Size of Board and Vacancies

Our amended and restated bylaws provide that the number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled by a majority of our board of directors then in office, provided that a majority of the entire board of directors, or a quorum, is present and any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of our remaining directors in office, even if less than a quorum is present.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that only the Chairman of our board of directors, our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the entire board of directors may call special meetings of our stockholders.

Stockholder Action by Unanimous Written Consent

Our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent other than by unanimous written consent. Stockholder action must take place at the annual or a special meeting of our stockholders or be effected by unanimous written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The authority that will be possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Subject to ASX Listing Rules, our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Authorized but Unissued Shares

Subject to the limitations on the issuance of securities under ASX Listing Rules, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

CHESS Depositary Interests or CDIs

In order for our shares of common stock in the form of CDIs to trade electronically on the Australian Securities Exchange, or ASX, we intend to participate in the electronic transfer system known as the Clearing House Electronic Subregister System, or CHESS, operated by ASX Settlement and Transfer Corporation Pty Limited, or ASTC. ASTC provides settlement services for ASX markets to assist participants and issuers to understand the operation of the rules and procedures governing settlement facilities. The ASTC Settlement Rules form part of the overall listing and market rules which we will be required to comply with as an entity listed on ASX. The ASTC Settlement Rules are electronically available from ASX at: http://203.15.147.66/compliance/rules_guidance/astc_rules.htm.

CHESS, is an electronic system which manages the settlement of transactions executed on ASX and facilitates the paperless transfer of legal title to ASX quoted securities. CHESS cannot be used directly for the transfer of securities of companies domiciled in certain jurisdictions outside of Australia, such as the United States. Accordingly, to enable our shares of common stock to be cleared and settled electronically through CHESS, we intend to issue depositary interests called CDIs.

CDIs confer the beneficial ownership in the shares of common stock on the CDI holder, with the legal title to such shares held by an Australian depositary entity. We will appoint CHESS Depositary Nominees Pty Ltd., or CDN, a subsidiary of ASX, to act as our Australian depositary and issue the CDIs. Accordingly, by completing an application form, a purchaser of CDIs will apply for shares of common stock to be issued to CDN, which will in turn issue CDIs to the purchaser.

A holder of CDIs who does not wish to have their trades settled in CDIs may request that their CDIs be converted into shares of common stock, in which case legal title to the shares of common stock will be transferred to the holder of CDIs and stock certificates representing the shares of common stock will be issued. ASX does not provide any settlement system for certificated shares which will make it more difficult and can lead to delay and expense for stockholders wishing to trade their shares of common stock.

Stockholders who wish to be able to trade their shares of common stock on ASX can do so by requesting that their shares be converted into CDIs and by delivering their stock certificate to the transfer agent and signing a stock transfer form. The transfer agent will then transfer the shares of common stock from the stockholder to CDN and establish a CDI holding in the name of the stockholder.

Purchasers may choose either to leave their holdings in the form of CDIs or convert their CDIs into shares of common stock.

Each CDI holder will receive a holding statement which sets out the number of CDIs held by the CDI holder and the reference number of the holding. These holding statements will be provided to a holder when a holding is first established and where there is a change in the holdings of CDIs.

Rights Attaching to CDIs

A summary of the rights of CDI holders is set out below. Further information about CDIs is available from ASX, any Australian licensed stockbroker or our transfer agent.

Ratio — Each CDI will represent an interest in one-tenth of a share of common stock.

Voting — If holders of CDIs wish to attend and vote at our general meetings, they will be able to do so. Under the ASX Listing Rules, as an issuer of CDIs, we must allow CDI holders to attend any meeting of the holders of shares of common stock unless relevant U.S. law at the time of the meeting prevents CDI holders from attending those meetings.

In order to vote at such meetings, CDI holders have the following options:

•	instructing CDN, as the legal owner, to vote the shares of common stock underlying their CDIs in a particular manner. A voting instruction form will be sent to CDI holders with the Notice of Meeting or proxy statement for the meeting and this must be completed and returned to the our transfer agent prior to the meeting. CDN will be bound by these voting instructions, however if no voting instructions are provided, CDN will be unable to vote those shares of common stock;

•	informing us that they wish to nominate themselves or another person to be appointed as CDN’s proxy for the purposes of attending and voting at the general meeting; or

•	converting their CDIs into a holding of shares of common stock and voting these at the meeting; however, if thereafter, the former CDI holder wishes to sell their investment on ASX it would be necessary to convert the shares of common stock back to CDIs. In order to vote in person, the conversion must be completed prior to the record date for the meeting.

As holders of CDIs will not appear on our stock register as the legal holders of the shares of common stock, they will not be entitled to vote at our stockholder meetings unless one of the above steps is undertaken.

Proxy forms, CDI voting instruction forms and details of these alternatives will be included in each notice of meeting we send to CDI holders.

Conversion — CDI holders who wish to convert their ASX listed CDIs to shares of common stock can do so by instructing our transfer agent either:

•	directly in the case of CDIs on the issuer sponsored sub-register operated by us. CDI holders will be provided with a form entitled “Removal Form” for completion and return to our transfer agent; or

•	through their ‘‘sponsoring participant’’ (usually their broker) in the case of CDIs which are sponsored on the CHESS sub-register. In this case, the sponsoring broker will arrange for completion of the relevant form and its return to our transfer agent.

Our transfer agent will then arrange for the shares of common stock to be transferred from CDN into the name of that holder and a new share certificate will be issued. This will cause the shares of common stock to be registered in the name of the holder on our stock register and trading on ASX will no longer be possible. The shares of common stock are not and will not in the near future be quoted on any market in the United States.

A holder of shares of common stock who wishes to convert their shares of common stock to CDIs can do so by instructing our transfer agent directly, who will provide holders of shares of common stock with a form entitled “Register Removal Request” for completion and return to our transfer agent. Our transfer agent will then arrange for the transfer of shares of common stock to CDN to be held on behalf of the relevant holder and for the issuance of the relevant number of CDIs. Our transfer agent will then issue to the holder a holding statement for the CDIs. As soon as reasonably practicable following the conversion, we will also obtain quotation of the CDIs on ASX.

Communication with CDI Holders — CDI holders will receive all notices and company announcements (such as annual reports) that stockholders are entitled to receive from us.

Dividends— Any dividend declared in respect of shares of common stock underlying CDIs will be distributed to the holders of CDIs. Any obligation to transfer a quantity of shares of common stock shall be made by initiating a transfer of the corresponding quantity of CDIs in respect of the shares of common stock.

Despite legal title to the shares of common stock being vested in CDN, the ASTC Settlement Rules provide that CDI holders are to receive all direct economic benefits and other rights in relation to the underlying shares of common stock (such as the right to receive the same dividends and other rights which holders of shares of common stock may participate in).

Takeovers — If a takeover bid is made for the shares of common stock of which CDN is the registered holder, under the ASTC Settlement Rules CDN must not accept the offer made under the takeover bid except to the extent that acceptance is authorized by the relevant CDI holder.

Rights on Liquidation or Winding Up — In the event of our liquidation, dissolution or winding up, a CDI holder will be entitled to the same economic benefit on their CDIs as stockholders.

Fees — A CDI holder will not incur any additional fees or charges as a result of holding CDIs rather than shares of common stock; however, your broker may charge you fees to convert shares of our common stock to CDIs and to convert CDIs to shares of our common stock.

Registers — We must ensure that at all times the total number of CDIs on the issuer sponsored sub-register of CDIs and CHESS sub-register of CDIs reconciles with the number of shares of common stock registered in the name of CDN on the stock register. We must make available for inspection the stock register and the CDI register as if that register were a register of securities of an Australian listed public company. We will operate three registers: (i) a certificated register of shares of common stock, (ii) an uncertificated issuer sponsored sub-register of CDIs, and (iii) an uncertificated CHESS sub-register of CDIs. The certificated register will be the register of legal title.

Transfer — Unless permitted by law, the ASX Listing Rules or the ASTC Settlement Rules, we must not and CDN must not refuse nor fail to register, nor give effect to, nor otherwise interfere with the processing and registration of a transfer of CDIs. Any obligation to transfer a quantity of shares of common stock shall be made by initiating a transfer of the corresponding quantity of CDIs in respect of the shares of common stock.

Further Information — For further information in relation to CDIs and the matters referred to above, please refer to the ASX website www.asx.com.au or contact an Australian licensed stockbroker or our transfer agent.

Australian Securities Exchange

We intend to apply for admission of the company to the official list of the Australian Securities Exchange, or ASX, and for quotation of our CDIs on the ASX under the trading code “RVA” no later than seven days after the date of lodging a prospectus with ASX. Upon admission, we will be subject to the ASX Listing Rules and to certain Australian securities regulations in addition to the rules and regulations of the U.S. Securities and Exchange Commission.

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for our CDIs and shares of common stock will be          .

SHARES ELIGIBLE FOR FUTURE SALES

Prior to this offering, there has been no public market for our CDIs or common stock, and we cannot assure you that a significant public market for our CDIs or common stock will develop or be sustained after this offering. It is particularly important to note that while the CDIs will be listed and available for trading on the ASX, our common stock will not be listed for trading on the ASX or on any securities exchange in the United States following this offering or registered for resale under the law of any state in the United States. Future sales of substantial amounts of our common stock, including the sale of shares of our common stock issuable upon exercise of outstanding options, in the public market after this offering, or the perception that these sales could occur, could adversely affect the prevailing market price of our CDIs and could impair our future ability to raise capital through the sale of equity securities.

Sale of Outstanding Shares

Based on the number of shares outstanding as of June 30, 2010, (i) if the minimum offering is sold, we will have approximately     shares of common stock outstanding after the completion of this offering (including shares of common stock represented by CDIs), and (ii) if the maximum offering is sold, we will have approximately           shares of common stock outstanding after the completion of this offering (including shares of common stock represented by CDIs). Of these shares, the      shares of common stock, in the case of a minimum offering, or the           shares of common stock, in the case of a maximum offering, each represented by CDIs sold in this offering will be freely transferable without restriction under the federal securities laws, unless purchased by our affiliates, as that term is defined under Rule 144 or 701 of the Securities Act. Notwithstanding the fact that the CDIs may be freely transferable under the federal securities laws, we are not taking any steps necessary to register our CDIs or common stock under the securities laws of any state in the United States. As a result, a holder of CDIs or common stock may not resell such securities to a purchaser in any state in the United States without satisfying the applicable state securities laws or qualifying for an exemption therefrom.

The remaining      shares of common stock to be outstanding immediately following the completion of this offering (and any CDIs representing those shares), which are “restricted securities,” as well as any other shares held by our affiliates, may not be resold except pursuant to an effective registration statement or an applicable exemption from registration under the federal securities laws, including an exemption under Rule 144 or Rule 701 of the Securities Act, and upon satisfying applicable state securities laws or qualifying for an applicable state securities laws exemption.

Subject to the lock-up agreements described below and the requirements of Rules 144 and 701 under the Securities Act and applicable state securities laws, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares

On the date of this prospectus
180 days after the date of this prospectus
Between 180 days and one year after the date of this prospectus
At various times beginning one year after the date of this prospectus

In addition, of the 1,560,500 shares of our common stock that were subject to stock options outstanding as of June 30, 2010, options to purchase 966,300 shares of common stock were vested as of June 30, 2010. Shares received upon exercise of these stock options will be eligible for sale subject to the lock-up agreements described below and satisfaction of the requirements of Rules 144 and 701 under the Securities Act and applicable state securities laws.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, or other contractual arrangements, certain of our officers, directors and stockholders have agreed, subject to certain limited exceptions, not to transfer, agree to transfer, encumber or agree to encumber a certain number of specified shares for periods ranging from ending 180 days after the date of this prospectus to one year after the date of this prospectus. Upon consummation of the offering, an aggregate of           shares of our common stock will be subject to lock-up agreements.

Rule 144 described below does not supersede the contractual obligations of our security holders set forth in the lock-up agreements.

Stock Options

Based on options to purchase outstanding shares of our common stock as of June 30, 2010, and assuming no options to purchase our shares are issued after that date, we will have outstanding options to purchase an aggregate of 1,560,500 shares of common stock immediately following this offering with a weighted-average exercise price of $1.18 per share. We intend to register all of the common shares issued or reserved for future issuance under the 2001 Stock Plan and the 2010 Plan by filing a Form S-8 registration statement under the Securities Act following the effectiveness of this registration statement. After the effective date of the Form S-8, all common shares purchased upon exercise of our outstanding options generally will be available for resale under the federal securities laws, subject to the terms of the lock-up agreements discussed above and upon satisfying of applicable state securities laws.

Warrants

As of June 30, 2010, after giving effect to the assumed issuance of 780,687 shares of our common stock upon the exercise of our outstanding preferred and common warrants, and assuming no warrants to purchase shares of our capital stock are issued after that date, we will not have any outstanding warrants to purchase shares of our common stock or shares of our preferred stock following this offering.

Registration Rights

After the offering, the holders of 21,567,135 shares of our common stock, including shares of common stock issuable upon exercise of outstanding warrants and conversion of outstanding notes, will be entitled to certain registration rights. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of our common stock to fall. In addition, any demand to include their shares in our registration statements could harm our ability to raise needed capital. For more information on these registration rights, see “Description of Capital Stock — Registration Rights.”

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, beginning 90 days after the date of this prospectus, a person who holds restricted shares of our common stock and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least six months, would be entitled to sell an unlimited number of shares of our common stock under the federal securities laws, provided current public information about us is available. In addition, under Rule 144, a person who holds restricted shares of our common stock and is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned these restricted shares for at least one year, would be entitled to sell an unlimited number of shares under the federal securities laws immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell under the federal securities laws within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately shares assuming a minimum offering and shares assuming a maximum offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, or if no such notice is required, the date of receipt of the order to execute the sale.

Sales of restricted shares under Rule 144 by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, holders of           of our restricted shares have entered into lock-up agreements as described above and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements, subject to any exceptions set forth therein or waivers by the underwriters. In addition, any resales in the United States must satisfy applicable state securities laws or qualify for an exemption therefrom.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares under the federal securities laws in reliance upon Rule 144 but without compliance with some of the restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract, such as the shares issued under our 2001 Stock Plan, may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares under Rule 701. However, some of the Rule 701 shares are subject to lock-up agreements as described above and will become eligible for sale at the expiration of the restrictions set forth in those agreements. In addition, any resales in the United States must satisfy applicable state securities laws or qualify for an exemption therefrom.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our CDIs or shares of common stock that may be relevant to a non-U.S. holder that acquires CDIs pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations promulgated thereunder and U.S. Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change (possibly on a retroactive basis) or to differing interpretations so as to result in tax considerations different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

The discussion is limited to non-U.S. holders that hold our CDIs or shares of common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our CDIs or shares of common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation including any entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

•	a partnership including any entity treated as a partnership for U.S. federal income tax purposes;

•	an estate, the income of which includes gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) that has made a valid election to be treated as a U.S. person for such purposes.

This discussion does not address the U.S. federal income tax rules applicable to any person who holds CDIs or shares of common stock through entities treated as partnerships for U.S. federal income tax purposes or to such entities themselves. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our CDIs or shares of common stock, the tax treatment of a partner in that partnership will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership or a holder of interests in a partnership should consult such holder’s tax advisor regarding the tax consequences of the purchase, ownership and disposition of our CDIs or shares of common stock.

This discussion does not consider:

•	any state, local or foreign tax consequences;

•	any tax consequences or computation of the alternative minimum tax;

•	any U.S. federal gift tax consequences; or

•	any U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, including without limitation, banks or other financial institutions, insurance companies, tax-exempt organizations, certain trusts, hybrid entities, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or residents of the U.S., holders subject to U.S. federal alternative minimum tax, broker-dealers, dealers or traders in securities or currencies and holders that hold our CDIs or shares of common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

Prospective investors are urged to consult their tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations and the consequences under U.S. federal gift tax laws, as well as foreign, state and local laws and tax treaties.

Dividends

As previously discussed, we do not anticipate paying dividends in respect of CDIs or shares of common stock in the foreseeable future. If we pay dividends on in respect of CDIs or shares of common stock, however, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the non-U.S. holder’s adjusted tax basis, but not below zero, and then will be treated as gain from the sale of stock, as described in the section of this prospectus entitled “Gain on Disposition of CDIs or Shares of Common Stock.”

A dividend paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate under an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. holder within the U.S. (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment of the non-U.S. holder within the U.S.). Non-U.S. holders (generally on a properly executed IRS Form W-8 BEN) will be required to satisfy certain certification and disclosure requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Special rules apply in the case of CDIs or shares of common stock held by certain non-U.S. holders that are entities rather than individuals.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, attributable to a permanent establishment in the United States will be taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

A non-U.S. holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.

Gain on Disposition of CDIs or Shares of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our CDIs or shares of common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an applicable income tax treaty so requires, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to United States persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; in this case, the non-U.S. holder will be subject to a 30% tax on the amount by which the gain derived from the sale or other disposition of our CDIs or shares of common stock and any other U.S.-source capital gains realized by the non-U.S. holder in the same taxable year exceed the U.S.-source capital losses realized by the non-U.S. holder in that taxable year unless an applicable income tax treaty provides an exemption or a lower rate; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five year period ending on the date of disposition or the period that the non-U.S. holder held our CDIs or shares of common stock. We do not believe that we have been, are, or will become, a U.S. real property holding corporation, although there can be no assurance in this regard. If we are, or were to become, a U.S. real property holding corporation at any time during the applicable period, however, any gain recognized on a disposition of our CDIs or shares of common stock by a non-U.S. holder that did not own (directly, indirectly or constructively) more than five percent of our CDIs or shares of common stock during the applicable period generally would not be subject to U.S. federal income tax, provided that our CDIs or shares of common stock are “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).

Federal Estate Tax

CDIs or shares of common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets includible in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. The United States federal estate tax was automatically repealed effective January 1, 2010, for the estates of decedents dying in the year 2010. Accordingly, at present, there is no United States federal estate tax. However, Congress could pass a law reinstating the estate tax that has retroactive effect. In addition, unless Congress acts to make the current repeal permanent, the estate tax will be reinstated with respect to decedents who die after December 31, 2010. In view of the continuing uncertainty regarding the federal estate tax law, prospective investors are urged to consult their tax advisors regarding the U.S. federal estate tax considerations of acquiring, holding, and disposing of CDIs or shares of common stock.

Information Reporting and Backup Withholding Tax

Dividends in respect of CDIs or shares of common stock and proceeds from the sale or other taxable disposition of our CDIs or shares of common stock are potentially subject to backup withholding. In general, backup withholding will not apply to dividends in respect of CDIs or shares of common stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder.

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Pursuant to income tax treaties or some other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of our CDIs or shares of common stock paid to a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries the holder has provided the required certification that it is a non-U.S. holder.

Backup withholding is not an additional tax. Any amount withheld may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Prospective non-U.S. holders of our CDIs or shares of common stock should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our CDIs or shares of common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. holders who own the CDIs or shares of common stock through foreign accounts or foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends in respect of CDIs or shares of common stock, or gross proceeds from the sale or other disposition of, our CDIs or shares of common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Surtax on Certain Net Investment Income

Under recent legislation, certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8 percent tax on, among other things, dividends and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012.

PLAN OF DISTRIBUTION

We have entered into an engagement letter agreement with Inteq Limited, or Inteq, pursuant to which Inteq agreed to act as our placement agent on a “best efforts, minimum/maximum” basis in connection with the offering outside of the United States to non-U.S. residents. Inteq is not a member of the National Association of Securities Dealers and is participating as a placement agent only with regard to securities sold outside of the United States, to non-U.S. investors. No placement agent is being used with respect to the sale of any securities in the United States or to U.S. residents. Inteq is not purchasing or selling any securities being offered by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of our securities. We will enter into an agreement directly with purchasers in this offering. The minimum offering amount to be raised is A$70,000,000.

The offering will terminate upon the expiration date which will be the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii) two months from the date of lodging of a prospectus with ASIC. Until we sell at least           CDIs, we are required to hold all funds received from purchasers in trust in a separate bank account. If we do not sell at least           CDIs by the expiration date, all funds will be promptly returned from the trust account to investors without interest or deduction. Notwithstanding the foregoing, if quotation of the CDIs on ASX is not granted within two months following lodging of a prospectus with ASIC, all funds will be returned to investors without interest or deduction as soon as reasonably practicable.

On the closing date, the following will occur:

•	we will release funds from the trust account in the amount of the aggregate purchase price of the shares being sold by us, less the amount of the fees we are paying to the placement agent;

•	the placement agent will receive the placement agent fees in accordance with the terms of the engagement letter agreement; and

•	we will deliver, or cause to be delivered, the CDIs being sold.

We have agreed to pay the placement agent a cash fee equal to A$      and to reimburse the placement agent for its reasonable expenses.

The following table shows the public offering price, placement agent fees to be paid by us to the placement agent and the proceeds, before expenses, to us.

		Minimum	Maximum
	Per CDI	Offering	Offering
Public offering price
Placement discount
Proceeds to us, before expenses

We estimate that the total expenses of the offering by us, excluding the placement agent’s fees, will be approximately A$          .

We have agreed to indemnify the placement agent and its affiliates against certain liabilities, including liabilities relating to and arising out of its activities under our engagement letter agreement with Inteq.

Pursuant to certain “lock-up” agreements, or other contractual arrangements, certain of our officers, directors and stockholders have agreed, subject to certain limited exceptions, not to transfer, agree to transfer, encumber or agree to encumber a certain number of specified shares for periods ranging from ending 180 days after the date of this prospectus to one year after the date of this prospectus. Upon consummation of the offering, an aggregate of           shares of our common stock will be subject to lock-up agreements.

Upon consummation of this offering, our CDIs sold in this offering will be listed on the Australian Securities Exchange. Prior to this offering, there has been no established trading market for our securities. The initial public offering price for the CDIs offered by this prospectus was negotiated by us and the placement agent. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of shares of securities of companies generally comparable to us, the general condition of the securities markets at the time of the offering, and other relevant factors. There can be no assurance that the initial public offering price of our CDIs will correspond to the price at which the CDIs will trade in the public market subsequent to this offering or that an active public market for our CDIs will develop and continue after this offering. In addition, for purchasers paying for CDIs in U.S. dollars, we have agreed to use the exchange rate in effect as of the close of trading on the date of pricing of the initial public offering.

A copy of the agreement with the placement agent and the form of agreement to be entered into with the purchasers in this offering will each be filed as an exhibit to this registration statement of which this prospectus is a part prior to the consummation of the offering.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The transfer agent for our common stock is          .

Upon consummation of the offering, our CDIs will be listed on the Australian Securities Exchange under the symbol “RVA.”

LEGAL MATTERS

The validity of the shares of common stock represented by the CDIs will be passed upon for us by DLA Piper LLP (US), San Diego. Certain legal matters in connection with this offering will be passed upon by DLA Phillips Fox, Sydney, with respect to Australian law.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock in respect of the CDIs offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules, and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement on Form S-1 of which this prospectus forms a part, reference is made to the exhibit for a more complete description of the matters involved. When we complete this offering, we will also be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We anticipate making these documents publicly available, free of charge, on our website at www.teamreva.com as soon as practicable after filing such documents with the Securities and Exchange Commission.

You may read and copy any document that we file at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, this registration statement and our future filings filed electronically with the Securities and Exchange Commission are publicly available through its website at www.sec.gov.

We will also be subject to the informational requirements of the Australian Securities Exchange and the Australian Securities and Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we will file with the Australian Securities Exchange and the Australian Securities and Investments Commission. Our public filings with the Australian Securities Exchange will be electronically available from the Australian Securities Exchange’s website (http://www.asx.com.au), and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
REVA Medical, Inc.

We have audited the accompanying consolidated balance sheets of REVA Medical, Inc. (a development stage company) (the Company) as of December 31, 2008 and 2009, and the related consolidated statements of operations, convertible preferred stock and stockholders’ deficit, and cashflows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of REVA Medical, Inc. at December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

San Diego, California
August 13, 2010,
except as to the second paragraph of Note 12, as to which the date is
September   , 2010

The foregoing report is in the form that will be signed upon the completion of the reincorporation in the State of Delaware described in the second paragraph of Note 12 to the financial statements.

/s/  Ernst & Young LLP

San Diego, California
September 21, 2010

REVA Medical, Inc.
(a development stage company)
Consolidated Balance Sheets
(in thousands)

(page 1 of 2)

				Pro forma
				Stockholders’
				Equity at
	December 31,		June 30,	June 30,
	2008	2009	2010	2010
			(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$8,036	$7,233	$10,179
Short-term investments	7,499	-	-
Prepaid expenses and other current assets	115	68	92

Total current assets	15,650	7,301	10,271
Property and equipment, net	867	1,134	933
Other non-current assets	7	7	578

Total Assets	$16,524	$8,442	$11,782

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$1,243	$817	$378
Accrued expenses and other current liabilities	786	399	1,375

Total current liabilities	2,029	1,216	1,753

Long-term notes payable ($19,636, $20,029 and $19,218 held by related parties at December 31, 2008 and 2009 and June 30, 2010 respectively)	19,883	20,304	19,454	$-
Accrued interest on long-term notes payable ($5,718, $6,857, and $7,434 to related parties at December 31, 2008 and 2009 and June 30, 2010, respectively)	5,813	6,971	7,557	-
Repayment premium on long-term notes payable ($10,550 to related parties)	11,100	11,100	11,100	-
Preferred stock warrant liability	995	780	1,535	-
Other long-term liabilities	47	31	8

Total long-term liabilities	37,838	39,186	39,654

Total Liabilities	39,867	40,402	41,407

Commitments and contingencies (Note 10)

See Convertible Preferred Stock and Stockholders’ Deficit on next page

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

(page 2 of 2)

				Pro forma
				Stockholders’
				Equity at
	December 31,		June 30,	June 30,
	2008	2009	2010	2010
			(Unaudited)

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit — continued
Convertible Preferred Stock:
Convertible preferred stock, $0.0001 par value; 20,676,918 shares authorized:
Series A — 1,814,558 shares authorized, issued, and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited); liquidation preference of $1,803	382	382	382	-
Series B — 833,333 shares authorized, issued, and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited); liquidation preference of $987	1,000	1,000	1,000	-
Series C — 558,374 shares authorized, issued, and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited); liquidation preference of $1,085	1,100	1,100	1,100	-
Series D — 819,673 shares authorized, issued, and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited); liquidation preference of $1,973	2,000	2,000	2,000	-
Series E — 2,550,980 shares authorized and 2,450,980 shares issued and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited); liquidation preference of $29,600	15,000	15,000	15,000	-
Series F — 1,000,000 shares authorized and none issued and outstanding	-	-	-	-
Series G-1 — 3,500,000 shares authorized and 1,014,199 shares issued and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited); liquidation preference of $10,000	9,500	9,500	9,500	-
Series G-2 — 600,000 shares authorized and none issued	-	-	-	-
Series H — 9,000,000 shares authorized and 5,404,330, 6,172,784, and 7,248,615 shares issued and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited), respectively, and none pro forma (unaudited); liquidation preference of $47,164	32,931	40,089	48,095	-

Total Convertible Preferred Stock	61,913	69,071	77,077

Stockholders’ Equity (Deficit):
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,610,745, 2,610,745, and 2,613,459 shares issued and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited), respectively, and 24,726,876 shares issued and outstanding pro forma (unaudited)	-	-	-	2
Non-voting common stock, $0.0001 par value; 130,000 shares authorized; 128,484 shares issued and outstanding at December 31, 2008 and 2009 and June 30, 2010 (unaudited) and none pro forma (unaudited)	-	-	-	-
Additional paid-in capital	1,629	-	5,058	121,779
Accumulated other comprehensive income (loss)	2	2	(2)	(2)
Deficit accumulated during the development stage	(86,887)	(101,033)	(111,758)	(111,758)

Total Stockholders’ Deficit	(85,256)	(101,031)	(106,702)	10,021

Total Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit	$16,524	$8,442	$11,782	$11,782

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Operations
 (in thousands, except share and per share amounts)

						Period from
						June 3, 1998
	Year Ended			Six Months Ended		(inception) to
	December 31,			June 30,		June 30,
	2007	2008	2009	2009	2010	2010
				(Unaudited)		(Unaudited)

Operating Expense:
Research and development	$8,536	$11,378	$10,272	$5,312	$3,840	$71,333
General and administrative	2,247	2,205	2,241	1,067	1,009	17,910

Loss from operations	(10,783)	(13,583)	(12,513)	(6,379)	(4,849)	(89,243)
Other Income (Expense):
Interest income	94	124	26	24	2	981
Related party interest expense	(2,619)	(1,794)	(1,532)	(753)	(775)	(20,378)
Interest expense	(126)	(80)	(47)	(23)	(21)	(935)
Gain (loss) on change in fair value of preferred stock rights and warrant liabilities	(47)	2,617	215	115	(755)	2,030
Other income (expense)	2	2	7	(12)	35	(41)

Net Loss	(13,479)	(12,714)	(13,844)	(7,028)	(6,363)	(107,586)
Cumulative dividends and deemed dividend on Series H convertible preferred stock	(63)	(1,074)	(2,358)	(1,103)	(5,724)	(9,219)

Net Loss Attributable to Common Stockholders	$(13,542)	$(13,788)	$(16,202)	$(8,131)	$(12,087)	$(116,805)

Net Loss Per Common Share:
Net loss per share, basic and diluted	$(5.02)	$(5.06)	$(5.91)	$(2.97)	$(4.41)

Shares used to compute net loss per share, basic and diluted	2,695,245	2,727,191	2,739,229	2,739,229	2,741,053

Pro Forma Net Loss Per Common Share (unaudited):
Net loss per share, basic and diluted			$(0.61)		$(0.42)

Shares used to compute net loss per share, basic and diluted			20,519,347		21,783,663

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Cash Flows

(In thousands)

						Period from
						June 3, 1998
	Year Ended			Six Months Ended		(inception) to
	December 31,			June 30,		June 30,
	2007	2008	2009	2009	2010	2010
				(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(13,479)	$(12,714)	$(13,844)	$(7,028)	$(6,363)	$(107,586)
Non-cash adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	263	257	466	205	243	2,614
Loss (gain) on disposal and impairment of property and equipment	(1)	(2)	-	-	-	585
Stock-based compensation	102	112	227	101	159	1,002
Interest on notes payable	2,745	1,837	1,579	776	795	10,091
Repayment premium on notes payable	-	-	-	-	-	11,100
Gain (loss) on change in fair value of preferred stock warrant liability	-	195	(215)	(115)	755	735
Gain (loss) on change in fair value of preferred stock rights liability	47	(2,812)	-	-	-	(2,765)
Other non-cash expenses	33	28	8	16	(17)	63
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(107)	65	47	(35)	(24)	(92)
Other non-current assets	-	(7)	-	-	-	(7)
Accounts payable	481	396	(426)	(684)	(653)	164
Accrued expenses and other current liabilities	294	47	(411)	519	746	1,108

Net cash used for operating activities	(9,622)	(12,598)	(12,569)	(6,245)	(4,359)	(82,988)

Cash Flows from Investing Activities:
Purchases of property and equipment	(140)	(516)	(733)	(534)	(42)	(4,292)
Sales of property and equipment	75	2	-	-	-	161
Purchases of short-term investments	50	(8,789)	-	-	-	(17,886)
Maturities of short-term investments	797	1,290	7,499	7,499	-	17,886

Net cash provided by (used for) investing activities	782	(8,013)	6,766	6,965	(42)	(4,131)

Cash Flows from Financing Activities:
Proceeds from issuances of convertible preferred stock, net of offering costs	9,900	20,000	5,000	-	8,034	68,916
Proceeds from issuances of common stock	-	-	-	-	-	655
Deferred initial public offering costs	-	-	-	-	(133)	(133)
Repurchases of stock	-	-	-	-	(550)	(638)
Proceeds from issuances of notes payable	5,000	-	-	-	-	28,600
Repayments of notes payable	-	-	-	-	-	(100)

Net cash provided by financing activities	14,900	20,000	5,000	-	7,351	97,300

Net increase (decrease) in cash and cash equivalents	6,060	(611)	(803)	720	2,950	10,181
Effect of foreign exchange rates	3	(1)	-	-	(4)	(2)
Cash and cash equivalents at beginning of period	2,585	8,648	8,036	8,036	7,233	-

Cash and cash equivalents at end of period	$8,648	$8,036	$7,233	$8,756	$10,179	$10,179

Supplemental Cash and Non-Cash Information:
Cash paid for interest	$-	$37	$-	$-	$-	$126

Preferred stock issued upon conversion of notes payable	$5,000	$-	$-	$-	$-	$7,950

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
 Period from June 3, 1998 (inception) to June 30, 2010

(in thousands, except share and per share amounts)

(page 1 of 3)

									Deficit
								Accumulated	Accumulated
	Convertible		Common Stock				Additional	Other	During the	Total
	Preferred Stock		Voting		Non-Voting		Paid-In	Comprehensive	Development	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Stage	Deficit

Common stock issued June 1998 to July 1999 for cash at $0.0001 to $0.67 per share	-	$-	2,452,088	$-	-	$-	$278	$-	$-	$278

Net loss June 3, 1998 (inception) to November 30, 1999	-	-	-	-	-	-	-	-	(492)	(492)

Recapitalization of Company December 1999	-	-		-	-	-	(492)	-	492	-

Series A preferred stock issued December 1999 in exchange for common stock on a 1-for-1 basis upon recapitalization of Company	1,618,058	185	(1,618,058)	-	-	-	(185)	-	-	(185)

Series A and Series B preferred stock issued December 1999 for cash at $1.007 and $1.20 per share, respectively	1,029,833	1,197	-	-	-	-	-	-	-	-

Series C preferred stock issued July 2000 for cash at $1.97 per share	558,374	1,100	-	-	-	-	-	-	-	-

Series D preferred stock issued February 2001 for cash at $2.44 per share	819,673	2,000	-	-	-	-	-	-	-	-

Series E preferred stock issued June 2001 to February 2002 for cash at $6.12 per share	2,450,980	15,000	-	-	-	-	-	-	-	-

Series G-1 preferred stock issued October 2004 for cash at $9.86 per share	709,939	7,000	-	-	-	-	-	-	-	-

Issuance costs on Series G-1 preferred stock	-	(500)	-	-	-	-	-	-	-	-

Series G-1 preferred stock issued October 2004 upon conversion of notes payable and accrued interest at $9.86 per share	304,260	3,000	-	-	-	-	-	-	-	-

Fair value of warrants issued September 2003, in connection with notes payable, to purchase 82,805 shares of Series E preferred stock	-	-	-	-	-	-	315	-	-	315

Fair value of warrants issued April 2004, in connection with notes payable, to purchase 53,354 shares of Series F preferred stock	-	-	-	-	-	-	230	-	-	230

Common stock issued December 1999 to October 2000 for cash at $0.10 to $0.20 per share	-	-	910,500	-	-	-	106	-	-	106

Common stock issued February 2001 to October 2006 upon exercise of stock options for cash at $0.10 to $1.00 per share	-	-	1,055,715	-	-	-	456	-	-	456

Common stock repurchased August 2000 for cash at $0.0001 per share	-	-	(189,500)	-	-	-	-	-	-	-

Non-voting common stock issued May 2001 for technology license valued at $0.25 per share	-	-	-	-	481,813	-	13	-	-	13

Non-voting common stock repurchased August 2004 for cash at $0.25 per share	-	-	-	-	(353,329)	-	(88)	-	-	(88)

Non-voting common stock vesting July 2005	-	-	-	-	-	-	60	-	-	60

Non-cash distribution of assets to stockholders July 2002	-	-	-	-	-	-	(60)	-	-	(60)

Stock-based compensation expense	-	-	-	-	-	-	402	-	-	402

Net loss December 1, 1999 (recapitalization) to December 31, 2006	-	-	-	-	-	-	-	-	(60,694)	(60,694)

Balance at December 31, 2006	7,491,117	$28,982	2,610,745	$-	128,484	$-	$1,035	$-	$(60,694)	$(59,659)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
Period from June 3, 1998 (inception) to June 30, 2010

(in thousands, except share and per share amounts)

(page 2 of 3)

									Deficit
								Accumulated	Accumulated
	Convertible		Common Stock				Additional	Other	During the	Total
	Preferred Stock		Voting		Non-Voting		Paid-In	Comprehensive	Development	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Stage	Deficit
Balance at December 31, 2006	7,491,117	$28,982	2,610,745	$-	128,484	$-	$1,035	$-	$(60,694)	$(59,659)
Net loss	-	-	-	-	-	-	-	-	(13,479)	(13,479)
Translation adjustment	-	-	-	-	-	-	-	3	-	3

Comprehensive loss										(13,476)
Series H preferred stock issued December for cash at $6.5066 per share	1,536,901	10,000	-	-	-	-	-	-	-	-
Issuance costs on Series H preferred stock	-	(100)
Series H preferred stock issued December upon conversion of notes payable and accrued interest at $6.5066 per share	793,629	5,164	-	-	-	-	-	-	-	-
Value of rights to possible future issuances of Series H preferred stock	-	(3,905)	-	-	-	-	-	-	-	-
Fair value of warrants to purchase 466,108 shares of common stock, issued in connection with Series H preferred stock issuance	-	(210)	-	-	-	-	210	-	-	210
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	-	63	-	-	-	-	(63)	-	-	(63)
Value of beneficial conversion feature on convertible notes payable	-	-	-	-	-	-	365	-	-	365
Fair value of warrants to purchase Series E and Series F preferred stock, reclassified to long-term liability, upon adoption of new accounting pronouncement	-	-	-	-	-	-	(435)	-	-	(435)
Change in fair value of embedded conversion feature	-	-	-	-	-	-	744	-	-	744
Stock-based compensation expense	-	-	-	-	-	-	102	-	-	102

Balance at December 31, 2007	9,821,647	$39,994	2,610,745	$-	128,484	$-	$1,958	$3	$(74,173)	$(72,212)
Net loss	-	-	-	-	-	-	-	-	(12,714)	(12,714)
Translation adjustment	-	-	-	-	-	-	-	(1)	-	(1)

Comprehensive loss										(12,715)
Series H preferred stock issued September and December for cash at $6.5066 per share	3,073,800	20,000	-	-	-	-	-	-	-	-
Realized value of rights to possible future issuances of Series H preferred stock	-	1,140	-	-	-	-	-	-	-	-
Fair value of warrants to purchase 614,760 shares of common stock, issued in connection with Series H preferred stock issuance	-	(295)	-	-	-	-	295	-	-	295
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	-	1,074	-	-	-	-	(1,074)	-	-	(1,074)
Change in fair value of embedded conversion feature	-	-	-	-	-	-	338	-	-	338
Stock-based compensation expense	-	-	-	-	-	-	112	-	-	112

Balance at December 31, 2008	12,895,447	$61,913	2,610,745	$-	128,484	$-	$1,629	$2	$(86,887)	$(85,256)
Net loss and comprehensive loss	-	-	-	-	-	-	-	-	(13,844)	(13,844)
Series H preferred stock issued September for cash at $6.5066 per share	768,454	5,000	-	-	-	-	-	-	-	-
Fair value of warrants to purchase 153,692 shares of common stock, issued in connection with Series H preferred stock issuance	-	(200)	-	-	-	-	200	-	-	200
Cumulative dividends on Series H preferred stock at $0.3995 per share per year	-	2,358	-	-	-	-	(2,056)	-	(302)	(2,358)
Stock-based compensation expense	-	-	-	-	-	-	227	-	-	227

Balance at December 31, 2009	13,663,901	$69,071	2,610,745	$-	128,484	$-	$-	$2	$(101,033)	$(101,031)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
Period from June 3, 1998 (inception) to June 30, 2010

(in thousands, except share and per share amounts)

(page 3 of 3)

									Deficit
								Accumulated	Accumulated
	Convertible		Common Stock				Additional	Other	During the	Total
	Preferred Stock		Voting		Non-Voting		Paid-In	Comprehensive	Development	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Stage	Deficit

Balance at December 31, 2009	13,663,901	$69,071	2,610,745	$-	128,484	$-	$-	$2	$(101,033)	$(101,031)

Net loss (unaudited)	-	-	-	-	-	-	-	-	(6,363)	(6,363)

Translation adjustment (unaudited)	-	-	-	-	-	-	-	(4)	-	(4)

Comprehensive loss (unaudited)										(6,367)

Series H preferred stock issued June for cash at $6.5066 per share (unaudited)	1,075,831	7,000	-	-	-	-	-	-	-	-

Proceeds from Series H preferred stock escrow fund in June (unaudited)	-	484	-	-	-	-	-	-	-	-

Fair value of warrants to purchase 215,165 shares of common stock issued June, in connection with Series H preferred stock issuance (unaudited)	-	(840)	-	-	-	-	840	-	-	840

Purchase for reissuance in March of Series H preferred stock and warrants to purchase 92,214 shares of common stock for cash at $0.99 per share (unaudited)	(461,071)	(550)	-	-	-	-	-	-	-	-

Reissuance in May of Series H preferred stock and warrants to purchase 92,214 shares common stock for cash at $0.99 per share (unaudited)	461,071	550	-	-	-	-	-	-	-	-

Deemed dividends on Series H preferred stock (unaudited)	-	-	-	-	-	-	4,362	-	(4,362)	-

Cumulative dividends on Series H preferred stock at $0.3995 per share per year (unaudited)	-	1,362	-	-	-	-	(1,362)	-	-	(1,362)

Change in fair value of embedded conversion feature (unaudited)	-	-	-	-	-	-	1,059	-	-	1,059

Common stock issued February upon exercise of stock options for cash at $0.10 to $1.40 per share (unaudited)	-	-	2,714	-	-	-	-	-	-	-

Stock-based compensation expense (unaudited)	-	-	-	-	-	-	159	-	-	159

Balance at June 30, 2010 (unaudited)	14,739,732	$77,077	2,613,459	$-	128,484	$-	$5,058	$(2)	$(111,758)	$(106,702)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

1.	Description of Business

REVA Medical, Inc. (“REVA”) was incorporated in California in 1998 under the name MD3, Inc. In March 2002, we changed our name to REVA Medical, Inc. We established a non-operating wholly owned subsidiary, REVA Germany GmbH, in 2007. In these notes the terms “us,” “we,” or “our” refer to REVA and our consolidated subsidiary unless context dictates otherwise.

We are currently developing proprietary designs and biomaterial technologies that will be used primarily for a bioresorbable stent to treat vascular disease in humans. We initiated the first human clinical trial of our bioresorbable stent during 2007 and plan to initiate a pilot clinical trial in 2011.

2.	Stage of Company, Liquidity and Capital Resources, and Basis of Presentation

Development Stage: We are considered a “development stage” enterprise, as we have not yet generated revenues from the sale of products. Although we have been researching and developing new technologies and product applications and have initiated the first human clinical trial of our bioresorbable stent, we do not anticipate having a product available for sale for at least the next several years. Until revenue is generated from a saleable product, we expect to continue to incur substantial operating losses and experience significant net cash outflows, and will need to raise additional debt or equity financing to fund our development efforts.

Liquidity and Capital Resources: From inception through June 30, 2010, our primary sources of operating capital have been from issuances of equity and notes payable. We have received net cash proceeds of $68,933 from the sale of equity securities and $28,500 from the issuance of notes payable. Our financial position at June 30, 2010 included cash of $10,179 available for operations.

We have incurred net losses from operations since our inception and had a deficit accumulated of $111,758 as of June 30, 2010. To date, we have no products that have been approved for marketing and sale, and we expect operating losses to continue through the foreseeable future until any of our products are approved and commercialized. In order to continue our operations, we must raise additional funds through equity or debt financings or generate cash flows from operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations and financial condition. We believe that we have sufficient capital to fund our operations at least through December 31, 2010.

Consolidation: Our consolidated financial statements, including these notes, include the accounts of REVA and of our subsidiary, REVA Germany GmbH. All intercompany transactions and balances, if any, have been eliminated in consolidation.

Unaudited Interim Financial Statements: The interim consolidated balance sheet as of June 30, 2010, the consolidated statements of convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2010, and the consolidated statements of operations and cash flows for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) through June 30, 2010 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in our opinion, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair statement of the results of these interim periods have been included. The results of operations for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period.

Unaudited Pro Forma Stockholders’ Equity: The unaudited pro forma liabilities and stockholders’ equity as of June 30, 2010 and the pro forma net loss per share attributable to common stockholders reflect the agreed-upon conversion of all outstanding shares of convertible preferred stock and non-voting common stock, as well as conversion of all notes payable and related accrued interest and exercise of all outstanding warrants to purchase convertible preferred stock and common stock into 780,687 shares of common stock and related reclassification of preferred stock warrant liability to additional paid-in capital

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

2.	Stage of Company, Liquidity and Capital Resources, and Basis of Presentation (continued)

upon the closing of our initial public offering. Common shares initially sold in the initial public offering along with any estimated net proceeds are excluded from the pro forma information. No pro forma adjustments have been made to the deficit accumulated during our development stage or to the statement of operations for the initial public offering.

Use of Estimates: In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Our most significant estimates relate to expense accruals and fair market value determinations of notes payable and embedded conversion features, common and preferred stock warrants, preferred stock rights liability, and stock-based compensation. Actual results could differ from our estimates.

3.	Significant Accounting Policies

Cash and Cash Equivalents: All highly liquid investments with original maturities of three months or less are classified as cash equivalents.

Short-Term Investments: Excess cash is invested in high-quality marketable securities, primarily issuances of agencies of the United States government, with maturities of less than one year. These short-term investments are stated at cost, adjusted for accretion of issuance discounts, which approximates fair value due to their short-term nature and are classified as held-to-maturity.

Property and Equipment: Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, generally five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of the useful life of the asset or the term of the underlying lease. Upon disposition or retirement of an asset, its cost and related accumulated depreciation or amortization is removed from the accounts and any gain or loss is recognized in the consolidated statements of operations.

Other Non-current Assets: As of June 30, 2010, we have recorded $571 in offering costs related to our proposed initial public offering and have classified these costs as other non-current assets. These costs will be accumulated and either transferred to additional paid-in capital upon a successful completion of our initial public offering or written-off to general and administrative expense in the event of an unsuccessful offering.

Patents: Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Impairment of Long-Lived Assets: We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its undiscounted future cash flows. The amount of impairment, if any, is determined by comparing an asset’s estimated fair value to the asset’s respective carrying amount. During the years ended December 31, 2007, 2008, and 2009 and the six months ended June 30, 2009 and 2010 we determined there were no indications of asset impairment. During the period of June 3, 1998 (inception) through June 30, 2010 we recorded $502 in losses from impairment of long-lived assets.

Concentrations of Credit Risk: Our cash, cash equivalents, and short-term investments are subject to concentrations of credit risk to the extent the balances exceed limits that are insured by the Federal Deposit Insurance Corporation. Cash and cash equivalents are maintained in a bank account, the balance of which generally exceeds the insured limits.

Short-term investments are held in custody by a large financial asset manager. We maintain our cash balances and investments in accordance with our investment policy to limit exposure to concentrations of credit risk and changes in market

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

3.	Significant Accounting Policies (continued)

conditions. We have not experienced any losses in our investments and believe we are not exposed to significant credit risk related to our cash and cash equivalents.

Preferred Stock Warrant Liability: We record the value of warrants issued for the purchase of preferred stock as a liability since the warrants provide for the issuance of shares that would be contingently redeemable and, therefore, may require a future transfer of assets. Until the time the warrants are exercised or expire, the fair value is assessed at each reporting date utilizing the Black-Scholes model and any change in value is recorded as a component of other income (expense). The fair value of the preferred stock warrants was estimated to be $995, $780, and $1,535 as of December 31, 2008 and 2009 and June 30, 2010, respectively. The increase and decrease in the fair value was $130, $195 and $(215) for the years ended December 31, 2007, 2008, and 2009, respectively, $(115) and $755 for the six months ended June 30, 2009 and 2010, respectively and $990 for the period from June 3, 1998 (inception) to June 30, 2010. The following valuation assumptions were used for these reporting dates:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010

Assumed risk-free interest rate	3.5%	2.3%	1.7 to 2.7%	1.6 to 2.5%	1.0 to 1.4%
Assumed volatility	64.2%	88.8%	78.4%	83.0%	78.4%
Expected life (in years)	5.0 to 6.3	4.0 to 5.3	3.0 to 4.3	3.5 to 4.8	2.5 to 3.8
Expected dividend yield	0.0 to 6.1%	0.0 to 6.1%	0.0 to 6.1%	0.0 to 6.1%	0.0 to 6.1%

The preferred stock warrant liability fair value of $435 along with a corresponding reduction in additional paid-in capital was first recorded in 2007 upon the adoption of new accounting guidance.

Convertible Preferred Stock: Preferred stock is presented outside of permanent equity at its carrying value as a result of certain liquidation features contained in the underlying stock agreements. These features could allow for the occurrence of events outside of our control including liquidation, sale, or transfer of control; accordingly, the preferred stock is considered contingently redeemable.

Research and Development: Research and development costs are expensed as incurred. These costs include salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical costs, technology license fees, laboratory equipment depreciation, facility costs, and certain indirect costs.

Segment Information: We operate in one business segment, which is the development and commercialization of medical devices.

Income Taxes: Income taxes are accounted for using the asset and liability method, under which the current income tax expense or benefit is the amount of income tax expected to be payable or refundable in the current year. Deferred tax assets and liabilities are recorded for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of our deferred tax assets will not be realized.

On January 1, 2009, we adopted new accounting guidance to account for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. To recognize a benefit, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. We do not recognize tax benefits that have a less than 50% likelihood of being sustained. We are subject to taxation in U.S. and California jurisdictions. Our policy is to recognize interest and tax penalties in income tax expense; no interest or tax penalties have been recorded through June 30, 2010. As of December 31, 2009, our tax years beginning January 1, 2000 remain subject to examination by taxing authorities.

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

3.	Significant Accounting Policies (continued)

Stock-Based Compensation: We account for stock compensation by measuring and recognizing compensation expense for all share based payments made to employees and directors based on estimated grant date fair values. The Company uses the straight-line method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period, and estimates the fair value of share-based awards to employees and directors using the Black-Scholes option-valuation model. The Black-Scholes model requires the input of subjective assumptions, including volatility, the expected term and the fair value of the underlying common stock on the date of grant, among other inputs. We record the option value to compensation expense based on the department an employee’s cash compensation is recorded. We adjust stock-based compensation expense for estimated option forfeitures based on our five-year historical average of actual forfeitures.

We account for stock options issued to consultants as expense at their fair value over the related service period as determined in accordance with the authoritative guidance and periodically revalue the stock options as they vest.

Foreign Currency: The functional currency of our subsidiary REVA Germany GmbH is the Euro. Balance sheet accounts of our subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date while expenses are translated using the average exchange rate in effect during the period. Gains and losses arising from translation of our subsidiary’s financial statements are recorded to accumulated other comprehensive income (loss). These gains and losses, in the aggregate, were insignificant through June 30, 2010.

Comprehensive Loss: Comprehensive loss is the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net loss and other comprehensive loss, including unrealized gains and losses from foreign currency translations, are reported net of their related tax effect to arrive at comprehensive loss.

Net Loss Per Common Share: Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. For purposes of this calculation, convertible preferred stock, common stock options, preferred and common stock warrants, and convertible notes payable are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive. In addition, this calculation excludes any impact related to accrued but undeclared dividends.

The following table presents the potential common shares outstanding or common share equivalents that were excluded from the computation of diluted net loss per share because including them would have been antidilutive:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010

Convertible preferred stock	10,011,628	13,085,428	13,853,882	13,085,428	14,929,713
Common stock options	1,000,500	1,623,000	1,563,214	1,538,000	1,560,500
Convertible notes payable and accrued interest	2,825,071	2,991,461	3,124,041	3,056,454	3,191,295
Convertible preferred stock warrants	289,851	289,851	289,851	289,851	289,851
Common stock warrants	446,108	1,080,868	1,234,560	1,080,868	1,449,725

	14,573,158	19,070,608	20,065,548	19,050,601	21,421,084

Pro Forma Net Loss Per Common Share (unaudited): Pro forma basic and diluted net loss per share has been computed to give effect to the following transactions which will occur upon the closing of our initial public offering: i) assumed conversion of all outstanding convertible preferred stock into shares of common stock, ii) assumed conversion of all notes payable outstanding and related accrued interest, at a weighted average exercise price of $5.08 per share, and iii) the assumed cashless exercise of all

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

3.	Significant Accounting Policies (continued)

outstanding common and preferred stock warrants, in each case immediately prior to but contingent upon the closing of our initial public offering.

The following table presents the computation of pro forma basic and diluted net loss per share attributable to common stockholders:

	Year Ended	Six Months
	December 31,	Ended June 30,
	2009	2010

Numerator
Net loss attributable to common stockholders	$(16,202)	$(12,087)
Pro forma adjustment to eliminate changes in fair value of preferred stock warrant liability	(215)	755
Pro forma adjustment to eliminate cumulative dividends on preferred stock	2,358	1,362
Pro forma adjustment to eliminate interest expense on notes payable	1,579	796

Pro forma net loss attributable to common stockholders	$(12,480)	$(9,174)

Denominator (share amounts in thousands)
Shares used to compute basic and diluted net loss per share	2,739	2,741
Pro forma adjustments to reflect the assumed conversion of convertible preferred stock including preferred stock issuable upon the net settlement of convertible preferred stock warrants	13,511	14,558
Pro forma adjustments to reflect the assumed conversion of convertible and non-convertible notes payable and related repayment premium and accrued interest	3,624	3,783
Pro forma adjustments to reflect common stock issuable upon the net settlement of common stock warrants	645	702

Shares used to compute pro forma basic and diluted net loss per share	20,519	21,784

Pro forma basic and diluted net loss per share	$(0.61)	$(0.42)

Fair Value Measurements: On January 1, 2008, we adopted new accounting guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. We use a fair value hierarchy that is based on three levels of inputs, of which the first two are considered observable and the last unobservable. Our assets and liabilities are classified as Level 1, 2, or 3 within the following fair value hierarchy:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

Level 2 – Inputs other than Level 1 that are directly or indirectly observable, such as quoted prices for identical or similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities such as interest rates, yield curves, and foreign currency spot rates; and

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

3.	Significant Accounting Policies (continued)

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities

On January 1, 2009, we implemented the new accounting guidance for nonfinancial assets and liabilities that are remeasured at fair value on a non-recurring basis. We have not elected to measure any nonfinancial assets or liabilities at fair value that were not previously required to be remeasured at fair value.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued guidance that expands the interim and annual disclosure requirements of fair value measurements, including the information about movement of assets between Level 1 and 2 of the three-tier fair value hierarchy established under its fair value measurement guidance. This guidance also requires separate disclosure for purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using Level 3 methodologies. Except for the detailed disclosure in the Level 3 reconciliation, which is effective for the fiscal years beginning after December 15, 2010, all the other disclosures under this guidance became effective during the six months ended June 30, 2010. We have adopted the relevant provisions of this guidance effective January 1, 2010.

The adoption of the various elements of the fair value guidance in 2008, 2009, and 2010 did not result in a material impact to our financial statements in any period.

Assets and Liabilities Measured at Fair Value on a Recurring Basis: The following table presents the fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3

Balances at December 31, 2008:
Assets:
U.S. Treasury bills	$7,499	$-	$-

Liabilities:
Preferred stock warrant liability	$-	$-	$995

Balances at December 31, 2009:
Liabilities:
Preferred stock warrant liability	$-	$-	$780

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

3.	Significant Accounting Policies (continued)

Our Level 3 financial liabilities consist of long-term liabilities related to warrants issued for the purchase of preferred stock. Measurement of fair value for the warrants is made utilizing the Black-Scholes model. Changes in the fair values of the preferred stock warrant liability is recorded as a component of other income (expense). Level 3 activities for the periods noted are as follows:

Level 3

Balance at December 31, 2007	$-
Transfer in upon adoption of fair value guidance:
Preferred stock rights liability (Note 7)	3,952
Preferred stock warrant liability	800
Transfer to preferred stock upon settlement	(1,140)
Change in fair value of preferred stock rights liability	(2,812)
Change in fair value of preferred stock warrant liability	195

Balance at December 31, 2008	995
Change in fair value of preferred stock warrant liability	(215)

Balance at December 31, 2009	780
Change in fair value of preferred stock warrant liability	755

Balance at June 30, 2010	$1,535

Fair Value of Financial Instruments not Measured at Fair Value on a Recurring Basis: The carrying value of certain of our financial instruments are not adjusted to fair value on a recurring basis. These items, including cash; cash equivalents; accounts payable; accrued expenses, notes payable, repayment premiums and accrued interest, are considered to be reasonable estimates of their respective fair values due to their short-term nature.

Recent Accounting Pronouncements: In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” This statement establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) except for rules and interpretive releases of the U.S. Securities and Exchange Commission. This statement was adopted for our financial statements as of and for the year ended December 31, 2009. This statement does not change GAAP and did not impact our consolidated financial position, results of operations, or liquidity.

In June 2009, the FASB issued an update to the accounting standard regarding subsequent events. The update sets forth principles and requirements for subsequent events, specifically (i) the period during which management should evaluate events or transactions that may occur for potential recognition and disclosure, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and (iii) the disclosures that an entity should make about events and transactions occurring after the balance sheet date. This update was adopted for our financial statements as of and for the year ended December 31, 2009. This statement does not change GAAP and did not impact our consolidated financial position, results of operations, or liquidity.

In February 2010, the FASB issued an update to the accounting standard regarding subsequent events. This update amends the authoritative guidance for subsequent events that was previously issued and exempts Securities and Exchange Commission registrants from the requirement to disclose the date through which it has evaluated subsequent events for either original or restated financial statements. This standard does not apply to subsequent events or transactions that are within the scope of other

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

3.	Significant Accounting Policies (continued)

applicable GAAP that provides different guidance on the accounting treatment for subsequent events or transactions. The adoption of this standard did not have a material impact on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

4.	Notes Payable

We have issued a combination of convertible and non-convertible notes payable as follows:

	December 31,		June 30,
	2008	2009	2010

Long-Term:

6.25% Unsecured notes	$3,800	$3,800	$3,800
Repayment premium on 6.25% notes	7,600	7,600	7,600
6.75% Unsecured convertible notes	1,750	1,750	1,750
Repayment premium on 6.75% notes	3,500	3,500	3,500
2005 Unsecured convertible notes	10,000	10,000	10,000
2006 Unsecured convertible note	5,000	5,000	5,000
Unamortized debt discount	(667)	(246)	(1,096)

	$30,983	$31,404	$30,554

The 6.25 percent unsecured notes were issued between June 2003 and September 2003. The notes contain provisions for a repayment premium of two times face value. We have determined that this repayment premium applies in any situation in which the notes are repaid. The repayment premium was recorded as interest expense in 2003 with a corresponding increase in the carrying value of the debt during the initial term of the notes. Interest on the notes is due at maturity and is not subject to the repayment premium. For the years ended December 31, 2007, 2008, and 2009, interest expense of $238 was recorded each year. For the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010, respectively, interest expense of $119, $119, and $1,657 was recorded. All interest amounts previously accrued remain outstanding as of June 30, 2010. The notes originally matured in 2003; their maturities have been extended to December 31, 2011 through a series of amendments in 2003, 2004, 2008 and 2010. In connection with issuing these notes, we issued warrants to the note holders to purchase up to 82,805 shares of Series E preferred stock at $6.0383 per share. The warrants were exercisable immediately and expire in 2013. The value of the warrants was calculated to be $315, which was recorded as interest expense in 2003.

The 6.75 percent unsecured convertible notes were issued between November 2003 and April 2004 and are convertible into Series F preferred stock at the option of the note holders at a $3.28 per share conversion rate. These notes also contain provisions for repayment premiums of two times face value, which we have determined applies in any situation of repayment but not if the holder elects to convert the debt. Repayment of the notes would occur if the note holders elect to not convert; since we do not control whether a repayment or a conversion would occur, we recognized the repayment premium in full over the original term of the notes. The repayment premium was recorded as interest expense during 2003 and 2004 with a corresponding increase in the carrying value of the debt. Interest on the notes is due at maturity, is subject to conversion at the option of the note holders, and is not subject to the repayment premium. For the years ended December 31, 2007, 2008, and 2009, interest expense of $118 was recorded each year. For the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010, respectively, interest expense of $59, $59, and $765 was recorded. All amounts previously accrued remain outstanding as of June 30, 2010. The notes’ original maturity date of May 2004 has been extended to December 31, 2011 through a series of amendments in 2004, 2008 and 2010. In connection with issuing these notes, we issued warrants to the note holders to purchase

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

4.	Notes Payable (continued)

up to 53,354 shares of Series F preferred stock at $3.28 per share. The warrants are exercisable and expire in 2014. The value of the warrants was calculated to be $230, which was recorded as interest expense in 2004.

We issued $4,000 and $6,000 in unsecured convertible notes payable to a single holder in June 2005 and November 2005, respectively. In July 2006, we issued a $5,000 unsecured convertible note payable to the same holder. All three notes bear interest at the prime rate plus one percent, compounded annually. The notes, as amended, provide for accrual of interest until the earlier to occur of (i) December 31, 2011, at which time the interest is converted to loan principal and a 48-month repayment period begins, or (ii) we secure an additional $50,000 in new underwritten financing. The notes are convertible in certain circumstances at any time at the holder’s option into our Series G-1 preferred stock at $9.86 per share. For the years ended December 31, 2007, 2008, and 2009 and the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010, respectively, interest expense of $1,479, $1,082, $802, $391, $408, and $5,135 was recorded. All amounts previously accrued remain outstanding as of June 30, 2010.

Since the origination dates of the various convertible and non-convertible notes payable which are discussed above, there have been a number of amendments to the underlying terms of the notes, primarily to extend the notes’ maturity dates. At each amendment date, we performed an analysis based on the applicable accounting guidelines to determine if the amendment resulted in an accounting impact. We first considered whether the amendment would qualify as a troubled debt restructuring. If the amendment was not considered a troubled debt restructuring, we considered whether the amendment should be accounted for as an extinguishment or a modification of debt. If the note has an embedded conversion feature and the amendment is considered a modification, rather than an extinguishment, then any increase in the fair value of the conversion feature as a result of the amendment has been accounted for as a reduction in the carrying amount of the note, as an additional discount, with a corresponding increase in additional paid-in capital. Any resulting premium or discount is amortized or accreted over the term of the note using the effective interest method and is recorded as interest expense in our statement of operations. The impact of the accounting for the various amendments to the notes payable was an increase in interest expense for the years ended December 31, 2007, 2008 and 2009 , the six month periods ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 of $16, $399, $421 , $209, $208 , and $1,045, respectively. The balance of the unamortized debt discount related to the notes payable was $246 and $1,096 as of December 31, 2009 and June 30, 2010, respectively.

The conversion options embedded in each of the above convertible notes payable were evaluated to determine whether they met the definition of a derivative instrument. The conversion options only provide for gross physical settlement in shares that are currently not readily convertible into cash. Due to the conversion options lacking net settlement features, the conversion options are not currently considered derivatives; therefore, we have not bifurcated the conversion options and accounted for them separately at fair value.

Our aggregate notes payable outstanding at December 31, 2009 mature as follows (reflecting extensions of maturity dates agreed to in June 2010):

Years Ending December 31,

2010	$-
2011	16,962
2012	3,750
2013	3,750
2014	3,750
Thereafter	3,438

$31,650

The schedule above contains the $3,500 repayment premium on the 6.75 percent convertible notes which will not be paid if the notes are converted.

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

5.	Balance Sheet Details

	December 31,		June 30,
	2008	2009	2010

Property and equipment:
Furniture and office equipment	$286	$332	$327
Laboratory equipment	1,723	2,131	2,167
Leasehold improvements	299	559	559

	2,308	3,022	3,053
Accumulated depreciation and amortization	(1,441)	(1,888)	(2,120)

	$867	$1,134	$933

	December 31,		June 30,
	2008	2009	2010

Accrued expenses and other current liabilities:
Accrued salaries and other employee costs	$228	$199	$532
Accrued operating expenses	519	112	790
Accrued use taxes	26	51	10
Deferred rent	13	37	43

	$786	$399	$1,375

6.	Income Taxes

We have reported net losses for all periods through December 31, 2009; therefore, no provision for income taxes was recorded.

The reported amount of income tax expense or benefit for all years differs from the amount resulting from applying domestic federal statutory rates to pretax losses primarily because of the changes in the valuation allowance. Significant components of our deferred tax assets and liabilities at December 31, 2008 and 2009 are as follows:

	December 31,	December 31,
	2008	2009

Deferred Tax Assets:
Interest on notes payable	$2,315	$2,776
Investment write-off loss carryforward	1,034	1,034
Depreciation	-	46
Accrued operating expenses	-	39
Other	45	62

	3,394	3,957
Less: valuation allowance	(3,394)	(3,957)

Net deferred tax assets	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

At December 31, 2009, we had aggregate federal and California state net operating loss carryforwards of approximately $80,312 and $78,518, respectively, which may be available to offset future taxable income for income tax purposes. The federal net operating loss carryforwards begin to expire in 2018 and the California carryforwards began to expire in 2010. At

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

6.	Income Taxes (continued)

December 31, 2009, we also had federal and California state research tax credit carryforwards of approximately $3,094 and $2,692, respectively. The federal carryforwards begin to expire in 2019 and the California carryforwards have no expiration. Additionally, at December 31, 2009, we had California manufacturers’ investment tax credit carryforwards of approximately $58 that begin to expire in 2010.

Under the Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of our net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. We have not completed an IRC Section 382/383 analysis regarding the limitations on carryforwards. Until this analysis is completed, we have removed the deferred tax assets for net operating losses and research credits from our deferred tax asset schedule and recorded a corresponding decrease in the valuation allowance. Additionally, the deferred tax asset related to the loan repayment premium of $11,100 has been removed from the deferred tax assets, with a corresponding decrease in the valuation allowance, as it is considered by us to be an uncertain tax position. We do not expect these tax positions to change within 12 months after December 31, 2009 and, as a result, do not expect that the unrecognized tax benefits will change by December 31, 2010.

We have established a valuation allowance against our net deferred tax assets due to the uncertainty surrounding the realization of those assets. We periodically evaluate the recoverability of the deferred tax assets and, when it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced. Due to the existence of the valuation allowance, future changes in our unrecognized tax benefits will not impact our effective tax rate.

7.	Convertible Preferred Stock and Stockholders’ Deficit

The following table summarizes certain per share information related to our convertible preferred stock :

	Original	Liquidation	Dividend Rate
	Issuance Price	Preference	(per annum)

Series A	$1.007	$0.9936	$0.07
Series B	$1.20	$1.184	$0.084
Series C	$1.97	$1.9437	$0.1379
Series D	$2.44	$2.4074	$0.1708
Series E	$6.12	$12.0766	$0.4896
Series F	-	$3.28	$0.23
Series G-1	$9.86	$9.86	$0.69
Series G-2	-	$9.86	$0.6875
Series H	$6.5066	$6.5066	$0.3995

Conversion of Preferred Stock: All series of preferred stock automatically convert into common stock utilizing the then effective conversion price for each such share upon i) the closing of a sale of our common stock in an underwritten public offering of at least $50,000 at a price per share of not less than $8.00, subject to adjustments, or ii) the date upon which a majority of the holders of the Series A through Series G-2 and the Series H preferred stock consent to a conversion. As of December 31, 2009 and June 30, 2010, all series of preferred stock, except Series G-1, were convertible at the rate of one share of common stock for each share of preferred stock; the Series G-1 convertible preferred stock conversion rate was approximately 1.19 per share of common stock for each share of preferred stock.

Dividends: The holders of each series of convertible preferred stock, with the exception of Series H, are entitled to receive non-cumulative dividends in preference to any declaration or payment of dividends on common stock, payable when, as, and if declared by the Board of Directors. Holders of Series H convertible preferred stock are entitled to receive cumulative dividends in preference to any declaration or payment of dividends on common stock at the rate of six percent per annum, compounded quarterly, which equates to $0.3995 per share, payable when, as, and if declared by the Board of Directors, upon conversion into

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

7.	Convertible Preferred Stock and Stockholders’ Deficit (continued)

common stock, or upon certain liquidation events. Although no dividends have been declared, we have recorded the liquidation value of $4,857 for these dividends through June 30, 2010 by increasing the carrying value of the Series H convertible preferred stock and reducing additional paid-in capital, or in the case where we have no remaining additional paid-in capital, we have increased our deficit accumulated in the development stage.

Liquidation Preference: Upon our liquidation, dissolution, or winding up, either voluntarily or involuntarily, each series of convertible preferred stock, except Series E, are entitled to a liquidation preference plus declared but unpaid dividends. The Series H preferred stock has a liquidation preference senior to Series A through Series G-2 preferred stock. The Series G-1 and G-2 preferred stock have a liquidation preference on parity with the Series F preferred stock and both have a liquidation preference senior to Series A through Series E preferred stock. The Series E preferred stock has preference over all series other than Series F, Series G-1 and G-2, and Series H. Series A through Series D have equal preference after distribution to Series G-1 and G-2, Series F, Series E, and Series H. The preferred stock is not participating.

Voting: The holders of each series of convertible preferred stock has the right to one vote for each share of common stock into which such preferred stock could then be converted, exclusive of dividends.

Redemption: The convertible preferred stock is not redeemable by us or at the option of the preferred stockholders.

Series H Convertible Preferred Stock: During 2007, we issued certain rights to purchase Series H preferred stock for $6.5066 per share, with such purchases to occur when technology milestones were achieved in 2008 and 2009. The fair value of the purchase rights was estimated to be $3,905 upon their issuance in 2007 and was recorded as a reduction to the carrying value of Series H preferred stock and as a long-term liability that would convert to preferred stock as purchases occurred under the purchase rights. At each subsequent reporting date, the fair value of any remaining purchase rights was recalculated and any change in fair value was recorded as a component of other income (expense). As of December 31, 2008, the fair value of the remaining purchase rights was determined to be nil, as future milestones were deemed to be unachievable within scheduled timeframes. As such, we reclassified the remaining fair value of $1,140 to increase the carrying value of the Series H preferred stock. For the years ended December 31, 2007 and 2008, the change in fair value of the purchase rights liability resulted in $47 of expense and $2,812 of income, respectively. The fair value of the remaining purchase rights liability as of December 31, 2009 was also determined to be nil. All purchases under the purchase rights were completed as of June 2, 2010.

During June 2010, we completed the sale of 1,075,831 shares of Series H convertible preferred stock for net proceeds of approximately $7,484, including $484 in proceeds from the Series H convertible preferred stock escrow fund. The Series H convertible preferred stock was sold at a price per share below the estimated fair value of our common stock. Accordingly, we recorded a deemed dividend on the Series H convertible preferred stock of $692, which is equal to the number of shares of Series H convertible preferred stock sold multiplied by the difference between the estimated fair value of the underlying common stock and the Series H conversion price per share. The deemed dividend has been recognized as an adjustment to the net loss attributable to common stockholders since the preferred stock is convertible, but is not mandatorily redeemable.

Limitations on Ability to Declare Dividends and Certain other Transactions: Under the terms of our various debt, facility lease, and other agreements, we are subject to certain limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make specified investments, and engage in merger, consolidation, or asset sale transactions, among other restrictions.

Preferred Stock Warrants: In conjunction with the issuance of certain of our notes payable, we issued warrants to purchase shares of Series E and Series F convertible preferred stock; see Note 4 — Notes Payable regarding terms of those warrants.

In conjunction with the issuance of certain notes payable that were converted into Series H preferred stock during 2007, we issued warrants to purchase 153,692 shares of Series H convertible preferred stock with an exercise price of $6.5066 per share. These warrants are exercisable and expire December 7, 2012, if not exercised. The value of these warrants was calculated to be

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

7.	Convertible Preferred Stock and Stockholders’ Deficit (continued)

$365, which was recorded as interest expense when issued in 2007. Additionally, after allocating the proceeds, we determined the notes payable contained a beneficial conversion feature of $365 which was also included in interest expense in 2007.

Common Stock Warrants: Holders of Series H convertible preferred stock received warrants to purchase our common stock at the rate of one common warrant for every five Series H shares purchased. The warrants are exercisable at $6.5066 per share, contain a cashless exercise feature, and expire December 7, 2012, if not exercised. In conjunction with the issuance of Series H convertible preferred stock, we issued warrants to purchase up to 466,108, 614,760, 153,692, and 215,165 shares of common stock during 2007, 2008, and 2009 and the six months ended June 30, 2010, respectively. The values of these warrants were calculated to be $210, $295, $200, and $840 at their respective issuance dates and were recorded as additional paid-in capital and a reduction to the carrying value of the Series H convertible preferred stock. As of June 30, 2010, we had outstanding warrants to purchase 1,449,725 shares of our common stock, all of which are exercisable and expire in December 2012 unless exercised earlier.

Non-Voting Common Stock: Holders of non-voting common stock are entitled to the same rights as holders of common stock, except they are not entitled to any voting rights.

Common Stock Reserved for Issuance: The following number of common shares were reserved for future issuance:

	December 31,	June 30,
	2009	2010

Conversion of preferred stock	14,929,713	14,929,713
Warrants for preferred stock	289,851	289,851
Warrants for common stock	1,449,726	1,449,726
Exercise of issued stock options	1,563,214	1,560,500
Exercise of stock options available for grant	778,838	778,838
Conversion of long-term notes payable and accrued interest	3,124,041	3,191,295

	22,135,383	22,199,923

8.	Stock-Based Compensation

Our 2001 Stock Option/Stock Issuance Plan (the “Plan”) was adopted effective May 16, 2001. The Plan provides for awards of incentive and non-qualified stock options to purchase up to 3,185,267 shares of our common stock. The option price per share must be at least 85% of the fair market value of our common stock on the date of grant and the term of the option may not exceed ten years. Option vesting is determined by the Board of Directors upon each grant and is generally over a five-year period. All options are immediately exercisable upon grant and are subject to repurchase by us at the exercise price in the event an employee terminates service prior to being vested.

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

8.	Stock-Based Compensation (continued)

Activity under the Plan is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (years)	Value

Balance at December 31, 2007	988,000	$ 1.03
Granted	643,500	$ 1.40
Cancelled	(21,000)	$ 1.14

Balance at December 31, 2008	1,610,500	$ 1.17
Granted	50,000	$ 1.80
Cancelled	(109,786)	$ 1.24

Balance at December 31, 2009	1,550,714	$ 1.19	6.54	$4,466

Exercised	(214)	$ 1.40

Balance at June 30, 2010	1,550,500	$ 1.19	6.04	$9,939

Vested at June 30, 2010	956,300	$ 1.05	4.84	$6,264

All options outstanding under the Plan as of December 31, 2009 and June 30, 2010 were exercisable and no options have expired since inception of the Plan.

At December 31, 2009 and June 30, 2010, we had approximately $521 and $445, respectively, of total unrecognized compensation costs related to unvested employee options that is expected to be recognized over a weighted average period of 3.71 and 3.21 years, respectively.

No tax benefits arising from stock-based compensation have been recognized in the consolidated statements of operations through June 30, 2010.

The fair value of options vested during the years ended December 31, 2007, 2008, and 2009 was $99, $111, and $198, respectively.

No grants to employees were made in 2007, 2009, or during the six month ended June 30, 2010. For the year ended December 31, 2008, we made one grant of options for which the fair value was estimated to be $1.07 per share based on the following valuation assumptions: Assumed risk-free interest rate of 2.82 percent; Assumed volatility of 88.8%; Expected option life of 6.5 years; and Expected dividend yield of zero percent.

The assumed risk-free interest rate was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The assumed volatility was calculated from the historical market prices of a selected group of publicly traded companies considered to be our peers. We used peer group data due to the fact that we have no historical trading data. The expected option life was calculated using the simplified method under the accounting standard for stock compensation and a ten-year option expiration. The simplified method is used since we believe our option activity as a public company will differ from that of our own historical experience. The expected dividend yield of zero reflects that we have not paid cash dividends since inception and do not intend to pay cash dividends in the foreseeable future.

During 2009, consultants were granted options to purchase 50,000 shares of common stock. During 2008 and the six months ended June 30, 2010 we did not grant options to consultants. Awards to consultants resulted in stock compensation expense of $2, $2, $30, $0, $82, and $225 during the years ended December 31, 2007, 2008, and 2009 and the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010, respectively. The fair value of these awards was determined using the Black-Scholes model with the following assumptions: Assumed risk-free interest rate of 2.4% to 3.4%; Assumed volatility of 78% to 80%; Expected option life of 5.8 to 6.3 years; and Expected dividend yield of 0%.

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

8.	Stock-Based Compensation (continued)

Prior to establishment of the Plan, we had issued non-qualified options to purchase common stock to certain employees and consultants under similar terms to those issued under the Plan. Options to purchase a total of 577,500 shares were issued. Through June 30, 2010, a total of 492,000 shares have been purchased at a weighted average purchase price of $0.15 per share, a total of 75,500 shares have been forfeited, and a total of 10,000 shares with a weighted average exercise price of $0.25 per share and a weighted average remaining life of 0.70 years remain outstanding.

Historically, the fair value of our common stock has been determined contemporaneously by our Board of Directors on the date of grant. At the time of the issuances of stock options, we believed our estimates of the fair value of our common stock were reasonable and consistent with methods outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation and our understanding of how similarly situated companies in our industry were valued. In connection with the preparation of the financial statements necessary for inclusion in the registration statement related to this offering, we reassessed the estimated fair value of our common stock for financial reporting purposes for all of 2009 and incorporated our conclusions into our contemporaneous valuation as of June 2010. The reassessment included both the determination of the appropriate valuation models and related inputs. As a result of the greater clarity available to us to define likely outcomes and the proximity to a liquidity event (i.e., an initial public offering), we concluded that the probability weighted expected return, or PWERM, model was more appropriate than our previously used option pricing method and provided a more refined estimate of the likely value of our common stock. As such, we have applied the PWERM model to reassess our common stock valuations for 2009 and to calculate our common stock valuations for 2010. The type and timing of each potential liquidity event for the June 30, 2010 valuation was heavily influenced by the commencement of the initial public offering process while the December 31, 2009 valuation was based on our best estimate of type and timing of liquidity event at that time. Since we had no significant corporate milestones during 2009, we have ratably increased our common stock valuation from January 1, 2009 to December 31, 2009 to recognize our steadily increasing value as we approach our initial public offering. During 2010, since we again had no significant corporate milestones, we ratably increased our common stock valuation from January 1, 2010 to June 30, 2010 to allocate the change in valuation between December 31, 2009 and June 30, 2010.

9.	Retirement Plan

During 2003 we adopted a qualified 401(k) profit sharing plan (the “401(k) Plan”) for the benefit of our employees. Employees are eligible to participate in the 401(k) Plan the month following hire and may defer up to 25% of their total compensation, up to the maximum allowed under IRS regulations, on an annual basis. We are required to match 25% of an employee’s deferral amount, up to a maximum of four percent of the employee’s compensation. We may, at our discretion, make additional contributions. Employees are immediately vested in the employer matching contributions. Our contributions to the 401(k) Plan were $22, $27, $28, $14, $9, and $156 for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 through June 30, 2010, respectively.

10.	Commitments and Contingencies

We have licensed certain patents and other intellectual property rights related to the composition and coating of our bioresorbable stent and our other biomaterial products. Terms of these licenses include provisions for royalty payments on any future sales of products, if any, utilizing this technology. The amount of royalties varies depending upon type of product, use of product, stage of product, location of sale, and ultimate sales volume, and ranges from a minimum of approximately $70.00 per unit to a maximum of approximately $100.00 per unit sold. Additionally, in the event we receive certain milestone payments related to this technology, the licenses require that 20% of the milestone amount be paid to the licensors.

Additional terms of the technology licenses include annual licensing payments of $150 in 2008 and $175 in 2009 and annually thereafter until the underlying technology has been commercialized. Terms of the licenses also include other payments to occur during commercialization that could total $2,550; payment of $350 upon a change in control of ownership; and payment

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

10.	Commitments and Contingencies (continued)

of patent filing, maintenance, and defense fees. The license terms remain in effect until the last patent expires or ten years after commercialization.

In July 2010, we amended the technology licenses so that they remain in effect until the last patent expires. In addition, the amended agreements contain minimum royalties that escalate over the first seven years subsequent to first product sale and continue through the term of the agreement.

In connection with our development activities, we periodically enter into contracts with consultants and vendors. These contracts are generally cancelable with 30 days’ written notice. As of December 31, 2009, the minimum future payments on these contracts totaled $132.

We currently lease our office facilities under a non-cancelable operating lease that expires in August 2011. We recorded rent expense of $273, $320, $394, $196, $204, and $2,710 for the years ended December 31, 2007, 2008, and 2009 and the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) through June 30, 2010. Future minimum payments under the lease as of December 31, 2009 total $333 in 2010 and $229 in 2011.

11.	Related Parties

Our related parties include the members of our Board of Directors and investors with 5% or more of our outstanding securities. As of December 31, 2009, our related parties collectively represent 64% of our outstanding voting stock.

In October 2004, we entered into several agreements with a strategic partner that arranged for, among other things, equity and debt financings to us. The terms of the agreements had also provided the strategic partner an option to acquire us if and when we completed certain technical milestones; the acquisition option was suspended in December 2007 with the possibility to reinstate the option on December 7, 2010 if we do not complete an initial public offering under a registration statement filed with the U.S. Securities and Exchange Commission covering the sale of such securities, pursuant to which we will receive a minimum of $50,000 net cash proceeds. The strategic partner divested its debt and equity interests in REVA during 2008 to an independent investor; all terms, rights, and provisions of those securities remain and were transferred to the independent investor. The acquisition option, however, remains with the strategic partner.

Exclusive of the above transactions with the strategic partner, our only related party transactions relate to our long-term debt and associated accrued interest. These amounts are disclosed in our consolidated balance sheets and statements of operations.

12.	Subsequent Events

We have evaluated all subsequent events through the filing date of this registration statement on Form S-1 with the SEC, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of June 30, 2010, and events which occurred subsequently but were not recognized in the financial statements. Except as described below, there were no other subsequent events that required recognition or disclosure in the financial statements.

Reincorporation: In July 2010, our Board of Directors approved, subject to stockholder approval, our reincorporation in Delaware.

Board of Directors: In July 2010, two directors resigned, one new director was appointed, and the chairman of our Board of Directors was appointed to also serve as our full-time chief executive officer.

Changes in Capitalization: In July 2010, our Board of Directors approved the following actions, in each case immediately prior to but contingent upon the closing of our initial public offering, subject to stockholder approval:

•	our reincorporation in Delaware. All historical financial statements and accompanying notes have been retroactively restated to reflect the effect of the reincorporation;

REVA Medical, Inc.
(a development stage company)
Notes to Consolidated Financial Statements

(in thousands, except share and per share data)
Information as of June 30, 2010 and thereafter and for the six months ended June 30, 2009 and 2010 and the period from June 3, 1998 (inception) to June 30, 2010 is unaudited

12.	Subsequent Events (continued)

•	the filing of a restated certificate of incorporation in Delaware to provide for authorized capital stock of 100,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock;

•	amendment of $3,800 of non-convertible 6.25 percent notes payable to require conversion of the notes into Series F convertible preferred stock at a rate of $3.28 per share upon the completion of an initial public offering resulting in at least $50,000 of net proceeds to us;

•	amendment of $1,750 of convertible 6.75 percent notes payable to require conversion of the notes into Series F convertible preferred stock at a rate of $3.28 per share upon the completion of an initial public offering resulting in at least $50,000 of net proceeds to us;

•	amendment of $10,000 of 2005 unsecured convertible notes and $5,000 of 2006 unsecured convertible notes to require their conversion into common stock at $6.5066 per share upon the completion of an initial public offering resulting in at least $50,000 of net proceeds to us prior to December 31, 2010; and,

•	adoption of the 2010 Equity Incentive Award Plan with 1,850,000 shares of common stock reserved for issuance.

Appendix A

APPENDIX A

We are offering CHESS Depositary Interests, or CDIs, and we will apply for the CDIs to be listed and admitted to trading on the Australian Securities Exchange, or ASX, which is expected to be the principal trading market for our CDIs following our initial public offering. CDIs are units of beneficial ownership in our shares of common stock held by the CHESS Depositary Nominees Pty Limited, or CDN, a wholly owned subsidiary of ASX. The CDIs entitle holders to dividends, if any, and other rights economically equivalent to our shares of common stock on a 10-for-1 basis, including the right to attend stockholder meetings. The CDIs are also convertible at the option of the holders into shares of our common stock on a 10-for-1 basis. CDN, as the stockholder of record, will vote the underlying shares in accordance with the directions of the CDI holders. This Appendix A sets forth additional information required by the Australian Securities and Investments Commission for listing of our CDIs on the ASX. Capitalized terms used in this Appendix A shall have the meaning ascribed to such term in the Glossary on page A-11 below.

Inteq Limited has agreed to act as our placement agent in connection with the offering of our CDIs outside of the United States to non-U.S. residents. Inteq Limited is not a registered broker-dealer in the United States nor a member of the National Association of Securities Dealers and is participating as a placement agent only with regard to securities sold outside of the United States to non-U.S. investors. Inteq Limited is not soliciting offers to buy CDIs in the United States. The placement agent is not purchasing the CDIs offered by us, and is not required to sell any specific dollar amount of CDIs, but will assist us in this offering on a “best efforts” basis with sales outside of the United States to non-U.S. residents.

ANSWERS TO KEY QUESTIONS

Who is offering CDIs under this prospectus?

REVA Medical, Inc.

What does the Company do?

The Company’s primary focus is the development, manufacture and eventual commercialization of a bioresorbable, drug-eluting stent for the treatment of coronary artery disease.

What is the offer?

The offer is the initial public offering for subscription of a minimum of           CDIs (each representing an interest in one tenth of a share of common stock) and a maximum of          CDIs (each representing an interest in one tenth of a share of common stock). The Company will apply for its CDIs to be quoted on ASX within seven days of lodging a prospectus with ASIC. The Company’s securities will not trade on any other securities exchange upon consummation of the offering.

What is the purpose of the offer?

The purpose of the offer is to:

•	assist the Company in funding its human clinical trials, research and development activities and building of its commercialization infrastructure; and

•	achieve a listing on ASX, broaden the stockholder base and provide a market for shares in the Company.

What is the offer price?

The offer price is A$      per CDI (equivalent of A$      per share of common stock).

What is the minimum/maximum application under the offer?

Applications must be for a minimum of 2,000 CDIs (A$       ) (being equivalent to 200 shares). Applications in excess of the minimum number of shares must be in multiples of 1,000 CDIs (A$       ) (being equivalent to 100 shares). There is no maximum amount that may be applied for under the offer. However, the Company and the placement agent reserve the right to treat Applications in excess of A$100,000 as part of the Institutional Offer. The Company, in consultation with the placement agent with respect to non-U.S. purchasers, reserves the right to reject any Application or to allocate a lesser number of CDIs than that which is applied for.

Who is eligible to participate in the offering?

Retail investors who are resident in Australia and New Zealand as well as institutional investors in Australia, the United States and certain other jurisdictions as determined by the Company and the placement agent. All retail Applicants must have an eligible residential address in Australia or New Zealand.

How do the shares compare to shares in an Australian company?

The shares represented by the CDIs are shares of common stock in REVA Medical, Inc. which is a U.S. company. As a result, there are certain differences between the Company’s shares and ordinary shares which are typically issued by Australian incorporated public companies.

What are CDIs?

The electronic transfer system used on ASX, known as CHESS, cannot be used directly for the transfer of securities of foreign companies. To enable companies such as the Company to have their securities cleared and settled electronically through CHESS, depositary instruments called CHESS Depositary Interests, or CDIs, are issued. CDIs confer beneficial interests in securities traded on ASX. CDI holders receive all of the economic benefits of actual ownership of the underlying shares. Each share subscribed for under the offer will represent ten CDIs. A more detailed description of the CDIs is set out in “Details of the Offering” below.

Will I receive shares of common stock or CDIs?

If you are a non-U.S. investor and apply for shares, you will receive your shares in the form of CDIs (which will trade on ASX). If you are a U.S. investor, you have the option to receive shares of common stock or CDIs (shares of common stock will not trade on ASX).

When can I trade the CDIs?

The Company will apply for its CDIs to be quoted on ASX. Trading of CDIs on ASX is expected to commence on          .

What are the expected proceeds of the offer?

The minimum amount to be raised under the offer is A$70,000,000 (prior to deduction for fees and costs associated with the offer). However, the Company in consultation with the placement agent reserves the right to accept Applications for up to a further A$14,000,000 by way of oversubscriptions.

Is the offer underwritten?

The offer is not underwritten.

What are the key dates of the offer?

•	The offer opens on ;

•	The offer closes at 5:00 p.m. (Australian Eastern Daylight Time, or AEDT) on on a deferred settlement basis;

•	The shares, in the form of CDIs, are expected to commence trading on ASX on ;

•	Holding statements are expected to be sent on or about ; and

•	Normal settlement trading in CDIs is expected to commence on .

These dates are indicative only. The Company and placement agent reserve the right to vary the dates and times of the offer, which includes closing the offer early or extending the close of the offer, without notifying any recipients of a prospectus or any Applicants.

What makes the Company an attractive investment?

The Company’s management believes the investment in the Company is attractive because it offers investors an opportunity to become a stockholder in a company that:

•	is developing bioresorbable, drug-eluting stents which the Company’s management believes will offer a proprietary approach to treating coronary artery disease;

•	is developing products for a large and growing market;

•	has patent protected core technology; and

•	has a highly experienced Board and management team.

What are the key risks of investing in the Company?

The following are some of the potential risks associated with an investment in the Company:

•	the Company has a history of net losses and may never achieve profitability;

•	the Company has not yet received the required regulatory approvals to market any products;

•	the Company’s dependence on its lead product candidate, the ReZolveTM stent;

•	the Company’s human clinical trials may not be successful;

•	if approved, the ReZolveTM stent may not achieve market acceptance;

•	the Company’s products may not be approved for commercial sale;

•	the Company may be unable to obtain, maintain and enforce its intellectual property protection rights;

•	claims that the Company’s current or future products infringe or misappropriate the intellectual property rights of others; and

•	the Company may not be able to obtain funding for its business operations.

A full discussion of the risks and uncertainties of purchasing the Company’s securities is set forth in the Section entitled “Risk Factors” in the Prospectus.

What are the costs of the offer and who is paying them?

The offer costs include the placement agent fees and the legal, accounting, advisory and other costs associated with the pre-offer structuring of the proposed offer and the production of the offer documentation. As of          , 2010, these costs were estimated to be A$      million. The Company is paying these costs from the proceeds of the offer.

Are there any brokerage, commission or stamp duties payable by Applicants?

No. Brokerage, commission or stamp duties are not payable by Applicants on acquisition of shares under the offer.

What are the taxation implications of investing in the Company?

The taxation implications of investing in the Company will depend on the investor’s individual circumstances. Applicants should obtain their own tax advice prior to applying for shares.

Will I receive dividends?

The Company is a pre-revenue company working towards obtaining the necessary regulatory approvals to commercialize its technology. The Company has not declared or paid any cash dividends and does not currently anticipate paying any dividends on shares in the foreseeable future. However, the Company has previously declared stock dividends on preferred stock which will convert to shares of common stock prior to the offering.

How do I apply for shares?

You may apply for CDIs as set forth in the section entitled “Details of the Offering” below by submitting the relevant Application Form.

What is the allocation policy?

The Company, in consultation with the placement agent with respect to non-U.S. purchasers, will determine the allocation of CDIs among Applicants, under the Broker Firm Offer, the General Public Offer and the Institutional Offer, each as described under “Details of the Offering” below. The Company has absolute discretion regarding the basis of allocation of CDIs, and there is no assurance that any Applicant will be allocated any CDIs, or the number of CDIs for which the Applicant has applied.

When will I receive confirmation that my Application has been successful?

Holding statements, confirming Applicant’s allocations under the offer, are expected to be delivered to stockholders on or around          ,with the CDIs expected to commence trading on ASX on          .

Why have I received a U.S. Prospectus?

The Company is registering the CDIs and shares of common stock represented by CDIs in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.

Once registered with the U.S. Securities and Exchange Commission, the Company’s shares sold in this offering will be freely transferable without restriction under federal securities laws, unless purchased by our affiliates or otherwise subject to a lock-up agreement. The Company is not taking any steps to register the CDIs and shares of common stock under state securities laws.

How can I obtain further information?

By reading the Prospectus in its entirety (no other source of information is endorsed by the Company or the placement agent). For advice on the offering, you should contact your accountant, stockbroker or other professional advisor. If you require assistance or additional copies of this Prospectus, you should contact REVA Medical, Inc. at          (from within Australia) or          (from outside Australia).

DETAILS OF THE OFFERING

Offering description

This is the Company’s initial public offering. The Company is offering for subscription           CDIs (or the equivalent of           shares of common stock) to raise A$70,000,000. However, the Company in consultation with the placement agent reserves the right to accept Applications for up to further          CDIs (or the equivalent of          shares of common stock), to raise A$14,000,000 by way of our subscriptions.

The Company is incorporated in the United States, and the Company’s shares of common stock will trade on ASX as CDIs, with each CDI representing a beneficial interest in one-tenth of a share of common stock. The shares of common stock underlying the CDIs will rank equally with the shares of common stock currently on issue in the Company. Further information about CDIs is set out in the Prospectus under “Description of Capital Stock.”

The CDIs are being offered at an issue price of A$      per CDI, which equates to A$      per share.

The Company is seeking quotation of the CDIs on ASX. The Company is not currently seeking a listing of its shares on any stock exchange in the United States or Australia.

Timetable	Anticipated Date

Prospectus lodged with ASIC

Offering Closing Date

Allotment and issue of shares under the offering

Expected date for delivery of holding statements

Expected date for shares to commence trading on ASX on a deferred settlement basis

Expected date for mailing of holding statements

CDIs commence trading on ASX on a normal T+3 basis

The above timetable is indicative only. All times are AEDT. The Company, in consultation with the placement agent, reserves the right to vary the dates and times set out above subject to the Corporations Act and other applicable laws. In particular, the Company reserves the right to extend the closing date of the offering or accept late Applications without notifying any Applicants. Investors who wish to submit an Application are encouraged to do so as soon as practicable after the offering commences.

Oversubscriptions

The Company may accept oversubscriptions under the offering of up to a further A$14,000,000 through the issuance of up to an addition           CDIs at an issue price of A$      per CDI. The maximum amount which may be raised in the offering is A$84,000,000.

Minimum subscription

The minimum subscription which is being sought under the offering is A$70,000,000 representing          shares issued in respect of CDIs at A$      per share (equivalent to           CDIs at A$      per CDI). At an exchange rate of A$1.00 = US$0.90, the minimum subscription is equivalent to in excess of $      net of the offering costs. The exchange rate to be used will be the official exchange rate published by the Reserve Bank of Australia at 4 p.m. AEDT on the date of pricing of the offering.

If this minimum subscription is not obtained within two months after the date of this prospectus, the Company will repay all Application Monies in full without interest or issue a supplementary or replacement Prospectus and allow Applicants one month to withdraw their Applications and be repaid their Application Monies in full without interest.

The offering is not underwritten.

Inteq Limited has agreed to act as the Company’s placement agent in connection with the offering of CDIs outside of the United States to non-U.S. residents. The placement agent is not purchasing CDI’s offered by the Company, and is not required to sell any specific number or dollar amount of CDIs, but will assist the Company in this offering on a best efforts basis with sales outside of the United States to non-U.S. residents. The Company has agreed to pay the placement agent a cash fee equal to A$      and to reimburse the placement agent for its reasonable expenses.

Offering structure

The offering comprises the Retail Offer which includes:

•	the Broker Firm Offer, which is open to Australian resident retail investors who have received a firm allocation from their broker;

•	the General Public Offer which is open to retail investors resident in Australia and New Zealand; and

•	the Institutional Offer, which consists of an invitation to certain institutional investors in Australia, New Zealand, the United States and certain other overseas jurisdictions to apply for shares under the Prospectus.

The Company and the placement agent reserve the right to aggregate any Applications which they believe may be multiple Applications from the same person.

Retail Offer

Minimum Application

Applicants under the Retail Offer must apply for a minimum of 2,000 CDIs (equivalent to 200 shares) (A$       ) and in multiples of 1,000 CDIs (equivalent to 100 shares) (A$       ) thereafter. There is no maximum value of shares which may be applied for under the Retail Offer. However, the Company and the placement agent reserve the right to treat Applications in excess of A$100,000 as part of the Institutional Offer.

Broker Firm Offer

The Broker Firm Offer is only open to Australian resident retail investors who have received a firm allocation from their broker. Broker Firm Applicants must deliver their Application Forms and Application Monies in accordance with their broker’s directions in order to receive their firm allocation.

General Public Offer

The General Public Offer is only open to retail investors resident in Australia and New Zealand and does not include the Broker Firm Offer. The Company, in consultation with the placement agent, reserves the right in its absolute discretion to issue no CDIs to Applicants under the General Public Offer.

How do I apply under the Retail Offer?

This section describes how to apply for CDIs under the Retail Offer.

Have you used the right Application Form?

The table below sets out which Application Form an Applicant should use. When you apply for CDIs, make sure you use the correct Application Form. The Application Forms accompany the Prospectus. Application Forms must be completed in accordance with the accompanying instructions.

	Type of		Amount of Allocation
Applicant	Application Form	Instructions	or Allotment

Broker Firm Offer Applicants	Please contact your broker	Deliver your Application Form and Application Monies with the broker from which you received a firm allocation, in accordance with that broker’s directions. You must apply for a minimum value of 2,000 CDIs (equivalent to 200 shares) (A$ ) and in multiples of 1,000 CDIs (equivalent to 100 shares) (A$ ) thereafter.	Broker Firm Offer firm allocation.

All other Applicants	Blue Application Form delivered with the Prospectus	Deliver your Application Form and Application Monies at the address set out below. You must apply for a minimum value of 2,000 CDIs (equivalent to 200 shares) (A$ ) and in multiples of 1,000 CDIs (equivalent to 100 shares) (A$ ) thereafter.	The allotment of any shares is subject to the discretion of the Company and the placement agent.

Have you attached your check(s) or bank draft(s) for the right Application Monies?

Check(s) or bank draft(s) must be:

•	in Australian currency;

•	drawn on an Australian branch of a financial institution;

•	crossed “Not Negotiable;” and

•	made payable:

•	for Applicants in the General Public Offer — to “REVA Medical, Inc. — Subscription Account;” or

•	for Applicants in the Broker Firm Offer — in accordance with the directions of the broker from whom you received a firm allocation.

Applicants should ensure that sufficient funds are held in the relevant account(s) to cover your check(s). If the amount of your check(s) for Application Monies (or the amount for which those checks clear in time for the allocation) is insufficient to pay for the amount you have applied for in your Application Form, you may be taken to have applied for such lower amount as your cleared Application Monies will pay for (and to have specified that amount in your Application Form), or your Application may be rejected.

Address to deliver your Application Form and check(s):

For Applicants in the General Public Offer, return your Application Form and check(s):

By hand delivery or mail to:

REVA Medical, Inc. CDI Offer

For Applicants under the Broker Firm Offer, contact your broker for information about how to submit your Application Form and for payment instructions. It is your broker’s responsibility to ensure that your Application Form and Application Monies are submitted before 5:00 p.m. AEDT on the closing date for the Retail Offer. The Company, the placement agent and the Share Registry take no responsibility for any acts or omissions committed by your broker in connection with your Application. The Company reserves the right to reject any Application which is submitted by a person whom they believe is ineligible to participate in the Broker Firm Offer.

Institutional Offer

The Institutional Offer is only open to certain qualifying institutional investors and is being managed by the placement agent with respect to non-U.S. purchasers. Further details of how to participate will be provided to participants by the placement agent.

Discretion regarding the offering

The Company reserves the right not to proceed with the offering at any time before the allocation of CDIs under the offering. If the offering does not proceed, Application Monies received by the Company will be refunded in full (without interest). The Company takes no responsibility for Application Monies paid to the placement agent until these are received by the Company.

The Company, in consultation with the placement agent, also reserves the right to close the offering early, to accept late Applications, or extend the offering without notifying any recipient of this prospectus or any Applicant.

Allocation policy

The Company expects to announce the allocation of shares under the Retail Offer on or about          . Applicants under the Retail Offer will be able to call the Company’s Offering Information Line on           to confirm their allocation. Applicants who sell shares before receiving an initial holding statement do so at their own risk, even if they have obtained details of their holding from their broker. The basis of allocation of shares under the offering will be determined by the Company, in consultation with the placement agent with respect to non-U.S. purchasers, at its absolute discretion subject to any firm allocations under the Broker Firm Offer. Certain Applicants nominated by them may be given preference in allotment of shares. The Company, in consultation with the placement agent, may reject an Application or allocate a lesser amount of shares than those applied for at its absolute discretion.

Application Monies

All Application Monies will be held by the Company on trust in a separate bank account until securities are issued to successful Applicants.

Application Monies will be refunded in Australian dollars to the extent that an Application is rejected or scaled back, or the offering is withdrawn. No interest will be paid on refunded amounts. The Company will retain any interest earned on Application Monies.

Allotment

Subject to ASX granting approval for the Company to be admitted to the Official List, the Company will issue securities to successful Applicants as soon as practicable after the closing date of the initial public offering.

Rights attaching to CDIs

The Company is incorporated in the state of Delaware in the United States, which does not recognize the CHESS system of holding securities or electronic transfer of legal title to shares. Therefore, the Company’s shares will trade as CDIs on ASX. CDIs are traded in a manner similar to shares.

CDIs will be held in uncertificated form and settled/transferred through CHESS. No share certificates will be issued to CDI holders. Stockholders cannot trade their shares on ASX without first converting their shares into CDIs.

Each CDI represents one-tenth of an underlying share. The main difference between holding CDIs and shares is that CDI holders hold the beneficial ownership in the shares instead of legal title. CHESS Depositary Nominees Pty Ltd., or CDN, holds the legal title to the underlying shares. The shares underlying the CDIs will be registered in the name of CDN and will be held on behalf of and for the benefit of the CDI holder. CDIs will be CHESS-approved from the date of official quotation in accordance with the ASX Listing Rules and the ASTC Settlement Rules.

The rights attaching to shares and CDIs are summarized in the Prospectus under “Description of Capital Stock.”

Holders of CDIs can choose to have their CDIs converted to a direct holding of shares. However, if they do so they will no longer be able to trade their CDIs on ASX. Similarly, subject to any restrictions under applicable law, holders of shares may choose to convert their shares to CDIs to enable them to trade on ASX.

ASX listing

No later than seven days after the date of a prospectus is lodged with ASIC, the Company will apply to ASX for admission to the Official List and for the CDIs to be granted official quotation by ASX.

The fact that ASX may admit the Company to the Official List and grant official quotation of the CDIs is not to be taken in any way as an indication of the merits of the Company or the shares offered for subscription under this Prospectus. ASX takes no responsibility for the contents of this prospectus. Quotation of CDIs, if granted, will commence as soon as practicable after the issue of holding statements to successful Applicants.

It is the responsibility of Applicants to determine their allocation prior to trading in the CDIs. Applicants who sell CDIs before they receive confirmation of their allotment will do so at their own risk.

If permission for quotation of the CDIs is not granted within three months after the date of this prospectus, all Application Monies will be refunded without interest as soon as practicable.

Brokerage, commission and handling fees

No brokerage, commission or stamp duty is payable by Applicants on the acquisition of CDIs under the offering.

Brokerage and/or handling fees on Application for shares will be payable to member firms of the ASX or licensed investment advisers on such Application Forms bearing their codes and accepted by the Company. Any such brokerage or handling fees will be paid by the placement agent out of its placement agent fee. Please see “Plan of Distribution” in the Prospectus for details of the fees and commission payable to the placement agent.

Overseas distribution

No action has been taken to register or qualify the offering of shares under the Prospectus, or otherwise to permit a public offering of shares, in any jurisdiction outside Australia, New Zealand and the United States.

Offering only made where lawful to do so

The distribution of the Prospectus in jurisdictions outside Australia, New Zealand and the United States may be restricted by law. The Prospectus does not constitute an offer in any place in which, or to whom, it would not be lawful to make such an offer. Persons into whose possession this document comes should inform themselves about and observe any restrictions on acquisition or distribution of the Prospectus. Any failure to comply with these restrictions may constitute a violation of securities laws.

Overseas ownership and resale representation

It is the responsibility of all Applicants to ensure compliance with all laws of any country relevant to their Application. The return of a duly completed Application Form will be taken by the Company to constitute a representation and warranty made by the Applicant to the Company that there has been no breach of such laws and that all necessary consents and approvals have been obtained.

Taxation

The taxation consequences of any investment in shares will depend on the investor’s particular circumstances. It is the responsibility of potential investors to make their own enquiries concerning the taxation consequences of an investment in the Company. If you are in doubt as to the course you should follow, you should seek your own professional advice.

Investor inquiries

This Prospectus provides information for potential investors in the Company, and should be read in its entirety. If, after reading this Prospectus, you have any questions as to whether the shares are a suitable investment for you or how to subscribe for shares under this offering, please consult your broker or other professional adviser.

Additional copies of the Prospectus are available to Australian investors at the placement agent’s website: www.inteq.com.au.

Additional copies of the Prospectus or further advice on how to complete the Application Form can be obtained by telephoning or visiting:

Inteq Limited
Level 6, 175 Macquarie Street
Sydney, NSW 2000
Tel: +61 2 9231 3322
www.inteq.com.au

GLOSSARY

In this Appendix, the following terms and abbreviations have the following meanings:

AEDT	Australian Eastern Daylight Time

Applicant	A person who submits a valid Application Form

Application	A valid application to subscribe for shares under the offering, which will be issued to investors outside the United States in the form of CDIs

Application Form	The application form for investors to apply for CDIs or shares of common stock under the offering, which will be issued to investors outside the United States in the form of CDIs

Application Money	The money submitted by Applicants in respect of their Applications

Application Period	The period between the opening and closing date of the offering

ASIC	The Australian Securities and Investments Commission

ASTC	ASX Settlement and Transfer Corporation Pty Limited (ABN 49 008 504 532)

ASTC Settlement Rules	The settlement rules of the operating facility provided by ASTC

ASX	The Australian Securities Exchange, ASX Limited (ABN 98 008 624 691) or the securities market it operates, as the context requires

Broker Firm Offer	An offer open to Australian resident retail investors who have received a firm allocation from their broker

CDI	A CHESS Depository Interest in one-tenth of a share of common stock

CDN	CHESS Depositary Nominees Pty Ltd (ABN 75 071 345 506)

CHESS	The Clearing House Electronic Sub-Register System of share transfers operated by ASTC

CHESS Depositary Interest	A security interest as defined in the ASTC Settlement Rules

Company	REVA Medical, Inc.

Corporations Act	The Australian Corporations Act 2001 (Cth)

General Public Offer	An offer open to retail investors resident in Australia and New Zealand that does not satisfy the requirements for a Broker Firm Offer

Institutional Offer	An offer to certain qualifying institutional investors in Australia, New Zealand, the United States and certain other overseas jurisdictions

Listing Rules	The Official Listing Rules of the ASX

Official List	A list of companies approved for listing by the ASX

Prospectus	The prospectus to be used with respect to the offering of our CDIs or shares inside the United States or to U.S. residents of which this Appendix is a part

Retail Offer	Includes the Broker Firm Offer, the General Public Offer and the Institutional Offer

Share Registry

CDIs

          CDI Minimum

          CDI Maximum

Representing Common Shares

          Shares Minimum

          Shares Maximum

PROSPECTUS

Until          , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than placement agent fees, all of which will be paid by us. All of the amounts are estimated except the SEC registration fee.

Amount to be paid

SEC registration fee	$5,704
Printing and mailing	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue sky fees and expenses	*
Transfer agent and registrar	*
Miscellaneous	*

Total	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon completion of the offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article 12 of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, or law.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

We have issued the following securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act. The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D and the other rules and regulations promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions.

•	In May 2007, we issued and sold convertible promissory notes in the aggregate principal amount of $5,000,000 and warrants to purchase an aggregate of 153,692 shares of Series H preferred stock at an exercise price of $6.50 per share to investors in a bridge loan financing transaction completed in a series of closings. In December 2007, these notes, including the approximate $163,830 in accrued interest, were converted into an aggregate of 793,629 shares of our Series H preferred stock. In addition, at the time of the note conversion, we issued warrants to these noteholders to purchase an aggregate of 158,726 shares of our common stock at an exercise price of $6.50 per share.

•	From December 2007 to June 2010, we issued an aggregate of 6,454,986 shares of Series H preferred stock for a purchase price of approximately $6.50 per share and warrants to purchase an aggregate of 1,290,999 shares of our common stock at an exercise price of approximately $6.50 per share to investors in a private placement transaction completed in a series of closings, for aggregate gross proceeds of approximately $42.0 million.

•	In April 2010, we exercised a right of first refusal to acquire an aggregate of 461,071 shares of Series H preferred stock and warrants to purchase an aggregate of 92,214 shares of our common stock for a total purchase price of $550,000 from certain affiliates of Pequot Capital Management. We purchased these shares solely to facilitate their sale to certain of our existing stockholders because we did not have sufficient time to assign our right of first refusal to them and subsequently administered the sale of these securities before expiration of the right of first refusal. Following our purchase, we sold these shares at the same purchase price to certain of our existing stockholders.

•	Prior to and contingent upon the consummation of our offering, we anticipate that (i) our preferred stockholders will convert an aggregate of 14,739,732 shares of our preferred stock into 14,739,732 shares of our common stock; (ii) our warrantholders will exercise preferred and common stock warrants to purchase an aggregate of 780,687 shares of our common stock; (iii) our noteholders will convert notes, with an aggregate of approximately $28,107,000 of principal and accrued interest outstanding as of June 30, 2010, into 5,528,150 shares of our common stock; and (iv) we will issue an aggregate of 746,383 shares of our common stock as cumulative dividends and an aggregate of 189,964 shares of our common stock as an anti-dilution adjustment, to certain of our stockholders.

•	From January 2007 through June 2010, we granted stock options to employees and directors under our 2001 Stock Option Plan pursuant to which the optionees may purchase up to an aggregate of 643,500 shares of common stock (net of cancellations) at a weighted average exercise price of $1.40 per share of our common stock. Each of these options is immediately exercisable.

Item 16.	Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All other schedules have been omitted because they are not applicable.

Financial Statement Schedules

All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on September 21, 2010.

REVA Medical, Inc.

By:	/s/ Robert B. Stockman
Name:     Robert B. Stockman

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

/s/ Robert B. Stockman Robert B. Stockman		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 21, 2010

/s/ Katrina Thompson Katrina Thompson		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 21, 2010

* Robert K. Schultz, Ph.D.		President and Chief Operating Officer	September 21, 2010

* Brian Dovey		Director	September 21, 2010

* Gordon E. Nye		Director	September 21, 2010

* Robert Thomas		Director	September 21, 2010

*By:	/s/ Robert Stockman Robert Stockman Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Certificate of Incorporation.*
3.2	Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.**
3.3	Bylaws.*
3.4	Amended and Restated Bylaws to be effective upon completion of this offering.
4.1	Form of Stock Certificate.**
4.2	Amended and Restated Investor Rights Agreement dated December 7, 2007, by and among REVA Medical, Inc. and the holders of our preferred stock listed on Schedule A thereto.**
5.1	Opinion of DLA Piper LLP (US) regarding the legality of the securities being registered.**
10.1	Telecom Business Center Business Lease between FSP Telecom Business Center Limited Partnership and REVA Medical, Inc. dated December 18, 2001.*
10.2	First Amendment to Telecom Business Center Business Lease between FSP Telecom Business Center Limited Partnership and REVA Medical, Inc. dated January 3, 2005.*
10.3	Second Amendment to Telecom Business Center Business Lease between ARI Commercial Properties, Inc. and REVA Medical, Inc. dated February 18, 2006.*
10.4	Third Amendment to Telecom Business Center Business Lease between ARI Commercial Properties, Inc. and REVA Medical, Inc. dated December 14, 2006.*
10.5	Fourth Amendment to Telecom Business Center Business Lease between ARI Commercial Properties, Inc. and REVA Medical, Inc. dated May 7, 2008.*
10.6	Agreement and Plan of Merger, dated October 13, 2004, by and among REVA Medical, Inc., Boston Scientific Corporation, RMI Acquisition Corp. and certain stockholder representatives set forth therein.*
10.7	Amendment No. 1 to the Agreement and Plan of Merger, dated December 7, 2007, by and among REVA Medical, Inc., Boston Scientific Corporation, RMI Acquisition Corp. and certain stockholder representatives set forth therein.*
10.8	Securities Purchase Agreement between Boston Scientific Corporation and REVA Medical, Inc. dated October 13, 2004.*
10.9	Amendment No. 1 to Securities Purchase Agreement between Boston Scientific Corporation and REVA Medical, Inc. dated December 7, 2007.*
10.10	Distribution Option Agreement, dated December 7, 2007, by and between REVA Medical, Inc. and Boston Scientific Corporation.++*
10.11	Exclusive License Agreement Number between Rutgers, The State University of New Jersey and REVA Medical, Inc. dated July 1, 2010.++
10.12	Royalty and License Agreement between Integra/LifeSciences Corporation and REVA Medical, Inc. dated February 2, 2004.++
10.13	2001 Stock Option/Stock Issuance Plan.+*
10.14	Form of Stock Option Agreement.+*
10.15	Form of Addendum to Stock Option Agreement.+*
10.16	2010 Equity Incentive Plan.+*
10.17	Form of Stock Option Agreement.+*
10.18	Form of Director and Officer Indemnification Agreement.+*
10.19	Employment Agreement, dated August 2, 2010, by and between REVA Medical, Inc. and Robert B. Stockman.+*
10.20	Engagement Letter with Inteq Limited.**
10.21	Form of CDI Subscription Application.**
21.1	List of Subsidiaries.*
23.1	Consent of Ernst & Young LLP., Independent Registered Public Accounting Firm
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).**
24.1	Powers of Attorney (included in the signature page).*

+	Management Compensation Plan

++	Confidential Treatment Request

*	Previously filed

**	To be filed by Amendment